As filed with the Securities and Exchange Commission on September 6, 2007.
Registration No. 333-138750

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3357 (Primary Standard Industrial Classification Code Number)	36-4410887 (IRS Employer Identification Number)

1530 Shields Drive
Waukegan, Illinois 60085
(847) 672-2300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

G. Gary Yetman
President and Chief Executive Officer
1530 Shields Drive
Waukegan, Illinois 60085
(847) 672-2300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
James J. Junewicz
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5257

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the registrant’s registration statement on Form S-1 amends its registration statement No. 333-138750, declared effective on February 28, 2007, to update the information in the prospectus, including the information concerning the Coleman Cable, Inc. and Copperfield, LLC financial statements for the year ended December 31, 2006 and the six months ended June 30, 2007.

PROSPECTUS

16,786,895 Shares
Common Stock

Coleman Cable, Inc. is a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the U.S. We develop our products for sale into multiple end markets, including electrical distribution, wire and cable distribution, original equipment manufacturer/government, heating, ventilation, air conditioning and refrigeration, irrigation, industrial/contractor, security/home automation, recreation/transportation, copper fabrication, retail and automotive.

This prospectus is part of a registration statement filed with the United States Securities and Exchange Commission which relates to the registration for resale of all of our currently issued and outstanding shares of common stock. The selling shareholders acquired the shares of common stock offered by this prospectus in private placements in reliance on exemptions from the registration requirements of the Securities Act of 1933. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling shareholders.

The shares of common stock to which this prospectus relate may be offered and sold from time to time directly from the selling shareholders or alternatively through underwriters or broker-dealers or agents. See “Plan of Distribution.”

Our common stock is listed on the NASDAQ Global Market under the symbol “CCIX.”

Investing in our common stock involves a high degree of risk. You should read the section entitled “Risk Factors” beginning on page 9 for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

You should only rely on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus.

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MARKET DATA

Market data used in this prospectus has been obtained from independent industry sources and publications as well as from research reports prepared for other purposes. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information you need to consider important in making your investment decision. Therefore, you should read carefully this entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, “Coleman Cable,” “Coleman,” “we,” “us,” and “our” refer to Coleman Cable, Inc., together with its subsidiaries and predecessors, but does not include Copperfield, references to “Copperfield” are to Copperfield, LLC and its subsidiaries, and references to the combined company are to pro forma combined Coleman Cable and Copperfield. All references to years made in connection with our and Copperfield’s financial information or operating results are to years ended December 31, unless otherwise indicated.

About Coleman

We are a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the United States. We supply a broad line of wire and cable products, resulting from our management of more than 22,500 manufacturing and shipping stock keeping units (“SKUs”), which enable us to offer our customers a single source for many of their wire and cable product requirements. As a result of a review of our SKU’s in December 2006, we reduced our historically reported number to those SKU’s used in the last three years. We sell our products to more than 8,300 active customers in diverse end markets, including a wide range of specialty distributors, retailers and original equipment manufacturers (“OEMs”). We believe we possess leading market shares in many of the end markets we serve largely as a result of our broad product line, brand recognition, flexible manufacturing platform and distribution capabilities, and engineering and design expertise.

Our primary product lines include industrial power cable, electronic and communication wire and cable, low voltage cable, assembled wire and cable products and fabricated bare wire products. These include highly engineered cable products to meet customer specific electrical and mechanical requirements ranging from high performance military cables designed for harsh environments, submersible cables designed for underwater environments, and flexible cables designed for aircraft boarding bridges, industrial boom lifts, and wind power turbines.

Our business currently is organized into three reportable segments: electrical/wire and cable distributors; specialty distributors and OEMs; and consumer outlets. Within these segments, we sell our products into multiple channels, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air conditioning and refrigeration (“HVAC/R”), irrigation, industrial/contractor, security/home automation, recreation/transportation, copper fabrication, retail and automotive.

We manufacture our products in six domestic facilities and supplement our production with domestic and international sourcing. We utilize a flexible manufacturing platform whereby a number of our key products can be produced at multiple facilities. We utilize sophisticated inventory modeling capabilities to provide best in class customer service through our four primary distribution centers. As a result, we have the ability to fill diverse orders with a broad array of products within 24 hours.

From 2004 to 2006, our revenues grew from $285.8 million in 2004 to $423.4 million in 2006, an increase of 48.1%. During that same period, operating income grew from $19.2 million in 2004 to $48.6 million in 2006. For the twelve months ended December 31, 2006, our revenues and operating income were $423.4 million and $48.6 million, respectively, compared to $346.2 million and $27.8 million for the twelve months ended December 31, 2005. For the six months ended June 30, 2007 our revenues and operating income were $356.4 million and $22.3 million, respectively, compared to $205.2 million and $27.0 million for the six months ended June 30, 2006.

On April 2, 2007, we completed the private offering of an aggregate principal amount of $120,000,000 of our 9 7/8% Senior Notes due 2012 that were issued subject to resale restrictions (the “Old Notes”). On September 5, 2007 we commenced an offering to exchange $120,000,000 aggregate principal amount of our 9 7/8% Senior Exchange Notes due 2012.

On April 2, 2007, we also acquired all of the equity interests of Copperfield for a total purchase price of $215.4 million, which includes (a) a reduction to the purchase price as a result of the working capital true-up adjustment of $0.5 million and (b) acquisition-related costs of $2.9 million.

Copperfield, one of the largest privately-owned fabricators and insulators of copper electrical wire and cable in the United States, has a diversified customer base and currently has over 450 customers.

In 2006, Copperfield sold more than 12.6 billion feet of insulated copper wire and cable to customers across diversified end markets including the appliance, automotive, electric motor, electrical distribution, recreational vehicle, trailer cable and welding cable sectors. Copperfield services its customers and produces over 41,000 SKUs from its strategically located facilities in Indiana, Texas and Arizona, which together represent more than one million square feet of fabrication and insulation manufacturing and warehousing capacity employing more than 560 non-union employees.

For the years ended December 31, 2006, 2005, and 2004, Copperfield generated net sales of $519.6 million, $202.1 million and $136.7 million, respectively, and net income of $15.7 million, $5.7 million and $5.1 million, respectively. The results of Copperfield have been included in our consolidated results since the date of acquisition. Copperfield has been treated as a limited liability corporation for federal and state income tax purposes. Accordingly, Copperfield’s members, rather than Copperfield itself, have been responsible for federal and substantially all state income tax liabilities arising out of Copperfield’s operations.

Corporate Information

Our principal executive offices are located at 1530 Shields Drive, Waukegan, Illinois 60085, and our telephone number is (847) 672-2300. Our web site address is www.colemancable.com.

THE OFFERING

Common stock offered by selling shareholders(1)	16,786,895 shares

Dividend policy	We do not anticipate paying cash dividends on shares of our common stock for the foreseeable future.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

Listing	Our common stock is listed on the NASDAQ Global Market under the symbol “CCIX.”

Risk factors	For a discussion of factors you should consider in making an investment, see “Risk Factors” beginning on page 9.

(1)	Less sales since February 28, 2007 of common stock pursuant to the registration statement of which this prospectus is a part, see “Selling Shareholders” for more information on the selling shareholders. Currently represents all outstanding shares of our common stock except for 1,650,000 shares of our common stock reserved for issuance pursuant to our 2006 Stock Incentive Plan, consisting of options to purchase 825,000 shares that were granted to management and certain employees upon consummation of the 2006 Private Placement and options to purchase 825,000 shares eligible for future grants.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF COLEMAN

The following table sets forth summary consolidated historical financial data as of the dates and for the periods indicated. The financial data as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements and notes thereto, which have been audited by Deloitte & Touche LLP, whose report on certain of these financial statements is included herein. The financial data for the six months ended June 30, 2006 and 2007, respectively, are derived from the unaudited historical consolidated financial statements included elsewhere in the prospectus. The results of Copperfield have been included in our consolidated results since the date of acquisition. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the year ending December 31, 2007.

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2007 and the year ended December 31, 2006 gives effect to the acquisition of Copperfield and the consummation of the Note offering and the Company’s amended and restated senior secured revolving credit facility as if it occurred on January 1, 2006 and combines the historical consolidated statement of income of Coleman for the six months ended June 30, 2007 and the year ended December 31, 2006 and the historical consolidated statement of income of Copperfield from January 1, 2007 through April 1, 2007 and the year ended December 31, 2006. Since Copperfield was acquired on April 2, 2007, their results are included in Coleman’s historical consolidated results from that date through June 30, 2007.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the acquisition and its financing been completed on the dates described above. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the acquisition. Investors are directed not to rely on pro forma net income in making investment decisions.

This information is only a summary and should be read together with “Unaudited Pro Forma Condensed Combined Financial Data” and the historical financial statements, the related notes and other financial information included or incorporated by reference herein.

The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Coleman” and our consolidated financial statements and the notes thereto included in this prospectus.

	Year Ended December 31,				Six Months Ended June 30,
				Pro Forma			Pro Forma
	2004	2005	2006	2006	2006	2007	2007
	(Dollars in thousands)

Statement of Income Data:
Net sales	$285,792	$346,181	$423,358	$916,531	$205,212	$356,414	$477,740
Cost of goods sold	240,260	292,755	341,642	801,745	164,015	311,550	421,260

Gross profit	45,532	53,426	81,716	114,786	41,197	44,864	56,480
Selling, engineering, general and administrative expenses	26,475	25,654	31,760	41,026	13,891	19,485	21,866
Intangible amortization	—	—	—	10,136	—	2,563	3,522
Restructuring charges (credits)(1)	(190)	—	1,396	1,396	319	527	527

Operating income	19,247	27,772	48,560	62,228	26,987	22,289	30,565
Interest expense, net	11,252	15,606	15,933	32,652	8,321	11,224	15,404
Loss on early extinguishment of debt	13,923	—	—	—	—	—	—
Other (income), loss, net	(13)	(1,267)	497	497	(11)	27	27

Income/(Loss) before income taxes	(5,915)	13,433	32,130	29,079	18,677	11,038	15,134
Income tax expense	3,092	2,298	2,771	11,515	774	4,146	5,691

Net income/(loss)	$(9,007)	$11,135	$29,359	$17,564	$17,903	$6,892	$9,443

Other Financial Data:
EBITDA(2)(3)	$10,735	$33,883	$53,497	$88,318	—	—	—

	Historical
	As of December 31,			As of June 30,
	2004	2005	2006	2006	2007
	(Dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$1,034	$58	$14,734	$51	$131
Working capital	62,756	90,107	115,083	105,826	198,372
Total assets	197,056	221,388	235,745	238,560	538,266
Total debt	159,727	169,300	122,507	174,314	346,205
Total shareholders’ equity	2,200	13,071	77,841	21,679	86,343

(1)	Restructuring charges include: (i) income of $0.2 million recorded in 2004 reflects the reversal of accruals recorded in prior years, which were deemed to no longer be necessary, (ii) $0.3 million and $1.3 million of costs associated with the closing of the leased manufacturing and distribution facility located in Miami Lakes, Florida for the six months ended June 30, 2006 and the year ended December 31, 2006, respectively, (iii) $0.1 million associated with the closing of the owned facility located in Siler City, North Carolina in 2006, and $0.5 million in the first six months of 2007.

(2)	EBITDA represents net income/(loss) before interest expense, income tax expense and depreciation and amortization expense. We are providing this information to permit a more complete comparative analysis of our operating performance relative to other companies. Other companies may define EBITDA differently, and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

We believe that EBITDA is a performance measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and ability to incur and service debt. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or cash flows from operating activities in accordance with GAAP as a measure of liquidity.

The following is a reconciliation of net income/(loss), as determined in accordance with GAAP, to EBITDA.

	Year Ended December 31,
				Pro Forma
	2004	2005	2006	2006
	(Dollars in thousands)

Reconciliation of Net Income (loss) to EBITDA:
Net income/loss	$(9,007)	$11,135	$29,359	$17,796
Interest expense, net	11,252	15,606	15,933	33,574
Income tax expense	3,092	2,298	2,771	11,667
Depreciation and amortization expense	5,398	4,844	5,434	25,281

EBITDA	$10,735	$33,883	$53,497	$88,318

(3)	Coleman does not compute for reporting purposes EBITDA on a quarterly basis.

SUMMARY HISTORICAL FINANCIAL DATA OF COPPERFIELD

The following table sets forth summary historical financial data, including statement of operations and balance sheet data, as of the dates and for the periods indicated for Copperfield. The financial data for each of the three years ended December 31, 2004, 2005 and 2006 are derived from Copperfield’s audited financial statements and notes thereto which are included in this prospectus. The financial data for the three months ended March 31, 2007 and 2006, respectively, are derived from the unaudited historical consolidated financial statements included elsewhere in the prospectus. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results that can be expected for the year ending December 31, 2007. Since April 2, 2007, the results of Copperfield have been included in Coleman’s consolidated results.

The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Copperfield” and Copperfield’s financial statements and the notes thereto included herein.

				Three Months
	Year Ended December 31,			Ended March 31,
	2004	2005	2006	2006	2007
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$136,749	$202,066	$519,594	$109,914	$126,437
Cost of goods sold	114,790	176,356	472,659	99,361	111,884

Gross profit	21,959	25,710	46,935	10,553	14,553
Selling, warehousing, general and administrative expenses	14,647	13,933	19,005	4,816	4,756

Operating income	7,312	11,777	27,930	5,737	9,797
Interest expense, net	2,245	6,093	12,267	2,493	3,157

Net income	5,067	5,684	15,663	$3,244	$6,640

Balance Sheet Data:
Cash and cash equivalents	$23	$102	$3	$4	$3
Working capital (deficit)	(1,588)	(1,406)	5,938	261	(6,399)
Total assets	55,879	106,705	139,421	143,432	138,391
Total members’ equity (deficiency)	14,693	(14,220)	(2,286)	(10,976)	3,201
Other Data:
EBITDA(1)(2)	$11,953	$16,754	$34,821	—	—
Capital expenditures	7,734	7,621	6,468	2,753	579
Cash paid for interest	1,591	4,086	9,949	2,053	2,816
Depreciation and amortization expense of plant, property & equipment and intangibles	4,641	4,977	6,891	1,572	1,888
Net cash provided by (used in) operating activities	10,653	(4,924)	(5,135)	(18,772)	14,689
Net cash (used in) investing activities	(6,020)	(17,967)	(6,468)	(2,753)	(579)
Net cash (used in) provided by financing activities	(4,637)	22,970	11,504	21,427	(14,110)

(1)	EBITDA represents net income before interest expense, and depreciation and amortization expense. EBITDA is a performance measure and liquidity measure used by Copperfield’s management, and Copperfield believes it is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and ability to incur and service debt. Copperfield’s management believes that EBITDA is useful to investors in evaluating Copperfield’s operating performance because it provides a means to evaluate the operating performance of Copperfield’s business on an ongoing basis using criteria that are used by

Copperfield’s internal decision-makers for evaluation and planning purposes, including the preparation of annual operating budgets and the determination of levels of operating and capital investments. In particular, Copperfield’s management believes that EBITDA is a meaningful measure because it allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, Copperfield’s management believes that the inclusion of items such as interest expense and interest income can make it more difficult to identify and assess operating trends affecting Copperfield’s business and industry. Copperfield also uses EBITDA in determining management compensation. Furthermore, Copperfield’s management believes that EBITDA is a performance measure that provides investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in Copperfield’s industry. Finally, EBITDA also is a liquidity measurement that is used in calculating financial covenants in our various debt instruments.

EBITDA’s usefulness as a performance measure is limited by the fact that it excludes the impact of interest expense, depreciation and amortization expense and taxes. Copperfield borrows money in order to finance its operations; therefore, interest expense is a necessary element of Copperfield’s costs and ability to generate revenue. Similarly, Copperfield’s use of capital assets makes depreciation and amortization expense a necessary element of Copperfield’s costs and ability to generate income.

Due to these limitations, Copperfield does not, and you should not, use EBITDA as the only measure of Copperfield’s performance and liquidity.

Copperfield also uses, and recommend that you consider, net income in accordance with GAAP as a measure of its performance or cash flows from operating activities in accordance with GAAP as a measure of Copperfield’s liquidity.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA.

	Year Ended December 31,
	2004	2005	2006
	(Dollars in thousands)

Reconciliation of net income to EBITDA:
Net income	$5,067	$5,684	$15,663
Interest expense	2,245	6,093	12,267
Depreciation and amortization expense of plant, property & equipment and intangibles	4,641	4,977	6,891

EBITDA	$11,953	$16,754	$34,821

The following is a reconciliation of cash flow provided by (used in) operating activities, as determined in accordance with GAAP, to EBITDA.

	Year Ended December 31,
	2004	2005	2006
	(Dollars in thousands)

Net cash flow provided by (used in) operating activities	$10,653	$(4,924)	$(5,135)
Interest expense, net	2,245	6,093	12,267
Accretion of debt discount	(103)	(257)	—
Provision for doubtful accounts	(14)	(119)	(1,088)
Gain (loss) on sale of fixed assets	(578)	(3)	—
Changes in operating assets and liabilities	329	17,339	31,113
Non-cash interest expense	(579)	(1,375)	(2,336)

EBITDA	$11,953	$16,754	$34,821

(2)	Copperfield does not compute for reporting purposes EBITDA on a quarterly basis.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to invest in our common stock. If any of the risks outlined herein occurs, our business, financial condition or results of operations may suffer. As a result, the price of our common stock could decline and you could lose part or all of your investment in our common stock.

Risks Related to Our Business

Disruptions in the supply of copper and other raw materials used in our products could cause us to be unable to meet customer demand, which could result in the loss of customers and net sales.

Copper is the primary raw material that we use to manufacture our products. Other significant raw materials that we use are plastics, such as polyethylene and polyvinyl chloride, aluminum, linerboard and wood reels. There are a limited number of domestic and foreign suppliers of copper and these other raw materials. We typically have supplier agreements with terms of one to two years for our raw material needs that do not require us to purchase a minimum amount of these raw materials. If we are unable to maintain good relations with our suppliers or if there are any business interruptions at our suppliers, we may not have access to a sufficient supply of raw materials. If we lose one or more key suppliers and are unable to locate an alternative supply, we may not be able to meet customer demand, which could result in the loss of customers and net sales.

Fluctuations in the price of copper and other raw materials, as well as fuel and energy, and increases in freight costs could increase our cost of goods sold and affect our sales and profitability.

The prices of copper and our other significant raw materials, as well as fuel and energy costs, are subject to considerable volatility; this volatility has affected our profitability and we expect that it will continue to do so in the future. For example, from 2004 to 2006, the average selling price of copper cathode on the COMEX increased from $1.29 per pound in 2004 to $3.10 per pound in 2006, an increase of 140.3%. During that same period, our revenues and operating income grew from $285.8 million and $19.2 million, respectively, in 2004 to $423.4 million and $48.6 million, respectively, in 2006. These increases in our revenues and operating income were due, in part, to our ability to pass increased copper prices on to our customers. Our agreements with our suppliers generally require us to pay market price for raw materials at the time of purchase. As a result, volatility in these prices, particularly copper prices, can result in significant fluctuations in our cost of goods sold. If the cost of raw materials increases and we are unable to increase the prices of our products, or offset those cost increases with cost savings in other parts of our business, our profitability would be reduced. We generally do not engage in activities to hedge the price of our raw materials. As a result, increases in the price of copper and other raw materials may affect our profitability if we cannot effectively pass these price increases on to our customers. Additionally, the widespread use of copper substitutes, which some observers have indicated may occur in the future, could reduce the price of copper and adversely affect our sales and profitability.

We also pay the freight costs on certain customer orders. In the event that freight costs increase substantially, due to fuel surcharges or otherwise, our profitability would decline.

The markets for our products are highly competitive, and our inability to compete with other manufacturers in the wire and cable industry could harm our net sales and profitability.

The markets for wire and cable products are highly competitive. We compete with at least one major competitor in each of our business lines. Many of our products are made to industry specifications and may be considered fungible with our competitors’ products. Accordingly, we are subject to competition in many of our markets primarily on the basis of price. We must also be competitive in terms of quality, availability, payment terms and customer service. We are facing increased competition from products manufactured in foreign countries that in many cases are comparable in terms of quality but are offered at lower prices. For example, in 2003, we experienced a decline in net sales due principally to the loss of several customers who opted for foreign sourcing, where labor costs are lower. Unless we can produce our products at competitive prices or purchase comparable products from foreign sources on favorable terms, we may experience a decrease in our net sales and profitability. Some of our competitors have greater resources, financial and otherwise, than we do and may be better positioned to invest in manufacturing and supply chain efficiencies and product development. We may not be able to compete successfully with our existing competitors or with new competitors.

Our net sales, net income and growth depend largely on the economic strength of the markets that we serve, and if these markets become weaker, we could suffer decreased sales and net income.

Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. A general weakening in any or all of these economic conditions could adversely affect both: (i) the aggregate results of our reportable business segments — electrical/wire and cable distributors, specialty distributors and OEMs and consumer outlets; and (ii) our sales into the multiple channels within these business segments, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air RVs, copper fabrication, retail and automotive. In the early 2000s, many companies significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures slowed considerably as a result of a weakening of the United States and foreign economies. As a result, our net sales and financial results declined significantly in those years.

We are dependent upon a number of key customers. If they were to cease purchasing our products, our net sales and profitability would likely decline.

We are dependent upon a number of key customers, although none of our customers accounted for more than 6.0% of our net sales for the year ended December 31, 2006. For Copperfield, no single customer accounted for more than 13.2% of Copperfield’s net sales for the year ended December 31, 2006, although two of its automotive customers combined for approximately 20.0% of Copperfield’s net sales for the year ended December 31, 2006. On a pro forma basis, no single customer of the combined company will account for more than 7.2% of net sales. Our customers can cease buying our products at any time and can also sell products that compete with our products. The loss of one or more key customers, or a significant decrease in the volume of products they purchase from us, could result in a drop in our net sales and a decline in our profitability. In addition, a disruption or a downturn in the business of one or more key customers could reduce our sales and could reduce our liquidity if we were unable to collect amounts they owe us.

We face pricing pressure in each of our markets, and our inability to continue to achieve operating efficiency and productivity improvements in response to pricing pressure may result in lower margins.

We face pricing pressure in each of our markets as a result of significant competition and industry over-capacity, and price levels for many of our products (after excluding price adjustments related to the increased cost of copper) have declined over the past few years. We expect pricing pressure to continue for the foreseeable future. A component of our business strategy is to continue to achieve operating efficiencies and productivity improvements with a focus on lowering purchasing, manufacturing and distribution costs. We may not be successful in lowering our costs. In the event we are unable to lower these costs in response to pricing pressure, we may experience lower margins and decreased profitability.

We have significant indebtedness outstanding and may be able to incur additional indebtedness that could negatively affect our business.

We have a significant amount of indebtedness. On June 30, 2007, we had approximately $346.2 million of indebtedness.

Our high level of indebtedness could have important consequences to our shareholders, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, potential acquisition opportunities or general corporate or other purposes may be impaired;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes;

•	it may place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

•	we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

Our ability to satisfy our debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our debt obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. Our business may not be able to generate cash flow or we may not be able to obtain funding sufficient to satisfy our debt service requirements.

In addition, we may be able to incur substantial additional indebtedness in the future, which may increase the risks described above. For example, we may borrow additional amounts to fund our capital expenditures and working capital needs or to finance future acquisitions. The incurrence of additional indebtedness could make it more likely that we will experience some or all of the risks associated with substantial indebtedness.

Growth through acquisitions is a significant part of our strategy and we may not be able to successfully identify, finance or integrate acquisitions in order to grow our business.

Growth through acquisitions has been, and we expect it to continue to be, a significant part of our strategy. We continually evaluate possible acquisition candidates. We may not be successful in identifying, financing and closing acquisitions on favorable terms. Potential acquisitions may require us to obtain additional financing or issue additional equity securities or securities convertible into equity securities, and any such financing and issuance of equity may not be available on terms acceptable to us or at all. If we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing shareholders could be diluted, which, in turn, could adversely affect the market price of our stock. If we finance an acquisition with debt, it could result in higher leverage and interest costs. Further, we may not be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

If we are unable to retain senior management and key employees, we may experience operating inefficiencies and increased costs, resulting in diminished profitability.

Our success has been largely dependent on the skills, experience and efforts of our senior management and key employees. The loss of any of our senior management or other key employees could result in operation inefficiencies and increased costs. We may be unable to find qualified replacements for these individuals if their services were no longer available, and, if we do identify replacements, the integration of those replacements may be disruptive to our business.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive and reduce our net sales.

Technological developments could cause our net sales to decline. For example, a significant decrease in the cost and complexity of installation of fiber optic systems or a significant increase in the cost of copper-based systems could make fiber optic systems superior on a price performance basis to copper systems and could have a material adverse effect on our business. Also, advancing wireless technologies, as they relate to network and communication systems, may reduce the demand for our products by reducing the need for premises wiring. Wireless communications depend heavily on a fiber optic backbone and do not depend as much on copper-based systems. An increase in the acceptance and use of voice and wireless technology, or introduction of new wireless or fiber-optic based technologies, may have a material adverse effect on the marketability of our products and our profitability. If wireless technology were to significantly erode the markets for copper-based systems, our sales of copper premise cables could face downward pressure.

If our goodwill or other intangible assets become impaired, we may be required to recognize charges that would reduce our income.

Under accounting principles generally accepted in the United States, goodwill and certain other intangible assets are not amortized but must be reviewed for possible impairment annually, or more often in certain circumstances if events indicate that the asset values are not recoverable. Such reviews could result in an earnings charge for the impairment of goodwill, which would reduce our income without any change to our underlying cash flow. We will continue to monitor financial performance indicators across our various operating segments, particularly in our RV, retail and automotive operating segments. As a result of the Copperfield acquisition, our goodwill and intangible asset balances have substantially increased and the possibility of additional impairment charges has increased as well.

We may have difficulty integrating the operations of Copperfield. Should we fail to integrate their operations, our results of operations and profitability could be negatively impacted.

We might not be successful in integrating the operations of Copperfield with Coleman Cable, and, we might not perform as we expect. Some of the integration challenges we face include differences in corporate culture and management styles, additional or conflicting governmental regulations, disparate company policies and practices, customer relationship issues and retention of key officers and personnel, In addition, management may be required to devote a considerable amount of time to the integration process, which could decrease the amount of time they have to manage Coleman Cable. We cannot make assurances that we will successfully or cost-effectively integrate operations. The failure to do so could have a negative effect on results of operations or profitability. The process of integrating operations could cause some interruption of, or the loss of momentum in, the activities of one or more of our businesses.

We have incurred restructuring charges in the past and may incur additional restructuring charges in the future.

From 2002 to 2005, we incurred approximately $2.2 million in charges related to restructuring our production facilities. In addition, we have incurred approximately $1.3 million of additional costs associated with the closing of our Miami Lakes, Florida facility in 2006, $0.1 million associated with the closing of our Siler City, North Carolina facility in 2006, and $0.5 million associated with the closing of our Siler City, North Carolina in the first six months of 2007. We estimate the total cost to close the Siler City facility will be $0.8 million. Under our current growth plan, we intend to continue to realign plant production, which may result in additional and potentially significant restructuring charges.

Some of our employees belong to a labor union and certain actions by such employees, such as strikes or work stoppages, could disrupt our operations or cause us to incur costs.

As of December 31, 2006, we employed 845 persons, approximately 32% of whom are covered by a collective bargaining agreement, which expires on December 22, 2009. If unionized employees were to engage in a concerted strike or other work stoppage, if other employees were to become unionized, or if we are unable to negotiate a new collective bargaining agreement when the current one expires, we could experience a disruption of operations, higher labor costs or both. A strike or other disruption of operations or work stoppage could reduce our ability to manufacture quality products for our customers in a timely manner.

We may be unable to raise additional capital to meet capital expenditure needs if our operations do not generate sufficient funds to do so.

Our business is expected to have continuing capital expenditure needs. If our operations do not generate sufficient funds to meet our capital expenditure needs for the foreseeable future, we may not be able to gain access to additional capital, if needed, particularly in view of competitive factors and industry conditions. In addition, recent increases in the cost of copper have increased our working capital requirements. If we are unable to obtain additional capital, or unable to obtain additional capital on favorable terms, our liquidity may be diminished and we may be unable to effectively operate our business.

We are subject to current environmental and other laws and regulations.

We are subject to the environmental laws and regulations of each jurisdiction where we do business. We are currently, and may in the future be, held responsible for remedial investigations and clean-up costs of certain sites damaged by the discharge of hazardous substances, including sites that have never been owned or operated by us but at which we have been identified as a potentially responsible party under federal and state environmental laws. As a result of our 2000 merger with Riblet Products Corporation, we may be subject to potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 United States C. Section 9601 et seq. We have established reserves for such potential liability and believe those reserves to be adequate; however, there is no guarantee that such reserves will be adequate or that additional liabilities will not arise. See “Business Description for Coleman — Legal Proceedings.” Changes in environmental and other laws and regulations in both domestic and foreign jurisdictions could adversely affect our operations due to increased costs of compliance and potential liability for noncompliance.

Disruption in the importation of our raw materials and products and the risks associated with international operations could cause our operating results to decline.

We source certain raw materials and products from outside the United States Foreign material purchases expose us to a number of risks, including unexpected changes in regulatory requirements and tariffs, possible difficulties in enforcing agreements, exchange rate fluctuations, difficulties in obtaining import licenses, economic or political instability, embargoes, exchange controls or the adoption of other restrictions on foreign trade. Although we currently manufacture the vast majority of our products in the United States, to the extent we decide to establish foreign manufacturing facilities, our foreign manufacturing sales would be subject to similar risks. Further, imports of raw materials and products are subject to unanticipated transportation delays that affect international commerce.

Complying with Section 404 of the Sarbanes-Oxley Act of 2002 may strain our resources and divert management.

We will be required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by our management on the design and operating effectiveness of our internal controls over financial reporting with our annual report on Form 10-K for our fiscal year ending December 31, 2007. Since this is the first time that we will have been required to furnish such a report, we expect to incur material costs and to spend significant management time to comply with Section 404. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we may not be able to do so in a timely fashion.

We have risks associated with inventory.

Our business requires us to maintain substantial levels of inventory. We must identify the right mix and quantity of products to keep in our inventory to meet customer orders. Failure to do so could adversely affect our sales and earnings. However, if our inventory levels are too high, we are at risk that an unexpected change in circumstances, such as a shift in market demand, drop in prices, or default or loss of a customer, could have a material adverse impact on the net realizable value of our inventory.

Changes in industry standards and regulatory requirements may adversely affect our business.

As a manufacturer and distributor of wire and cable products, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories. In addition, many of our products are subject to the requirements of federal, state, local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event that we are unable to meet any such standards when adopted, our business could be adversely affected.

Risks Related to this Offering

You may experience dilution of your ownership interests if we issue additional shares of our common stock in the future.

We may in the future issue additional shares, resulting in the dilution of the ownership interests of our present shareholders and purchasers of our common stock offered hereby. We are authorized to issue 75,000,000 shares of common stock and 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of December 31, 2006, we have 16,786,895 shares of common stock issued and outstanding. The potential issuance of additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the our stock incentive plan, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, and our ability to pay dividends is restricted by the instruments governing our outstanding indebtedness. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Our largest shareholders and management control a significant percentage of our common stock, and their interests may conflict with those of our other shareholders.

As of December 31, 2006, our co-chairmen David S. Bistricer and Nachum Stein, and in each case trusts for the benefit of their respective family members, have the right to control the votes of approximately 10.6% and 21.2% of our common stock, respectively, and our directors and officers as a group own or control 39.3% of our common stock. See “Principal Shareholders.” As a result, these shareholders will be able to control or substantially influence the outcome of shareholder votes, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and possible mergers, sales of all of our assets and other significant corporate transactions. The concentration of ownership may have the effect of delaying, deferring or preventing future acquisitions, financings and other corporate opportunities and attempts to acquire us, which in turn could have a material adverse effect on the price of our common stock.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of the Company, which could adversely affect the price of our common stock.

Provisions in our organizational documents and in the Delaware General Corporation Law could delay or prevent a change in control of the Company, which could adversely affect the price of our common stock. The provisions in our articles of incorporation and bylaws that could delay or prevent an unsolicited change in control of the Company include board authority to issue preferred stock, procedures for filling vacancies on the board, prohibition of cumulative voting, requirement of a plurality vote for election of directors, preclusion of shareholder action by written consent, advance notice provisions for business to be considered at a shareholder meeting and classification of our board of directors.

The expiration of lock-up agreements could have an adverse effect on the market price of our stock.

The registration statement of which this prospectus is a part covers the resale of all currently outstanding shares of our common stock. A substantial number of these shares are subject to lock-up agreements that prevent the sale of shares for 180 days after the effective date of any registration statement relating to an initial underwritten offering of our common stock commenced before October 3, 2007 for which Friedman, Billings, Ramsey & Co., Inc. is acting either as lead managing underwriter or co-book managing underwriter. These restrictions may be waived in the sole discretion of Friedman, Billings, Ramsey & Co., Inc. See “Shares Eligible for Future Sale — Lock-Up Agreements.” The expiration or waiver of these lock-up agreements may result in increased sales of our common stock by these shareholders, which in turn could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this report, including certain statements contained in “Summary,” “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	disruptions in the supply or fluctuations in the price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	general economic conditions and changes in the demand for our products by key customers;

•	pricing pressures causing margins to decrease;

•	our level of indebtedness;

•	the integration of the acquisition of Copperfield;

•	failure to identify, finance or integrate acquisitions; and

•	other risks and uncertainties, including those described under “Risk Factors.”

Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this report are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling shareholders.

DIVIDEND POLICY

We do not anticipate that we will pay any dividends on our common stock in the foreseeable future as we intend to retain any future earnings to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and conditions, legal requirements and other factors that our board of directors deems relevant. Our credit facility and the indenture governing our senior notes each contains restrictions on the payment of dividends to our shareholders. In addition, our ability to pay dividends is dependent on our receipt of cash dividends from our subsidiaries.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2007 on a historical basis reflecting the consummation of the Copperfield acquisition and our Amended and Restated Credit Agreement and the sale of the Old Notes, each of which occurred on April 2, 2007. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness.”

As of
June 30, 2007
Actual
(In millions)

Cash and cash equivalents	$0.1

Debt:
Senior secured revolving credit facility	$100.9
9 7/8% Senior Notes due 2012	243.3
Capital leases and other debt	2.0

Total debt	346.2
Shareholders’ equity	86.3

Total capitalization	$432.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Amounts in thousands, except per share data)

On April 2, 2007, Coleman acquired all of the equity interests of Copperfield for total consideration of approximately $215,395, which includes (a) a reduction to the purchase price as a result of the working capital true-up adjustment of $467 and (b) acquisition related costs of $2,862. On April 2, 2007, to finance the acquisition, Coleman issued $120,000 aggregate principal amount of 9 7/8% Senior Notes due 2012 and entered into an amended and restated senior secured revolving credit facility.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 and for the six-months ended June 30, 2007 are presented herein. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 and the six months ended June 30, 2007 gives effect to the acquisition, the consummation of the note offering, and the Company’s amended and restated senior secured revolving credit facility (collectively, the “Pro Forma Events”) as if they occurred on January 1, 2006 and combines the historical consolidated statements of income of Coleman for the year ended December 31, 2006 and the six-months ended June 30, 2007 with the historical statements of income of Copperfield the year ended December 31, 2006 and for the period from January 1, 2007 to April 1, 2007. Since Copperfield was acquired on April 2, 2007, their results are included in Coleman’s historical consolidated results from that date through June 30, 2007.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Pro Forma Events been completed on the dates indicated or what such financial position or results will be for future periods.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the acquisition.

The unaudited pro forma condensed combined statement of income does not include the impacts of any revenue, cost or other synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from, among other things, material sourcing and elimination of redundant costs, including headcount and facilities. In addition, there may be restructuring and other exit costs and non-recurring costs related to the integration of Coleman and Copperfield. To the extent the exit costs relate to Copperfield and meet certain criteria, they are recognized in the opening balance sheet in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

Based on Coleman’s review of Copperfield’s summary of significant accounting policies disclosed in Copperfield’s historical financial data, the nature and amount of any adjustments to the historical financial data of Copperfield to conform their accounting policies to those of Coleman are not expected to be significant. Further review of Copperfield’s accounting policies and financial statements may result in revisions to Copperfield’s policies and classifications to conform them to Coleman’s accounting policies.

Property, Plant and Equipment, Amortizable Intangible Assets and Goodwill

Property, Plant and Equipment will be depreciated over the following useful lives: Building and leasehold improvements — three to 19 years; Machinery, fixtures and equipment — one to eight years.

The estimated fair values assigned to intangible assets, which are all amortizable, are preliminary in nature and subject to change based on the Company’s completion of its valuation assessment along with their respective individual weighted-average useful life at the acquisition date are as follows:

	Weighted
	Average Life	Amount

Customer relationships	9	$55,600
Trademarks and trade names	20	7,800
Non-competition agreements	3	1,000

Total intangible assets		$64,400

The customer relationships will be amortized over their estimated useful lives in relation to the present value of cash flows attributed to these relationships used in management’s valuation analysis. The other identified intangible assets will be amortized on a straight-line basis over their respective estimated useful lives. Estimated pro forma amortization expense on the above intangible assets during each of the next five calendar years is as follows: approximately $12,118 in 2007, $9,531 in 2008, $7,569 in 2009, $6,086 in 2010 and $4,838 in 2011.

Approximately 41% of the Copperfield acquisition related to the acquisition of partnership interests, which will result in a corresponding step up in basis for United States federal income tax purposes. As such, approximately $12,000 of the goodwill and $26,800 of the acquired intangible assets recorded will be deductible for United States federal income tax purposes primarily over 15 years.

Pro Forma Data Regarding Termination of S Corporation Status

Coleman terminated its S-corporation status and became a C-corporation effective October 10, 2006. The unaudited pro forma data included in the Historical Condensed Combined Consolidated Statements of Operations for Coleman gives retroactive presentation as if Coleman had been a C-corporation for the entire year ended December 31, 2006. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Company had been a C-corporation the entire year ended December 31, 2006, or that may result in the future.

Pro Forma Adjustments

Pro forma adjustments give effect to the acquisition under the purchase method of accounting, the use of available excess cash, the issuance of the notes and the initial borrowings under our amended and restated senior secured credit facility, the payment of fees and expenses and the effect of reclassifications to conform Copperfield’s historical data to the historical presentation of Coleman.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2006

	Historical		Pro Forma
	Coleman	Copperfield	Adjustments		Coleman
	(Dollars in thousands, except for per share data)

Net sales	$423,358	$519,594	$(26,421	)(1)	$916,531
Costs of goods sold	341,642	472,659	(12,556	)(1)(2)	801,745

Gross profit	81,716	46,935	(13,865)		114,786
Selling, engineering, general and administrative expenses	31,760	19,005	(19,739	)(1)(3)	41,026
Intangible amortization	—	—	10,136	(2)	10,136
Restructuring charges, net	1,396	—	—		1,396

Operating income	48,560	27,930	(14,262)		62,228
Interest expense, net	15,933	12,267	4,452	(3)	32,652
Other expense, net	497	—	—		497

Income (loss) before income taxes	32,130	15,663	(18,714)		29,079
Income tax expense	2,771	—	8,744	(4)	11,515

Net income	$29,359	$15,663	$(27,458)		$17,564

Earnings per common share data:
Net income per share Basic	$2.15				$1.28
Diluted	2.15				$1.28
Weighted average common shares
Basic	13,637				13,637
Diluted	13,637				13,637
Pro Forma data:
Income before income taxes	32,130
Pro forma income tax expense	12,400

Pro forma net income	$19,730

Pro Forma net income per share
Basic	$1.45
Diluted	1.45

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2007

	Historical		Pro Forma
	Coleman	Copperfield	Adjustments		Coleman
	(Dollars in thousands, except for per share data)

Net sales	$356,414	$126,437	$(5,111	)(1)	$477,740
Costs of goods sold	311,550	111,884	(2,174	)(1)(5)	421,260

Gross profit	44,864	14,553	(2,937)		56,480
Selling, engineering, general and administrative expenses	19,485	4,756	(2,375	)(1)(6)	21,866
Intangible amortization	2,563	—	959	(5)	3,522
Restructuring charges, net	527	—	—		527

Operating income	22,289	9,797	(1,521)		30,565
Interest expense, net	11,224	3,157	1,023	(6)	15,404
Other expense, net	27	—	—		27

Income (loss) before income taxes	11,038	6,640	(2,544)		15,134
Income tax expense	4,146	—	1,545	(7)	5,691

Net income	$6,892	$6,640	$(4,089)		$9,443

Earnings per common share data:
Net income per share
Basic	$0.41				$0.56
Diluted	0.41				$0.56
Weighted average common shares
Basic	16,787				16,787
Diluted	16,798				16,798

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

Purchase Price

The purchase price was approximately $215,395, which includes (a) a reduction to the purchase price as a result of the working capital true-up adjustment of $467 and (b) acquisition related costs of $2,862. The following is the purchase price for the acquisition:

Amount

Cash, including reduction of $467 to purchase price due to working capital adjustment	$212,533
Fees and expenses	2,862

Total purchase price	$215,395

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to net tangible and intangible assets of Copperfield based on their estimated fair values.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described below.

1. Certain reclassifications have been made to the historical presentation of Copperfield to conform to the presentation used in the unaudited pro forma condensed combined financial statements. These conforming entries are related to the reclass of scrap sales from net sales to cost of goods sold, and warehousing expenses from selling, engineering, general, and administrative expenses to cost of goods sold.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 are described below.

2. Reflects the amortization expense adjustment to intangible amortization for purchase accounting adjustments related to amortizable intangible assets of $10,136 for the year ended December 31, 2006. This adjustment also reflects the adjustment to cost of goods sold depreciation expense for purchase accounting adjustments related to depreciable property, plant and equipment of $4,647 for the year ended December 31, 2006.

3. Reflects the elimination of Copperfield interest expense of $12,267 and debt issuance amortization expense from administrative expenses of $520, for the year ended December 31, 2006. This adjustment also reflects the addition of $16,719 for the year ended December 31, 2006 in interest expense associated with the add-on notes and borrowings under our amended and restated senior secured credit facility, which includes amortization of debt costs related to Coleman’s existing and incremental new debt resulting from the acquisition of Copperfield. These adjustments result in a net pro forma adjustment of $4,452 to interest expense for the year ended December 31, 2006. A portion of the interest expense is based on pro forma borrowings under the amended senior secured credit facility, which is based on the average LIBOR rate.

4. Reflects an adjustment of $8,744 in income tax expense for the year ended December 31, 2006. This adjustment reflects the statutory rates applied to adjust for Coleman’s S corporation status prior to October 10, 2006, Copperfield’s full year status as an LLC and all the tax effects of the proforma adjustments related to the acquisition. The income tax rate used was 39.6%, after giving effect to state income taxes.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 are described below.

5. Reflects the amortization expense adjustment to intangible amortization for purchase accounting adjustments related to amortizable intangible assets of $959 for the six months ended June 30, 2007. This adjustment also reflects the adjustment to cost of goods sold depreciation expense for purchase accounting adjustments related to depreciable property, plant and equipment of $698 for the six months ended June 30, 2007.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

6. Reflects the elimination of Copperfield interest expense of $3,157 and debt issuance amortization expense from administrative expenses of $136, for the three months ended March 31, 2007. This adjustment also reflects the addition of $4,180 for the six months ended June 30, 2007 in interest expense associated with the add-on notes and borrowings under our amended and restated senior secured credit facility, which includes amortization of debt costs related to Coleman’s existing and incremental new debt resulting from the acquisition of Copperfield. These adjustments result in a net pro forma adjustment of $1,023 to interest expense for the six months ended June 30, 2007. A portion of the interest expense is based on pro forma borrowings under the amended senior secured credit facility, which is based on the average LIBOR rate.

7. Reflects an adjustment of $581 in income tax expense for the six months ended June 30, 2007. This adjustment reflects the statutory rates applied to adjust for Copperfield’s six month status as an LLC. The income tax rate used was 37.6%, after giving effect to state income taxes.

SELECTED CONSOLIDATED FINANCIAL DATA FOR COLEMAN

The following table sets forth selected historical consolidated financial information for the periods presented. The financial data as of and for each of the five years in the period ended December 31, 2006 has been derived from our audited consolidated financial statements and notes thereto, which have been audited by Deloitte & Touche LLP. The financial data for the six month periods ended June 30, 2006 and 2007 have been derived from our unaudited financial statements, which are included in this prospectus. The results of Copperfield have been included in as consolidated results since the date of acquisition. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the year ending December 31, 2007.

Prior to October 10, 2006, we were treated as an S corporation, with the exception of our wholly-owned C corporation subsidiary, for federal and, where applicable, state income tax purposes. Accordingly, our shareholders were responsible for federal and substantially all state income tax liabilities arising out of our operations other than those conducted by our C corporation subsidiary. On October 10, 2006, the day before we consummated a private placement of 8,400,000 shares of our common stock (the “2006 Private Placement”), we ceased to be an S corporation and became a C corporation and, as such, we are subject to federal and state income tax. The unaudited pro forma statement of operations data presents our pro forma provision for income taxes and pro forma net income as if we had been a C corporation for all periods presented. In addition, the selected historical consolidated financial information and the pro forma statement of operations data reflect the 312.6079 for 1 stock split that we effected on October 10, 2006.

Our consolidated financial statements have been prepared in accordance with GAAP. Historical results are not necessarily indicative of the results we expect in future periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Coleman” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands except for per share data)

Statement of Operations Data:
Net sales	$243,492	$233,555	$285,792	$346,181	$423,358	$205,212	$356,414
Cost of goods sold	203,416	198,457	240,260	292,755	341,642	164,015	311,550

Gross profit	40,076	35,098	45,532	53,426	81,716	41,197	44,864
Selling, engineering, general and administrative expenses	21,239	18,262	26,475	25,654	31,760	13,891	19,485
Intangible amortization	—	—	—	—	—	—	2,563
Restructuring charges(1)	2,100	249	(190)	—	1,396	319	527

Operating income	16,737	16,587	19,247	27,772	48,560	26,987	22,289
Interest expense, net	11,563	10,087	11,252	15,606	15,933	8,321	11,224
Loss on early extinguishment of debt	—	—	13,923	—	—	—	—
Other income, (loss), net(2)	(16)	(110)	(13)	(1,267)	497	(11)	27

Income (loss) before income taxes	5,190	6,610	(5,915)	13,433	32,130	18,677	11,038
Income tax expense(3)	1,420	1,558	3,092	2,298	2,771	774	4,146

Net income (loss)	$3,770	$5,052	$(9,007)	$11,135	$29,359	$17,903	$6,892

Per Common Share Data(4):
Net income (loss) per share
Basic	$0.33	$0.44	$(0.76)	$0.87	$2.15	$1.40	$0.41
Diluted	0.27	0.36	(0.76)	0.87	$2.15	1.40	0.41
Weighted average shares outstanding
Basic	11,482	11,467	11,795	12,749	13,637	12,749	16,787
Diluted	13,983	13,968	11,795	12,749	13,637	12,749	16,798
Pro Forma Statement of Operations Data(3):
Income (loss) before income taxes	$5,190	$6,610	$(5,915)	$13,433	$32,130	$18,677
Pro forma income tax expense (benefit)	2,020	2,614	(2,362)	5,351	12,400	7,207

Pro forma net income (loss)	3,170	3,996	(3,553)	8,082	19,730	11,470

Pro Forma Per Common Share Data(4):
Pro forma net income (loss) per share
Basic	$0.28	$0.35	$(0.30)	$0.63	$1.45	$0.90
Diluted	0.23	0.29	(0.30)	0.63	1.45	0.90
Other Financial Data:
EBITDA(5)(8)	$22,670	$22,300	$10,735	$33,883	$53,497	—	—
Capital expenditures	2,534	2,345	4,714	6,171	2,702	$(1,553)	$(3,045)
Cash interest expense	9,935	8,323	6,499	14,813	15,187	7,897	7,670
Depreciation and amortization expense(6)	5,917	5,603	5,398	4,844	5,434	2,825	7,523
Net cash provided by (used in) operating activities	13,062	16,770	(10,067)	(10,340)	30,048	5,705	(13,976)
Net cash provided by (used in) investing activities	(2,362)	(1,611)	(4,701)	(1,789)	(2,578)	(1,431)	(218,433)
Net cash provided by (used in) financing activities	(10,716)	(15,155)	15,753	11,153	(12,794)	(4,281)	217,806

Balance Sheet Data:

	As of December 31,					As of June 30,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)

Cash and cash equivalents	$45	$49	$1,034	$58	$14,734	$51	$131
Working capital	40,453	35,276	62,756	90,107	115,083	105,826	198,372
Total assets	164,667	166,991	197,056	221,388	235,745	238,560	538,266
Total debt(7)	118,920	106,768	159,727	169,300	122,507	174,314	346,205
Total shareholders’ equity	23,814	27,365	2,200	13,071	77,841	21,679	86,343

(1)	Restructuring charges include: (i) $2.1 million in 2002 for costs associated with the closure of our El Paso, Texas facility, including the write-off of fixed assets and facility exit costs and severance; (ii) $0.2 million in 2003 for costs associated with the relocation of our cord operations from our Waukegan, Illinois facility to Miami, Florida; (iii) income of $0.2 million recorded in 2004 reflects the reversal of accruals recorded in prior years, which were deemed to no longer be necessary; (iv) $0.3 million and $1.3 million of costs associated with the closing of the leased manufacturing and distribution facility located in Miami Lakes, Florida for the six months ended June 30, 2006 and the year ended December 31, 2006, respectively, (v) $0.1 million associated with the closing of the owned facility located in Siler City, North Carolina in 2006, and $0.5 million associated with the closing in the first six months of 2007.

(2)	Other expense was $0.5 million in December 2006 for costs related to the IRS Audit pursuant to the Tax Matters Agreement. Other income, net was $1.3 million due to the sale of zero coupon bonds in May 2005. See Note 6 to our consolidated financial statements for more information regarding this gain.

(3)	Prior to October 10, 2006, we were treated as an S corporation, with the exception of our wholly-owned C corporation subsidiary, for federal and, where applicable, state income tax purposes. Accordingly, our shareholders were responsible for federal and substantially all state income tax liabilities arising out of our operations other than those conducted by our C corporation subsidiary. On October 10, 2006, the day before we consummated the 2006 Private Placement, we ceased to be an S corporation and became a C corporation and, as such, we are subject to federal and state income tax. As a result of the termination of our S corporation status, we recorded a one-time non-cash credit of approximately $0.3 million to our income tax provision to recognize the estimated amount of previously unrecognized net deferred income tax assets.

(4)	The financial data reflects the retroactive presentation of the 312.6079 for 1 stock split that was effected on October 11, 2006.

(5)	EBITDA represents net income (loss) before interest expense, income tax expense and depreciation and amortization expense. EBITDA is a performance measure and liquidity measure used by our management, and we believe it is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and ability to incur and service debt. Our management believes that EBITDA is useful to investors in evaluating our operating performance because it provides a means to evaluate the operating performance of our business on an ongoing basis using criteria that are used by our internal decision-makers for evaluation and planning purposes, including the preparation of annual operating budgets and the determination of levels of operating and capital investments. In particular, our management believes that EBITDA is a meaningful measure because it allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, our management believes that the inclusion of items such as taxes, interest expense and interest income can make it more difficult to identify and assess operating trends affecting our business and industry. Furthermore, our management believes that EBITDA is a performance measure that provides investors, securities analysts and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. Finally, EBITDA also closely tracks Consolidated EBITDA, a liquidity measurement that is used in calculating financial covenants in both our credit facility and the indenture for our senior notes.

EBITDA’s usefulness as a performance measure is limited by the fact that it excludes the impact of interest expense, depreciation and amortization expense and taxes. We borrow money in order to finance our operations; therefore, interest expense is a necessary element of our costs and ability to generate revenue. Similarly, our use of capital assets makes depreciation and amortization expense a necessary element of our costs and ability to generate income. Since we, effective as of October 10, 2006, in addition to our C corporation subsidiary are subject to state and federal income taxes, any measure that excludes tax expense has material limitations.

Due to these limitations, we do not, and you should not, use EBITDA as the only measure of our performance and liquidity.

We also use, and recommend that you consider, net income in accordance with GAAP as a measure of our performance or cash flows from operating activities in accordance with GAAP as a measure of our liquidity.

The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to EBITDA.

	As of December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)

Net income (loss)	$3,770	$5,052	$(9,007)	$11,135	$29,359
Interest expense, net	11,563	10,087	11,252	15,606	15,933
Income tax expense	1,420	1,558	3,092	2,298	2,771
Depreciation and amortization expense(6)	5,917	5,603	5,398	4,844	5,434

EBITDA	$22,670	$22,300	$10,735	$33,883	$53,497

The following is a reconciliation of cash flow from operating activities, as determined in accordance with GAAP, to EBITDA.

	As of December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)

Net cash flow from operating activities	$13,062	$16,770	$(10,067)	$(10,340)	$30,048
Interest expense, net	11,563	10,087	11,252	15,606	15,933
Income tax expense	1,420	1,558	3,092	2,298	2,771
Loss on early extinguishment of debt	—	—	(13,923)	—	—
Deferred income tax assets and liabilities	(846)	338	18	581	(679)
Gain (loss) on sale of fixed assets	(1,467)	60	13	7	(502)
Gain (loss) on sale of investment-net	—	—	—	1,267	11
Stock-based compensation	—	—	(1,648)	—	(1,412)
Changes in operating assets and liabilities	70	(5,238)	22,857	24,354	7,327
Non-cash interest income	338	227	245	110	—
Non-cash interest expense	(1,470)	(1,502)	(1,104)	—	—

EBITDA	$22,670	$22,300	$10,735	$33,883	$53,497

EBITDA includes the effects of restructuring charges, bad debt write off (recovery) related to the bankruptcy of a major customer, a special bonus to certain members of senior management, the loss on early extinguishment of debt, professional services to one of our directors for services rendered in connection with the exploration of development of strategic alternatives, the expenses pursuant to the Tax Matters Agreement and certain other matters. Restructuring charges are described in footnote (1) above. 2003 EBITDA includes a bad debt recovery of $0.1 million, 2004 EBITDA includes a bad debt recovery of $0.3 million, a special senior management bonus of $3.0 million and a loss on early extinguishment of debt of $13.9 million, and 2006 EBITDA includes $0.8 million of cash paid and $0.5 million of stock to one of our directors for professional services and $0.5 million of expenses related to the Tax Matters Agreement. Changes in operating assets and liabilities exclude amortization of debt issuance costs, which is included in interest expense.

(6)	Depreciation and amortization expense does not include amortization of debt issuance costs, which is included in interest expense.

(7)	Net of unamortized discount of $2.4 million as of December 31, 2002 and $2.0 million as of December 31, 2003.

(8)	Coleman does not compute for reporting purposes EBITDA on a quarterly basis.

SELECTED FINANCIAL DATA FOR COPPERFIELD

The following table sets forth selected historical financial information for the periods presented. The financial data, including statement of operations and balance sheet data as of and for each of the five years in the period ended December 31, 2006 has been derived from our audited financial statements and notes thereto, which have been audited by PricewaterhouseCoopers LLP. The financial data for the three-month periods ended March 31, 2006 and 2007 have been derived from Copperfield’s unaudited financial statements, which are included in this prospectus. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results that can be expected for the year ending December 31, 2007. Since April 2, 2007, the results of Copperfield have been included in Coleman’s consolidated results.

The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in this prospectus.

Copperfield has been treated as a limited liability corporation for federal and, where applicable, state income tax purposes. Accordingly, Copperfield’s members were responsible for federal and substantially all state income tax liabilities arising out of Copperfield’s operations. After the consummation of this acquisition, the earnings of Copperfield will be subject to federal and state income tax.

Copperfield’s financial statements have been prepared in accordance with GAAP. Historical results are not necessarily indicative of the results Copperfield expects in future periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Copperfield” and Copperfield’s financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$45,194	$85,150	$136,749	$202,066	$519,594	$109,914	$126,437
Cost of goods sold	33,614	69,403	114,790	176,356	472,659	99,361	111,884

Gross profit	11,580	15,747	21,959	25,710	46,935	10,553	14,553
Selling, warehousing, general and administrative expenses	6,520	10,696	14,647	13,933	19,005	4,816	4,756

Operating income	5,060	5,051	7,312	11,777	27,930	5,737	9,797
Interest expense, net	1,296	2,984	2,245	6,093	12,267	2,493	3,157

Net income	$3,764	$2,067	$5,067	$5,684	$15,663	$3,244	$6,640

Balance Sheet Data:
Cash and cash equivalents	$31	$27	$23	$102	$3	$4	$3
Working capital	3,615	557	(1,588)	(1,406)	5,938	261	(6,399)
Total assets	31,693	52,383	55,879	106,705	139,421	143,432	138,391
Total debt	16,591	27,684	27,673	92,566	112,067	113,674	99,876
Total members’ equity (deficiency)	11,188	12,705	14,693	(14,220)	(2,286)	(10,976)	3,201
Other Data:
EBITDA(1)(2)	$8,353	$9,780	$11,953	$16,754	$34,821	—	—
Capital expenditures	2,212	2,244	7,734	7,621	6,468	2,753	579
Cash paid for interest	964	1,417	1,591	4,086	9,949	2,053	2,816
Depreciation and amortization expense of plant, property & equipment and intangibles	3,275	4,758	4,641	4,977	6,891	1,572	1,888
Net cash (used in) provided by operating activities	6,199	7,712	10,653	(4,924)	(5,135)	(18,772)	14,689
Net cash (used in) investing activities	(4,437)	(15,085)	(6,020)	(17,967)	(6,468)	(2,753)	(579)
Net cash (used in) provided by financing activities	(1,739)	7,370	(4,637)	22,970	11,504	21,427	(14,110)

(1)	EBITDA represents net income before interest expense, and depreciation and amortization expense. EBITDA is a performance measure and liquidity measure used by Copperfield’s management, and Copperfield believes it is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and ability to incur and service debt. Copperfield’s management believes that EBITDA is useful to investors in evaluating Copperfield’s operating performance because it provides a means to evaluate the operating performance of Copperfield’s business on an ongoing basis using criteria that are used by Copperfield’s internal decision-makers for evaluation and planning purposes, including the preparation of annual operating budgets and the determination of levels of operating and capital investments. In particular, Copperfield’s management believes that EBITDA is a meaningful measure because it allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, Copperfield’s management believes that the inclusion of items such as interest expense and interest income can make it more difficult to identify and assess operating trends affecting Copperfield’s business and industry. Copperfield also uses EBITDA in determining management compensation. Furthermore, Copperfield’s management believes that EBITDA is a performance measure that provides investors, and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in Copperfield’s industry. Finally, EBITDA is a liquidity measurement that is used in calculating financial covenants in Copperfield’s various debt instruments.

EBITDA’s usefulness as a performance measure is limited by the fact that it excludes the impact of interest expense, depreciation and amortization expense and taxes. Copperfield borrows money in order to finance Copperfield’s operations; therefore, interest expense is a necessary element of Copperfield’s costs and ability to generate revenue. Similarly, Copperfield’s use of capital assets makes depreciation and amortization expense a necessary element of Copperfield’s costs and ability to generate income.

Due to these limitations, Copperfield do not, and you should not, use EBITDA as the only measure of our performance and liquidity.

Copperfield also uses, and recommends that you consider, net income in accordance with GAAP as a measure of Copperfield’s performance or cash flows from operating activities in accordance with GAAP as a measure of our liquidity.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA:

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)

Net income	$3,764	$2,067	$5,067	$5,684	$15,663
Interest expense	1,314	2,955	2,245	6,093	12,267
Depreciation and amortization expense of plant, property & equipment and intangibles	3,275	4,758	4,641	4,977	6,891

EBITDA	$8,353	$9,780	$11,953	$16,754	$34,821

The following is a reconciliation of cash flow provided by (used in) operating activities, as determined in accordance with GAAP, to EBITDA.

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)

Net cash flow provided by (used in) operating activities	$6,199	$7,712	$10,653	$(4,924)	$(5,135)
Interest expense	1,314	2,955	2,245	6,093	12,267
Accretion of debt discount	(61)	(103)	(103)	(257)	—
Provision for doubtful accounts	(554)	(102)	(14)	(119)	(1,088)
(Loss) on sale of fixed assets	—	(8)	(578)	(3)	—
Changes in operating assets and liabilities	1,683	(239)	329	17,339	31,113
Non-cash interest expense	(228)	(435)	(579)	(1,375)	(2,336)

EBITDA	$8,353	$9,780	$11,953	$16,754	$34,821

(2)	Copperfield does not compute for reporting purposes EBITDA on a quarterly basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR COLEMAN

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements. You should read the following discussion in conjunction with our consolidated financial statements and the notes thereto included in this prospectus.

General

We are a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the United States. We supply a broad line of wire and cable products, which enables us to offer our customers a single source of supply for many of their wire and cable product requirements. We manufacture bare copper wire, some of which we use to produce our products and some of which we sell to other producers. We sell our products to a variety of customers, including a wide range of specialty distributors, retailers and original equipment manufacturers (OEMs). We develop our products for sale into multiple end markets, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air conditioning and refrigeration (HVAC/R), irrigation, industrial/contractor, recreation/transportation, copper fabrication, retail and automotive. We manufacture our products in six domestic manufacturing facilities and supplement our domestic production with international and domestic sourcing. Virtually all of our products are sold to customers located in the United States and Canada.

Our net sales, to some extent, follow general business cycles. The diversity of our end markets and customer bases, however, tends to protect our financial results from downturns in any particular industry or geographic area. We also have experienced, and expect to continue to experience, certain seasonal trends in net sales and cash flow. Net sales are generally higher in the third and fourth quarters due to increased buying in anticipation of, and during, the winter months and holiday season.

The primary component of our cost of goods sold is the cost of raw materials. Because labor costs have historically represented less than 10% of our cost of goods sold, competition from products produced in countries having lower labor rates has not affected our financial results significantly. For the current period presented, copper costs, including fabrication, have been estimated by us, based on the average comex price, to be approximately 51.6% of our cost of goods sold. We buy copper from domestic and international suppliers, and the price we pay depends largely on the price of copper on international commodities markets.

The price of copper is particularly volatile and can affect our net sales and profitability. The daily selling price of copper cathode on the COMEX averaged $3.09 per pound during the six months ended June 30, 2007, up 9.1% from the six months ended June 30, 2006. The average copper price on the COMEX was $3.62 per pound for July 2007 and has averaged $3.58 per pound from August 1 to August 7, 2007. We purchase copper at the prevailing market price. We generally attempt to pass along to our customers changes in the prices of copper and other raw materials. Our ability to pass along price increases is greater when copper prices increase quickly and significantly. Gradual price increases may be more difficult to pass on to our customers and may affect our short-term profitability. Conversely, the prices of our products tend to fall more quickly in the event the price of copper drops significantly over a relatively short period of time and more slowly in the event of more gradual decreases in the price of copper. Our specialty distributors and OEMs segment offers a number of products that are particularly sensitive to fluctuations in copper prices. Other factors affecting product pricing include the type of product involved, competitive conditions, including underutilized manufacturing capacity in our industry, and particular customer arrangements.

From time to time, we consider acquisition opportunities that could materially increase the size of our business operations. We are currently considering the acquisition of a business in our industry for an expected purchase price of approximately $50 million. If consummated, the acquisition is expected to materially increase our revenue and earnings and would be financed by available borrowings under our credit agreement. The prospective seller and we have signed a confidentiality agreement and a non-binding letter of intent (which includes a binding exclusivity provision). Consummation of the acquisition is subject to numerous contingencies, including the execution of a definitive acquisition agreement, the completion of our due diligence investigation and the approval of the boards of directors of both parties. As a result, there can be no assurance that we will consummate this acquisition.

Recent Development

On April 2, 2007, we acquired all of the equity interests of Copperfield for a total purchase price of $215.4 million, which reflects the application of a net working capital true-up adjustment of $0.5 million and acquisition related costs of $2.9 million. We financed the acquisition with the proceeds from the sale on April 2, 2007 of $120.0 million aggregate principal amount of 9 7/8% Senior Notes due 2012, the Original Notes, along with cash on hand and borrowings under an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement, which was put in place on April 2, 2007, consists of a five year $200.0 million revolving credit facility and replaced our existing credit facility.

Copperfield, one of the largest privately owned fabricators and insulators of copper electrical wire and cable in the United States, has a diversified customer base and currently has over 450 customers.

In 2006, Copperfield sold more than 12.6 billion feet of insulated copper wire and cable to customers across diversified end markets including the appliance, automotive, electric motor, electrical distribution, recreational vehicle, trailer cable and welding cable sectors. Copperfield services its customers and produces over 41,000 SKUs from its strategically located facilities in Indiana, Texas and Arizona, which together represent more than one million square feet of fabrication and insulation manufacturing and warehousing capacity employing more than 560 non-union employees. For the years ended December 31, 2006, 2005, and 2004, Copperfield generated net sales of $519.6 million, $202.1 million and $136.7 million, respectively, and net income of $15.7 million, $5.7 million and $5.1 million, respectively. Copperfield generated net sales and net income of $126.4 million and $6.6 million for the three month period ended March 31, 2007 and $109.9 million and $3.2 million for the three month period ended March 31, 2006. Copperfield has been treated as a limited liability company for federal and state income tax purposes. Accordingly, Copperfield’s members, rather than Copperfield itself, have been responsible for federal and substantially all state income tax liabilities arising out of Copperfield’s operations. In addition, we are now in the process of allocating the Copperfield purchase price to the assets acquired and therefore we must caution against combining Copperfield’s net income amounts with ours for the purpose of determining the pro forma net income of the combined company.

The results of Copperfield have been included in our consolidated results since the date of acquisition.

We believe that the acquisition provides a number of strategic benefits. In particular, the Copperfield acquisition:

•	diversifies our end markets, expands our customer base and strengthens our competitive position in the industry by adding Copperfield’s relationships and niche market leadership. The acquisition of Copperfield deepens our penetration into several of our distribution channels, including the automotive, electrical distribution, wire and cable, RV and industrial contractor channels, and adds new relationships with a diversified group of OEM customers, including agriculture, appliance, battery cable, marine, motors/transformers and welding.

•	increases our scale and diversifies our product portfolio.

•	mitigates the sensitivity of our operating results to the fluctuations in prices for our raw material inputs such as copper. Copperfield’s cost-plus pricing methodology has provided stability to Copperfield’s gross profit despite wide fluctuations in copper pricing. We believe that combining our operations with Copperfield will offset the effect of copper price fluctuations on our financial results.

•	provides opportunities for operational synergies and cost savings through capitalizing on joint purchasing opportunities, engineering and working capital management and reduction in overhead costs, as well as increasing productivity by implementing best practices.

•	maximizes our manufacturing and distribution efficiency and reach through the restructuring and realignment of our combined nationwide footprint.

•	provides additional depth to our existing management team by adding two senior executives with a combined 56 years of industry experience and a proven track record in developing and sustaining efficient manufacturing operations.

We and Copperfield have historically pursued different pricing methodologies. We choose to price our products opportunistically to benefit from sharp movements in raw copper prices. Copperfield prices its products to earn a fixed dollar margin per pound of goods sold, which effectively mitigates the effect of copper price volatility on Copperfield’s financial results. We intend that Copperfield, as our subsidiary, will maintain its historical pricing strategy. We believe that the combination of our and Copperfield’s pricing methodologies will mitigate the copper-related volatility in our overall operating results.

Business Segment Information

We have four business segments: (i) electrical/wire and cable distributors; (ii) specialty distributors and OEMs; (iii) consumer outlets; and (iv) Copperfield. These segment classifications are based on an aggregation of customer groupings and distribution channels because this is how we manage and evaluate our business. We sell substantially all of our products through each of our four segments, except that our fabricated bare wire products are sold only by our specialty distributors, OEM and Copperfield segments. For the six months ended June 30, 2007, the electrical/wire and cable distributors segment, the specialty distributors and OEMs segment, the consumer outlets segment, and Copperfield represented approximately 20.3%, 33.0%, 10.0% and 36.7% of our net sales on a consolidated basis, respectively. Our consumer outlets segment, which is our smallest in terms of net sales, accounts for an even smaller percentage of our profitability because of increased competition from foreign suppliers and the delays we may encounter in passing along copper price increases to large retailers. To remain competitive, we are purchasing more labor intensive products from foreign sources for sale by this segment. Our segment information presented below includes a separate line for corporate adjustments, which consist of items not allocated to a particular business segment, including costs for employee relocation, discretionary bonuses, professional fees, restructuring expenses, management fees and intangible amortization. The period-to-period comparisons set forth in this section include information about our four segments.

Consolidated Results of Operations

The following table sets forth, for the periods indicated, the consolidated statement of operations data in thousands of dollars and as a percentage of net sales.

	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Net sales	$285,792	100.0%	$346,181	100.0%	$423,358	100%	$205,212	100.0%	$356,414	100.0%
Gross profit	45,532	15.9	53,426	15.4	81,716	19.3	41,197	20.1	44,864	12.6
Selling, engineering, general and administrative expenses	26,475	9.3	25,654	7.4	31,760	7.5	13,891	6.8	19,485	5.5
Intangible amortization	—	—	—	—	—	—	—	—	2,563	.7
Restructuring	(190)	(0.1)	—	—	1,396	0.3	319	0.2	527	.1

Operating income	19,247	6.7	27,772	8.0	48,560	11.5	26,987	13.2	22,289	6.3
Interest expense, net	11,252	3.9	15,606	4.5	15,933	3.8	8,321	4.1	11,224	3.1
Loss on early extinguishment of debt	13,923	4.9	—	—	—	—
Other expense (income), net	(13)	(0.0)	(1,267)	(0.4)	497	0.1	(11)	0.0	27	0.0

Income (loss) before income taxes	(5,915)	(2.1)	13,433	3.9	32,130	7.6	18,677	9.1	11,038	3.1
Income tax expense	3,092	1.1	2,298	0.7	2,771	0.7	774	0.4	4,146	1.2

Net income (loss)	$(9,007)	(3.2)	$11,135	3.2	$29,359	6.9	$17,903	8.7	$6,892	1.9

Capital expenditures	$4,714		$6,171		$2,702		$1,553		$3,045
Depreciation and amortization expense	$5,398		$4,844		$5,434		$2,825		$7,523

Six Months Ended June 30, 2007 Compared with Six Months Ended June 30, 2006

Net sales  —  Net sales for the six months ended June 30, 2007 were $356.4 million compared to $205.2 million for the six months ended June 30, 2006, an increase of $151.2 million or 73.7%. This increase in net sales was primarily due to the acquisition of Copperfield, which accounted for 63.8% of the increase and, together with increased demand in the consumer segment, more than offset net sales declines in the other segments due to volume declines net of price increases. There was a 43.2% increase in volume in the six months ended June 30, 2007 compared to the prior period primarily due to the acquisition of Copperfield, which accounted for 44.9% of the increase and, in addition to increased demand from existing customers in our consumer outlets segment, offset a decline in demand from existing customers in our other segments. Volume changes between comparative periods are measured in total pounds shipped. With the exception of Copperfield products, product mix in units for this time period was relatively consistent.

Gross profit  —  Gross profit margin for the six months ended June 30, 2007 was 12.6% compared to 20.1% for the six months ended June 30, 2006. The decrease in the gross profit margin was primarily due to the Copperfield acquisition. Copperfield prices its products to earn a fixed dollar margin per pound of goods sold, which effectively mitigates the effect of copper price volatility, but in higher priced copper markets, compresses the gross profit percentage. Other contributing factors to the decrease in the gross profit margin were the rapid drop in copper during the end of 2006 and the beginning of 2007, which resulted in compressed margins across most business segments due to the lag in working through our inventory layers in the beginning of the year, pricing pressures due to lower market demands in many of our channels, and plant realignments, offset by the ability to spread fixed costs over a somewhat higher revenue base.

Selling, engineering, general and administrative (“SEG&A”)  —  SEG&A expense for the six months ended June 30, 2007 was $19.5 million compared to $13.9 million for the six months ended June 30, 2006. The increase between the two periods resulted primarily from the acquisition of Copperfield, an increase in professional fees due to our change in equity structure, an increase in stock compensation expense, and an increase in advertising expense due to new customer setups and promotions.

Restructuring Charges  —  Restructuring charges for the six months ended June 30, 2007 were $0.5 million. These expenses were the result of the planned closure of our Siler City, North Carolina facility. Restructuring charges for the six months ended June 30, 2006 were $0.3 million. These expenses were the result of the planned closure of our Miami Lakes facility.

Interest expense, net —  Interest expense, net, for the six months ended June 30, 2007 was $11.2 million compared to $8.3 million for the six months ended June 30, 2006. The increase in interest expense, net, was due primarily to additional interest payable for the 2007 Notes and borrowings under our revolving line of credit due to the acquisition of Copperfield.

Income tax expense  —  Income tax expense was $4.1 million for the six months ended June 30, 2007 compared to $0.8 million for the six months ended June 30, 2006. Income tax expense increased primarily because of a change from S corporation status to C corporation status in October 2006, resulting in increased tax expense.

Segment Results

The following table sets forth, for the periods indicated, statements of operations data by segment in thousands of dollars, segment net sales as a percentage of total net sales and segment operating income as a percentage of segment net sales.

	Six Months Ended June 30,
	2006		2007
	Amount	%	Amount	%
	(In thousands)

Net Sales:
Electrical / Wire and Cable Distributors	$70,907	34.6%	$72,322	20.3%
Specialty Distributors and OEMs	112,105	54.6	117,513	33.0
Consumer Outlets	22,200	10.8	35,756	10.0
Copperfield	—	—	130,823	36.7

Total	$205,212	100.0%	$356,414	100.0%

Operating Income:
Electrical / Wire and Cable Distributors	$12,821	18.1%	$6,772	9.4%
Specialty Distributors and OEMs	15,400	13.7	11,121	9.5
Consumer Outlets	883	4.0	3,746	10.5
Copperfield	—	—	3,516	2.7

Total	29,104		25,155
Corporate	(2,117)		(2,866)

Consolidated operating income	$26,987	13.2%	$22,289	6.3%

Six Months Ended June 30, 2007 Compared with Six Months Ended June 30, 2006

Electrical/Wire and Cable Distributors

Net sales for our electrical/wire and cable distributors segment for the six months ended June 30, 2007 were $72.3 million compared to $70.9 million for the six months ended June 30, 2006, an increase of $1.4 million or 2.0%. This increase was due primarily to selling price increases as a result of inflationary increases in raw material prices. There was a decrease in volume of 1.3% primarily due to weaknesses in the residential construction markets. This decline was somewhat offset by strength in the MRO, industrial and commercial construction markets.

Operating income for our electrical/wire and cable distributors segment for the six months ended June 30, 2007 was $6.8 million compared to $12.8 million for the six months ended June 30, 2006, a decrease of $6.0 million, or 46.9%. This decrease was attributed to the rapid drop in copper during the end of 2006 and beginning of 2007, which resulted in compressed margins due to the lag in working through our inventory layers, working capital initiatives, pricing pressures due to lower market demand, the costs of plant realignments, and stock compensation expense, offset by the ability to spread fixed costs across a larger revenue base.

Specialty Distributors and OEMs

Net sales for our specialty distributors and OEMs segment for the six months ended June 30, 2007 were $117.5 million compared to $112.1 million for the six months ended June 30, 2006, an increase of $5.4 million, or 4.8%. There was a decrease in volume of 7.5% due to declines in demand from our existing customers, offset by growth and market share gains in our OEM/government, industrial, and irrigation channels.

Operating income for our specialty distributors and OEMs segment for the six months ended June 30, 2007 was $11.1 million compared with $15.4 million for the six months ended June 30, 2006, a decrease of $4.3 million or 27.9%. This decrease was primarily due to the rapid drop in copper prices during the end of 2006 and beginning of 2007 which resulted in compressed margins across most business channels due to the lag in working through our inventory layers, working capital initiatives, pricing pressures due to lower market demand in some of our business channels, the costs of plant realignments, and stock compensation expense due to options issued, offset by the ability to spread fixed costs across a larger revenue base.

Consumer Outlets

Net sales for our consumer outlets segment for the six months ended June 30, 2007 were $35.8 million compared to $22.2 million for the six months ended June 30, 2006, an increase of $13.6 million or 61.3%. This increase was due primarily to a volume increase of 31.2% and price increases associated with raw material cost increases. The volume increase was due primarily to an increase of automotive product sales due to improved market conditions compared to 2006 and to initial stocking orders for product line expansions with existing customers in 2007.

Operating income for our consumer outlets segment for the six months ended June 30, 2007 was $3.8 million compared to $0.9 million for the six months ended June 30, 2006, an increase of approximately $2.9 million, or 322.2%. This increase was largely due to strength in demand in our automotive channel, expanded product placement with existing customers, the ability to spread fixed costs across a larger revenue base, improved operational efficiencies due to plant realignments in 2006 and the ability to secure price increases. This was offset by stock compensation expense and the accrual of management bonuses due to increased profitability.

Copperfield

No comparison is presented for Copperfield because it was not included in our financial results in 2006.

Operating income for Copperfield is reduced by the one time impact of the fair value step-up to inventories of $2.7 million and the amortization of intangible assets of $2.6 million.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net sales — Net sales for the year ended December 31, 2006 were $423.4 million compared to $346.2 million for the year ended December 31, 2005, an increase of $77.2 million, or 22.3%. The increase in net sales was due primarily to price increases driven by the significant increase in the cost of raw materials, primarily copper, for 2006 compared to 2005. There was a 10.9% decline in volume in 2006 due to decreased demand from existing customers, somewhat offset by the addition of new customers. Also contributing to the volume decline was a shift in the product mix in our consumer outlets segment from higher weight products, such as extension cords, to lower weight products, such as data, thermostat and coaxial cables and a change in manufacturing process in our automotive channel. Otherwise, product mix in units for these periods was relatively consistent. Volume changes between comparative years are measured in total pounds shipped.

Gross profit — Gross profit margin for the year ended December 31, 2006 was 19.3% compared to 15.4% for the year ended December 31, 2005. The increase in the gross profit margin was due in part to the ability to secure pricing increases sooner than increased copper and other raw material cost increases were reflected in inventory and cost of goods sold. In addition, gross profit increases were due to reduced costs due to manufacturing efficiency improvements made during the prior year. Gross profit improved due to the ability to reduce shipping and other distribution expenses, and to spread fixed costs over a significantly higher revenue base.

Selling, engineering, general and administrative — SEG&A expense for the year ended December 31, 2006 was $31.8 million compared to $25.7 million for the year ended December 31, 2005, an increase of $6.1 million. The increase between the two periods resulted primarily from increased sales commissions due to a higher revenue base, an increase in the accrual of management bonuses due to improved profitability, increased depreciation expense, and an increase in professional fees paid to Shmuel D. Levinson for services rendered in connection with the exploration and development of strategic alternatives and certain other matters.

Restructuring Charges — Restructuring charges for the year ended December 31, 2006 were $1.4 million. These expenses were the result of the planned closures of our Miami Lakes and Siler City facilities. Restructuring charges included $0.1 million of employee severance costs, $0.7 million of lease termination costs, $0.3 million of equipment relocation costs and $0.3 million of other closing costs.

Interest expense, net and loss on early extinguishment of debt — Interest expense, net was $15.9 million for year ended December 31, 2006, compared to $15.6 million of interest expense, net for year ended December 31, 2005, an increase of $0.3 million. The increase in interest expense was due primarily to higher average borrowings under our revolving line of credit resulting primarily from increased inventory costs.

Other (income) loss, net — Other loss, net, for the year ended December 31, 2006 included $0.5 million for estimated costs accrued pursuant to the Tax Matters Agreement compared to $1.3 million of income, for the year ended December 31, 2005 which was due to the sale of zero coupon bonds in May 2005, in connection with the settlement of the Copperweld Corporation capital lease obligation.

Income tax expense — Income tax expense was $2.8 million for the year ended December 31, 2006 compared to $2.3 million for the year ended December 31, 2005. Income tax expense increased primarily because of a change from S corporation status to C corporation status in October 2006, resulting in increased corporation tax expense.

Segment Results

The following table sets forth, for the periods indicated, statements of operations data by segment in thousands of dollars, segment net sales as a percentage of total net sales and segment operating income as a percentage of segment net sales.

	Year Ended December 31,
	2005		2006
	Amount	%	Amount	%
	(In thousands)

Net sales:
Electrical/Wire and Cable Distributors	$114,561	33.0%	$147,411	34.8%
Specialty Distributors and OEMs	171,926	49.8	219,957	52.0
Consumer Outlets	59,694	17.2	55,990	13.2

Total	$346,181	100.0%	$423,358	100.0%

Operating income:
Electrical/Wire and Cable Distributors	$13,643	11.9%	$23,830	16.2%
Specialty Distributors and OEMs	14,693	8.5	28,096	12.8
Consumer Outlets	3,465	5.8	3,421	6.1

Total	31,801		55,347
Corporate	(4,029)		(6,787)

Consolidated operating income	$27,772		$48,560

Electrical/Wire and Cable Distributors

Net sales for our electrical/wire and cable distributors segment for the year ended December 31, 2006 were $147.4 million compared to $114.6 million for the year ended December 31, 2005, an increase of $32.8 million, or 28.6%. This increase was due primarily to selling price increases as a result of inflationary increases in raw material costs, as well as the addition of strategic new customers. There was a decrease in volume of 4.0% primarily due to a decline in the residential construction market and energy related business in 2005 that did not repeat in 2006.

Operating income for our electrical/wire and cable distributors segment for the year ended December 31, 2006 was $23.8 million compared to $13.6 million for the year ended December 31, 2005, an increase of $10.2 million, or 75.0%. This increase was attributed to our ability to secure price increases to offset increases in raw material costs, reduce shipping and other distribution expenses, and the ability to spread fixed costs across a larger revenue base.

Specialty Distributors and OEMs

Net sales for our specialty distributors and OEMs segment for the year ended December 31, 2006 were $220.0 million compared to $171.9 million for the year ended December 31, 2005, an increase of $48.1 million, or 28.0%. The increase was due to selling price increases associated with increases in raw material costs and increased security/home automation channel sales as a result of market share gains. These increases offset decreases in the other channels in this segment due to market conditions. There was an overall decline in volume of 9.4% due to market conditions, offset by increases in the security/home automation, irrigation and copper fabrication channels due to market share gains.

Operating income for our specialty distributors and OEMs segment for the year ended December 31, 2006 was $28.1 million compared to $14.7 million for the year ended December 31, 2005, an increase of $13.4 million, or 91.2%. This increase was due primarily to volume and pricing initiatives, improved manufacturing efficiencies, reduced shipping and other distribution expenses, and the spreading of fixed costs over a larger revenue base.

Consumer Outlets

Net sales for our consumer outlets segment for the year ended December 31, 2006 were $56.0 million compared to $59.7 million for the year ended December 31, 2005, a decrease of $3.7 million, or 6.2%. This decrease was due to a volume decline of 25.5%, which was partially offset by price increases. The volume decline was due primarily to a decrease in orders from consumer outlet customers who had higher than expected inventory as a result of soft 2005 year-end retail sales. In addition, the prior year included an initial stocking order for a major account that was not repeated in 2006 and the completion of a sales program at a specific account. Also contributing to the volume decline was a shift in product mix from higher weight products, such as extension cords, to lower weight products, such as data, thermostat and coaxial cables, and a change in manufacturing process affecting our automotive products.

Operating income for our consumer outlets segment for the year ended December 31, 2006 was $3.4 million compared to $3.5 million for the year ended December 31, 2005, a decrease of $0.1 million or 2.9%. This decline was due to the combination of sales decreases and additional operating expenses in our overall operating segment. These were partially off-set by gains on the sale of commodity contracts, reduced shipping and other distribution expenses, cost savings realized from our Miami facility closure, and manufacturing process improvements affecting our automotive products.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Net sales — Net sales for the year ended December 31, 2005 were $346.2 million compared to $285.8 million for the year ended December 31, 2004, an increase of $60.4 million, or 21.1%. The increase in net sales was due primarily to price increases driven by the significant increase in the cost of raw materials, primarily copper, for 2005 compared to 2004. There was a 6.8% growth in volume in 2005 due to increased demand from existing customers, as well as the addition of new customers. Product mix for each of the years ended December 31, 2004 and 2005 was relatively consistent, with the exception of our consumer outlets segment in which there was an increase in sales of products not traditionally sold through the retail channel due to a new customer and a change in manufacturing process in our automotive channel. Volume changes between comparative years are measured in total pounds shipped.

Gross profit — Gross profit margin for the year ended December 31, 2005 was 15.4% compared to 15.9% for the year ended December 31, 2004. The decrease in the gross profit margin for the year ended December 31, 2005 was due principally to the significant increase in the cost of raw materials, primarily copper, that was not fully passed along to existing customers, and inefficiencies of $2.2 million related to the manufacturing consolidation of certain product lines in two of our facilities in the first nine months of 2005. These negative factors were offset in part by the addition of new customers and some pricing increases.

Selling, engineering, general and administrative — SEG&A expense for the year ended December 31, 2005 was $25.7 million compared to $26.5 million for the year ended December 31, 2004, a decrease of $0.8 million. The decrease in 2005 was due primarily to the payment of special bonuses in 2004 in connection with the issuance of our senior notes. This was partially offset by increased selling commissions related to increased sales volume, and increases in payments for professional and management services due to our new reporting structure associated with the issuance of our senior notes.

Interest expense, net and loss on early extinguishment of debt — Interest expense, net was $15.6 million for year ended December 31, 2005, compared to $11.3 million of interest expense, net and $13.9 million of loss on early extinguishment of debt for year ended December 31, 2004, a decrease of $9.6 million. The decrease in 2005 was due primarily to the payment of make-whole premiums and other costs in connection with our September 2004 debt refinancing partially offset by an increase in interest for payment obligations on our senior notes and an increase in amortization expense related to the September 2004 debt refinancing.

Other income, net — Other income, net, for the year ended December 31, 2005 was $1.3 million due to the sale of zero coupon bonds in May 2005, in connection with the settlement of the Copperweld Corporation capital lease obligation.

Income tax expense — Income tax expense was $2.3 million for the year ended December 31, 2005 compared to $3.1 million for the year ended December 31, 2004. Income tax expense decreased primarily because of a decline in the taxable income of our wholly owned C corporation subsidiary, which decline was a result of lower shared services income and elimination of the intercompany factoring of the accounts receivable.

Segment Results

The following table sets forth, for the periods indicated, statements of operations data by segment in thousands of dollars, segment net sales as a percentage of total net sales and segment operating income as a percentage of segment net sales.

	Year Ended December 31,
	2004		2005
	Amount	%	Amount	%
	(In thousands)

Net sales:
Electrical/Wire and Cable Distributors	$95,810	33.5%	$114,561	33.0%
Specialty Distributors and OEMs	133,457	46.7	171,926	49.8
Consumer Outlets	56,525	19.8	59,694	17.2

Total	$285,792	100.0%	$346,181	100.0%

Operating income:
Electrical/Wire and Cable Distributors	$9,010	9.4%	$13,643	11.9%
Specialty Distributors and OEMs	13,112	9.8	14,693	8.5
Consumer Outlets	3,399	6.0	3,465	5.8

Total	25,521		31,801
Corporate	(6,274)		(4,029)

Consolidated operating income	$19,247		$27,772

Electrical/Wire and Cable Distributors

Net sales for our electrical/wire and cable distributors segment for the year ended December 31, 2005 were $114.6 million compared to $95.8 million for the year ended December 31, 2004, an increase of $18.8 million, or 19.6%. This increase was due primarily to selling price increases as a result of increases in the cost of raw materials combined with slight market share gains. There was an increase in volume of 8.2% in 2005 due to growth in the industrial and residential construction markets combined with market share gains.

Operating income for our electrical/wire and cable distributors segment for the year ended December 31, 2005 was $13.6 million compared to $9.0 million for the year ended December 31, 2004, an increase of $4.6 million, or

51.1%. This increase was attributable to price and volume increases, which spread fixed costs across a larger revenue base, and a reduction in operating expenses attributable to the consolidation of distribution centers and decreased selling costs.

Specialty Distributors and OEMs

Net sales for our specialty distributors and OEMs segment for the year ended December 31, 2005 were $171.9 million compared to $133.5 million for the year ended December 31, 2004, an increase of $38.4 million, or 28.8%. The increase was due to selling price increases associated with cost increases in raw material prices and increased security/home automation channel sales as a result of the addition of new customers. Additionally, 2005 included the revenue from the additions of OEM/government and industrial MRO customers. These increases were partially offset by a decrease in the irrigation channel that resulted from market conditions. There was 12.7% volume growth in 2005 due to the growth in the security/home automation and OEM markets combined with market share gains.

Operating income for our specialty distributors and OEMs segment for the year ended December 31, 2005 was $14.7 million compared to $13.1 million for the year ended December 31, 2004, an increase of $1.6 million, or 12.2%. The increase was due primarily to higher sales volume at higher prices attributable to increased business in the industrial, OEM, recreation and transportation, and security/home automation channels and the ability to pass along raw material cost increases to a majority of our customers, which spread fixed costs across a larger revenue base. This was offset by losses due to inefficiencies in some our manufacturing operations due to plant realignments.

Consumer Outlets

Net sales for our consumer outlets segment for the year ended December 31, 2005 were $59.7 million compared to $56.5 million for the year ended December 31, 2004, an increase of $3.2 million, or 5.7%. The increase in net sales was due primarily to price increases associated with increases in the cost of raw materials. There was a decline in volume as measured in pounds shipped of 7.7%. This was due to a shift in product mix from higher weight products, such as extension cords, to lower weight products, such as LAN cables, in our retail channel and a change in manufacturing process in our automotive channel.

Operating income for our consumer outlets segment for the year ended December 31, 2005 was $3.5 million compared to $3.4 million for the year ended December 31, 2004, an increase of $0.1 million or 2.9%. This increase included $0.2 million of gains relating to outstanding commodity contracts. This was offset by a decline in operating income of $0.1 million due primarily to the impact of the increased cost of base raw materials, specifically copper, that could not be passed along to our customers and was somewhat offset by cost savings realized from a new manufacturing process in the automotive channel.

Liquidity and Capital Resources

Debt

As of June 30, 2007, we had the following long-term debt (including capital lease obligations) outstanding:

As of
June 30,
2007

Revolving credit facility	$100,864
Senior notes	243,293
Capital lease obligations	515
Other long-term debt	414

Total long-term debt	$345,086

Senior Secured Revolving Credit Facility

Our credit facility dated as of September 28, 2004, with Wachovia Bank, National Association (“agent”) provided for an asset-based credit facility whereby we may receive from time to time an aggregate amount of advances not to exceed the lesser of (i) $75.0 million or (ii) the sum of 85% of eligible accounts receivable and 55% of eligible inventory, with a sublimit for letters of credit of up to $5.0 million.

On April 2, 2007, in connection with our acquisition of Copperfield, we entered into the Revolving Credit Agreement with Wachovia Bank, National Association, as administrative agent (“agent”), which amends and restates the previously existing agreement in its entirety, and provides for an asset-based revolving credit facility with aggregate advances not to exceed the lessor of (i) $200.0 million or (ii) the sum of 85% of eligible accounts receivable, 55% of eligible inventory and an advance rate to be determined of certain appraised fixed assets, with a $10.0 million sublimit for letters of credit. The Revolving Credit Facility (the “Revolving Credit Facility”) matures on April 2, 2012. Interest is payable, at our option, at the agent’s prime rate plus a range of 0.0% to 0.5% or the Libor rate plus a range of 1.25% to 1.75%, in each case based on quarterly average excess availability under the revolving credit facility.

The credit facility accrued interest at an average rate of 7.1%, and our average borrowed amount was $87.7 million for the three-month period ended June 30, 2007. We had no borrowings for the three-months ended March 31, 2007.

Our Revolving Credit Facility under the Revolving Credit Agreement is guaranteed by our domestic subsidiaries on a joint and several basis, either as a co-borrower or a guarantor, and is secured by substantially all of our assets and the assets of our domestic subsidiaries, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property), as well as by a pledge of all the capital stock of each of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any.

The Revolving Credit Agreement contains financial covenants requiring us to maintain a minimum fixed charge coverage ratio and to maintain minimum excess availability under the credit facility. In addition, the Revolving Credit Agreement contains affirmative and negative covenants, including restrictions on the payment of dividends and distributions, indebtedness, liens, investments, guarantees, mergers and consolidations, sales of assets, affiliate transactions, sale and leaseback transactions and leases. We are also prohibited by the Revolving Credit Agreement from making prepayments on our senior notes, except for scheduled payments required pursuant to the terms of such senior notes. The financial covenants in the Revolving Credit Agreement:

•	require us to maintain a fixed share coverage ratio of not less than 1.1 to 1.0 for any month during which excess availability under the credit facility falls below $30.0 million, and

•	require us to maintain excess availability under the credit facility of not less than $10.0 million.

Senior Notes

On September 28, 2004, we issued senior notes in an aggregate principal amount of $120.0 million, bearing interest at a fixed rate of 9.875% and maturing in 2012. The notes are guaranteed by our domestic restricted subsidiaries.

On April 2, 2007, in connection with our acquisition of Copperfield, we issued the 2007 Notes in an aggregate principal amount of $120.0 million, bearing interest at a fixed rate of 9.875% and maturing in 2012, and having the same terms and conditions as our senior notes issued in 2004, which were issued under the same indenture. We sold these notes at a premium to par value of 2.875%, resulting in proceeds to us of $123.5 million. Because of the issuance of these notes, our outstanding notes have an aggregate principal amount of $240.0 million.

The indenture includes a covenant that prohibits us from incurring additional indebtedness (other than certain permitted indebtedness, including but not limited to the maximum availability under our credit facility), unless our consolidated fixed charge coverage ratio is greater than 2.0 to 1.0. As of June 30, 2007, our consolidated fixed charge coverage ratio was 2.8 to 1.0. Upon the occurrence of a change of control, we must offer to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

The indenture also contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to: make restricted payments; create liens; pay dividends; consolidate, merge or sell substantially all of our assets; enter into sale and leaseback transactions; and enter into transactions with affiliates.

As of June 30, 2007, we were in compliance with all of the covenants contained in the indenture. We may redeem some or all of the notes at any time on or after October 1, 2008, at redemption prices set forth in the indenture. In addition, before October 1, 2007, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 109.875% of their aggregate principal amount, plus accrued interest, with the cash proceeds form certain kinds of equity offerings.

Current and Future Liquidity

In general, we require cash for working capital, capital expenditures, debt repayment and interest. Our working capital requirements increase when we experience strong incremental demand for products or significant copper price increases.

Our management assesses the future cash needs of our business by considering a number of factors, including:

•	our historical earnings and cash flow performance;

•	management’s assessment of our future working capital needs;

•	our current and projected debt service expenses;

•	management’s planned capital expenditures; and

•	our ability to borrow additional funds under the terms of our credit facility and our senior notes.

Based on the foregoing, we believe that cash flow from operations and borrowings under our Revolving Credit Agreement will be sufficient to fund our operations, debt service and capital expenditures for the foreseeable future.

On April 2, 2007, we sold the 2007 Notes, and entered into the Revolving Credit Agreement. We financed the Copperfield acquisition and related transaction expenses with the proceeds from the sale of 2007 Notes of $123.5 million, borrowings under our Revolving Credit Agreement of $73.6 million, and cash on hand of $22.9 million.

If we experience a deficiency in earnings with respect to our fixed charges in the future, we would need to fund the fixed charges through a combination of cash flows form operations and borrowings under the credit facility. If cash flows generated form our operations, together with borrowings under our credit facility, is not sufficient to fund our operations, debt service and capital expenditures and we need to seek additional sources of capital, the limitations contained in the credit facility and the indenture relating to our senior notes on our ability to incur debt could prevent us from securing additional capital through the issuance of debt. In that case, we would need to secure additional capital through other means, such as the issuance of equity. In addition, we may not be able to obtain additional debt or equity financing on terms acceptable to us, or at all. If we were not able to secure additional capital, we could be required to delay or forego capital spending or other corporate initiatives, such as the development of products, or acquisition opportunities.

Net cash used by operating activities for the six months ended June 30, 2007 was $14.0 million compared to net cash provided by operating activities of $5.7 million for the six months ended June 30, 2006. The primary factors contributing to the increase in cash used by operating activities for the six months ended June 30, 2007 compared to 2006 were: (i) a $11.0 million decrease in net income; (ii) a $8.8 million increase in cash used by accounts receivable due to increases in selling prices and timing of collections ; (iii) a $10.4 increase in cash used by inventories due to higher raw material costs and increased quantities; and (iv) a $3.2 million increase in cash used by prepaid expenses. These factors were offset by: (i) a $2.0 million increase in stock-based compensation; a (ii) a $5.6 million increase in accounts payable due to timing of payments; (iii) a $3.4 million increase in accrued liabilities ; (iv) a $4.8 million increase in amortization due to additional debt acquisition costs and intangibles acquired in the purchase of Copperfield.

Net cash used in investing activities for the six months ended June 30, 2007 was $218.4 million due to $3.0 million of capital expenditures and $215.4 million for the acquisition of Copperfield.

Net cash provided by financing activities for the six months ended June 30, 2007 was $217.8 million, due to net borrowings under our revolving loan facilities of $99.1 million and the issuance of additional senior notes of $119.6 million including premiums, net of fees and expenses. This was offset by the payment of long-term debt of $0.5 million and $0.4 million of common stock issuance costs related to the private equity offering.

During the third quarter ended September 30, 2005, we experienced a theft of inventory as a result of break-ins at our manufacturing facility located in Miami Lakes, Florida. We believe we will recover the amount of the loss, net of deductibles, under our insurance policy. As a result of the loss, we reduced the cost of inventory by $1.3 million and recorded an insurance receivable, which is included in prepaid expenses and other current assets in the condensed consolidated balance sheets.

On November 14, 2006, we approved a plan to close our manufacturing facility and sell the building and property located in Siler City, North Carolina. We determined that the efficient utilization of our manufacturing assets would be enhanced by partial relocation of production to our plants in Hayesville, North Carolina and Waukegan, Illinois supplemented by additional international sourcing.

We estimate the total remaining cost of the closure and realignment to be approximately $0.1 million, which includes cash expenditures of approximately $36,000 for equipment relocation costs and $0.1 million for other costs related to the closure. We expect that the closure will be complete by the end of the first quarter of 2008.

Seasonality

We have experienced, and expect to continue to experience, certain seasonal trends in net sales and cash flow. Larger amounts of cash are generally required during the second and third quarters of the year to build inventories in anticipation of higher demand during the late fall and early winter months. In general, receivables related to higher sales activities during the late fall and early winter months are collected during the late fourth and early first quarter of the year.

Contractual Obligations

The following table sets forth information about our contractual obligations and commercial commitments as of June 30, 2007:

	Payments Due by Period
		Less
		Than	2-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(In thousands)

Current and long-term debt obligations (including interest)	$374,862	$24,934	$73,452	$276,369	$107
Capital lease obligations (including interest)	1,064	509	555	—	—
Operating lease obligations	19,756	4,055	5,681	4,922	5,098
Purchase obligations	73,927	73,927	—	—	—

Purchase obligations primarily consist of purchase orders and other contractual arrangements for inventory and raw materials.

We will be required to make future cash contributions to our defined contribution savings plans. The estimate for these contributions is approximately $0.5 million during 2007. Estimates of cash contributions to be made after 2007 are difficult to determine due to the number of variable factors that impact the calculation of defined contribution savings plans.

We anticipate being able to meet our obligations as they come due.

Off-Balance Sheet Assets and Obligations

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this report, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize sales of our products when the products are shipped to customers and title passes to the customer in accordance with the terms of sale. We record customer promotional allowances as a reduction of net sales when it is probable that the allowance will be granted and the amount of the allowance can be reasonably estimated. Our promotional allowances are primarily related to the volumes of purchases by various customer groups during specified time periods. Accordingly, to calculate our ultimate related promotional costs, we estimate during each period each customer’s potential for achieving the related purchase volumes based primarily on our sales history with each customer. Subsequent period changes in our estimates have not been material in the prior three years.

Allowance for Uncollectible Accounts

We record an allowance for uncollectible accounts to reflect management’s best estimate of losses inherent in our receivables as of the balance sheet date. In calculating the allowance for uncollectible accounts, we consider both the current financial condition of individual customers and historical write-off patterns.

Inventories

Inventories include material, labor and overhead costs and are recorded at the lower of cost or market on the FIFO basis. In applying FIFO, we evaluate the realizability of our inventory on a product-by-product basis. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition or where inventory cost exceeds net realizable value, we record a charge to cost of goods sold and reduce the inventory to its net realizable value.

Plant and Equipment

Plant and equipment are carried at cost and are depreciated over their estimated useful lives, ranging from three to twenty years, using principally the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. The carrying value of all long-lived assets is evaluated periodically in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine if adjustment to the depreciation period or the carrying value is warranted. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows on a non-discounted basis related to the tested assets are likely to exceed the recorded carry amount of those assets to determine if write-down is appropriate. If we identify impairment, we will report a loss to the extent that the carrying value of the impaired assets exceeds their fair values as determined by valuation techniques appropriate in the circumstances that could include the use of similar projections on a discounted basis.

Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, we do not amortize goodwill, but goodwill is subject to our annual impairment testing at December 31. Potential impairment exists if the carrying amount of net assets of an operating segment, including goodwill, is greater than the fair value of net assets of an operating segment. To the extent possible, we identify specific net assets at the operating segment level. Net assets such as inventory, fixed assets and accounts payable are allocated to each operating segment for purposes of recognizing and measuring goodwill impairment. Allocations are based on manufactured cost of goods sold by operating segment. Goodwill was allocated to each operating segment based on the relative fair value of each operating segment. Fair value was based on the income approach using a calculation of discounted estimated future cash flows from our annual long-range planning process. The calculation of impairment loss compares the implied fair value of each operating segment’s goodwill with the carrying value of that goodwill. Various factors, including a deterioration in the future prospects for any of our operating segments or a decision to exit an operating segment, could result in impairment charges.

Income Taxes

Through October 9, 2006, we conducted our business as an S corporation, with the exception of our wholly-owned C corporation subsidiary, for federal and state income tax purposes. Accordingly, our shareholders had been responsible for federal and substantially all state income tax liabilities arising out of our operations. For all periods prior to the C corporation conversion dividends had been paid to shareholders at amounts that approximated the shareholders’ current tax liability arising from their ownership in the company. One of our subsidiaries is a C corporation and, as such, is subject to federal and state income tax. As of October 10, 2006, the day before we consummated the 2006 Private Placement, we ceased to be an S corporation and became a C corporation and, as such, we became subject to federal and state income taxes. The unaudited pro forma statements of operations data included elsewhere in this report present our pro forma provision for income taxes and net income as if we had been a C corporation for all periods presented. For further information reference “Selected Consolidated Financial Data.”

We account for income taxes at the subsidiary in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts. We periodically assess the reliability of deferred tax assets and the adequacy of deferred tax liabilities, including the results of local, state or federal statutory tax audits.

The Internal Revenue Service is currently examining our 2002, 2003 and 2004 federal income tax returns. Management believes that the ultimate outcome of this examination will not result in a material adverse impact on our consolidated financial position, cash flow or results of operations.

New Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. FIN No. 48 also offers guidelines to determine how much of a tax benefit to recognize in the financial statements. Under FIN No. 48, the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority should be recognized. FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN No. 48 as of January 1, 2007 with no cumulative effect adjustment required. As of March 31, 2007, we had no unrecognized tax benefits.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not anticipate the implementation of this statement will materially impact our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an Amendment of FASB Statement No, 115 (“SFAS No, 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years after November 15, 2007. We do not believe that the adoption of the provisions of SFAS No. 159 will materially impact our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Our principal market risks are exposure to changes in commodity prices, primarily copper prices, and interest rates on borrowings.

Commodity Risk.  We generally do not enter into arrangements to hedge price fluctuations for copper or other commodities used to manufacture our products, although we have done so from time to time, primarily in our consumer outlets segment. The terms of these hedging arrangements generally are less than one year. We had no outstanding commodity hedging arrangements as of June 30, 2007.

Interest Rate Risk.  We have exposure to changes in interest rates on a portion of our debt obligations. The interest rate on our credit facility is based on either the lenders’ prime rate or LIBOR. Based on an assumed $100.9 million of borrowings outstanding under our credit facility, a one percentage point change in LIBOR would change our annual interest expense by approximately $1.0 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR COPPERFIELD

The following discussion and analysis of Copperfield’s financial condition and results of operations should be read in conjunction with “Selected Financial Data for Copperfield” and Copperfield’s audited financial statements and related notes appearing elsewhere in this prospectus. Copperfield’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described herein under “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements. You should read the following discussion in conjunction with Copperfield’s financial statements and the notes thereto included elsewhere in this prospectus.

Overview

Prior to its acquisition by Coleman on April 2, 2007, Copperfield was one of the largest privately owned manufacturers and suppliers of electrical wire and cable products in the United States. Copperfield supplies a broad line of wire and cable products, consisting of more than 41,000 SKUs, which enables it to offer its customers a single source for many of their wire and cable product requirements. Copperfield sells its products to more than 450 active customers at more than 1,000 different locations, including a wide range of specialty distributors and OEMs. Copperfield focuses on manufacturing parts in high volumes and reducing manufacturing and overhead costs.

Copperfield develops its products for sale into various end markets, including industrial distribution, automotive, OEM, appliance, welding and trailer cables, RVs and copper fabrication. Copperfield believes that its broad product line and diverse customer base have contributed to greater stability in net sales and operating profit margin than a number of its competitors. Copperfield manufactures its products in eight domestic facilities.

Copperfield’s net revenues have historically been influenced by four main factors: acquisitions, capacity additions, the price of copper and general business cycles. In 2006, its revenue grew 157.1% over 2005. Copperfield has grown net revenues from $136.7 million in 2004 to $519.6 million in 2006, an increase of 280.1%.

Copperfield’s cost of goods sold is primarily made up of raw material costs. Copper is the largest component of its raw material costs and represents an estimated 75% of cost of goods sold. Copperfield buys copper from domestic and international suppliers, with pricing based generally on the monthly average copper price or the COMEX average. Copperfield’s labor costs have historically been less than 10% of its cost of goods sold so competition from products produced in foreign countries that have a labor rate advantage has not had a significant impact on its financial results.

While the price of copper has a significant impact upon Copperfield’s sales, cost of goods sold and working capital, it has less of an impact on its net income. Copperfield’s standard pricing mechanism includes a component that passes the majority of the pricing fluctuations in the copper market to the customer with the company retaining only a small component of the commodity price risk.

Results of Operations

The following table sets forth, for the periods indicated, the statement of operations data in thousands of dollars and as a percentage of net sales.

	Year Ended December 31,						Three Months Ended March 31,
	2004		2005		2006		2006		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Net sales	$136,749	100.0%	$202,066	100.0%	$519,594	100.0%	$109,914	100.0%	$126,437	100.0%
Gross profit	21,959	16.0	25,710	12.7	46,935	9.0	10,553	9.6	14,553	11.5
Selling, warehousing, general and administrative expenses	14,647	10.7	13,933	6.9	19,005	3.6	4,816	4.4	4,756	3.8

Operating income	7,312	5.3	11,777	5.8	27,930	5.4	5,737	5.2	9,797	7.7
Interest expense, net	2,245	1.6	6,093	3.0	12,267	2.4	2,493	2.3	3,157	2.5

Net income	$5,067	3.7	$5,684	2.8	$15,663	3.0	$3,244	2.9%	$6,640	5.2%

Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

Net sales — Net sales for the three months ended March 31, 2007 were $126.4 million, compared to $109.9 million for the three months ended March 31, 2006, an increase of $16.5 million, or 15.0%. The increase in net sales was due primarily to higher prevailing copper prices, which increased 20.0% in the first three months of 2007 with a COMEX average of $2.70 as compared to the first three months of 2006 average of $2.25.

Gross profit margin — Gross profit margin for the three months ended March 31, 2007 was 11.5%, compared to 9.6% for the three months ended March 31, 2006. The increase was due to a combination of a more profitable product mix, price increases that went into effect during 2006 that we did not have full benefit of in the first three months of 2006, and a further integration of the acquisition of selected assets of International Wire Group (“IWG”). This was partially offset by the average increase in the price of copper which had a negative effect on our gross profit margin percentage.

Selling, warehousing, general and administrative — SWG&A expense for the three months ended March 31, 2007 was $4.8 million, compared to $4.8 million for the three months ended March 31, 2006. Changes were primarily due to net reductions in utilities and indirect labor, which were partially offset by increases in building rent and property taxes, and an increase related largely to a combination of the addition of SBT on the El Paso, TX operations.

Interest expense — Interest expense was $3.2 million for the three months ended March 31, 2007, compared to $2.5 million for the three months ended March 31, 2006, an increase of $0.7 million. The increase in interest expense is principally a result of three items: (i) the purchase of certain equipment in Q3 2006 which was funded by debt, (ii) a general increase in interest rates and (iii) the increase in working capital requirements associated with the increase in the price of copper.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net sales — Net sales for the year ended December 31, 2006 were $519.6 million, compared to $202.1 million for the year ended December 31, 2005, an increase of $317.5 million, or 157.1%. The increase in net sales was due to increased demand and incremental capacity from the December 1, 2005 acquisition of selected assets of IWG. Additionally, sales grew partially as a result of higher prevailing copper prices (approximately $167.5 million of total sales growth), which increased 83.6% to 2006 COMEX average of $3.10 as compared to the 2005 annual average price of $1.68. Further, Copperfield’s organic sales growth was $71.5 million in 2006. Estimated revenue resulting from the production capacity acquired from IWG generated an additional $78.5 million, net of copper increases in 2006. The product mix for each of the years ended December 31, 2005 and 2006 was relatively consistent, with the exception of an increase in Copperfield’s lead wire products as a result of the IWG asset acquisition. Copperfield understands that certain ongoing customers will not order certain parts in 2007 representing $45 million of 2006 revenue.

Gross profit margin — Gross profit margin for the year ended December 31, 2006 was 9.0%, compared to 12.7% for year ended December 31, 2005. The decrease was principally due to Copperfield’s pricing mechanism that does not allow margin to be added to the increasing cost of copper because the changes in copper are relatively transparent to the customer. Therefore, in higher priced copper markets, Copperfield’s gross margin as a percentage of sales will decline. This decrease was offset to some extent by increased production volumes.

Selling, warehousing, general and administrative — SWG&A expense for the year ended December 31, 2006 was $19.0 million, compared to $13.9 million for the year ended December 31, 2005, an increase of $5.1 million. This increase is driven by administration expenses resulting from the IWG asset acquisition, as well as warehousing expense related to the increased volume of product sold in 2006.

Interest expense — Interest expense was $12.3 million for year ended December 31, 2006, compared to $6.1 million for year ended December 31, 2005, an increase of $6.2 million. The average monthly balance of debt obligations grew from $63.5 million in 2005 to $116.2 million in 2006. The increase in interest expense is principally a result of four items: (i) a refinancing plan that was implemented March 24, 2005, (ii) the acquisition of certain assets of IWG on December 1, 2005 which was funded by debt, (iii) a general increase in interest rates and (iv) the increase in working capital requirements associated with the increase in the price of copper.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Net sales — Net sales for the year ended December 31, 2005 were $202.1 million, compared to $136.7 million for the year ended December 31, 2004, an increase of $65.4 million, or 47.8%. Sales and production growth was driven by (i) the increased utilization of Copperfield’s facilities and (ii) additional output resulting from the December 1, 2005 acquisition of selected assets of IWG. Additionally, sales grew partially as a result of higher prevailing copper prices (approximately $33.6 million of total sales growth), which increased 30.4% to a 2005 COMEX average of $1.68 as compared to the 2004 COMEX average of $1.29. Estimated revenue resulting from the additional production capacity acquired from IWG generated $5.9 million, net of copper increases in 2005. The product mix for each of the years ended December 31, 2005 and 2004 was relatively consistent.

Gross profit margin — Gross profit margin for the year ended December 31, 2005 was 12.7%, compared to 16.0% for year ended December 31, 2004. The decrease was due principally to Copperfield’s pricing mechanism that does not allow margin to be added to the increasing cost of copper because the changes in copper are relatively transparent to the customer.

Selling, warehousing, general and administrative — SWG&A expense for the year ended December 31, 2005 was $13.9 million, compared to $14.6 million for the year ended December 31, 2004, a decrease of $0.7 million. This net decrease was principally driven by a general decrease in commission expense paid to outside sales representatives of $0.6 million as the result of the company’s decision to terminate its relationships.

Interest expense — Interest expense was $6.1 million for year ended December 31, 2005, compared to $2.2 million for year ended December 31, 2004, an increase of $3.9 million. The average monthly balance of debt obligations grew from $28.7 million in 2004 to $63.5 million in 2005. The increase was principally due to increased indebtedness from the 2005 refinancing to allow for its members to take distributions as well as an increase in working capital needs principally driven by higher copper prices.

Liquidity and Capital Resources

Debt

As of March 31, 2007, Copperfield had the following long-term debt (including capital lease obligations) outstanding:

As of
March 31,
2007
(Dollars in thousands)

Credit facility	$45,696
Term loans	10,823
Capital lease obligations	12,214
Other debt	31,143

Total debt	$99,876

Credit Facility

Copperfield’s credit facility dated as of March 24, 2005 with Wells Fargo Business Credit was amended in 2006 to provide for borrowing up to $85.0 million, limited to up to 85% of eligible accounts receivable and 65% of eligible inventories. Copperfield had $39.3 million available under the revolving credit facility at March 31, 2007. The credit facility was repaid and terminated upon the closing of the acquisition.

Term Loans

Copperfield’s currently has a term loan A and B issued by Wells Fargo Business Credit. Term loan A was initiated in March 2005 with an original principal balance of $13.3 million and monthly principal payments of $0.2 million. Term loan B was initiated in March 2005 with an original principal balance of $5.0 million and monthly principal payments of $0.1 million. The term loans were repaid and terminated upon the closing of the acquisition.

Capital Lease Obligations

Copperfield is party to a number of capital lease obligations for various manufacturing, office and warehouse equipment. The capital leases are with several separate parties and have terms that vary in terms, balances, interest rates, and payments. Each capital lease obligation was repaid and terminated upon the closing of the acquisition.

Other Debt

Copperfield currently has mortgage promissory term notes of $2.4, $1.3, and $1.5 million on its Lafayette, Avilla, and Zaragosa facilities respectively as of March 31, 2007. All of the mortgages are with one financial institution. Each of the mortgage promissory term notes are collateralized by the land and buildings. These mortgages were repaid and terminated upon the closing of the acquisition.

Copperfield currently has two subordinated term notes, one senior and one junior note. The senior subordinated note was entered into in March 2005 and was subsequently amended to provide $10.0 million in financing. The note includes a 6% payable-in-kind (“PIK”). The total accrued PIK interest on March 31, 2007 was $0.9 million. The junior subordinated note was entered into in March 2005 and provided $12.0 million in financing. The note includes a 12% PIK that had an accrued balance on March 31, 2007 of $3.0 million respectively it obtained a waiver for the maximum capital expenditures covenant violation. These subordinated term notes were repaid and terminated upon the closing of the acquisition.

Current and Future Liquidity

In general, Copperfield requires cash for working capital, capital expenditures, debt repayment and interest. Copperfield’s working capital requirements increase when it experiences strong demand for products or there are significant copper price increases.

Net cash provided by operating activities for the three months ended March 31, 2007 was $14.7 million compared to net cash used by operating activities of $18.8 million for the three months ended March 31, 2006. The primary factors contributing to the increase in cash provided by operating activities for the three months ended March 31, 2007 compared to 2006 were: (i) a $3.4 million increase in net income, (ii) a $21.4 million decrease in cash used by accounts receivables as a result of an increase in sales of Copperfield’s lead wire products in 2006 as a result of the IWG asset acquisition, (iii) a $14.4 million decrease in inventories, primarily due to Copperfield’s lead wire products increasing in 2006 as a result of the IWG asset acquisition and better inventory management in 2007. These factors were partially offset by $4.7 million decrease in accounts payable.

Net cash used in investing activities for the three months ended March 31, 2007 was due to $0.6 million of capital expenditures.

Net cash used by financing activities for the three months ended March 31, 2007 was $14.1 million, due to the net payment of borrowings on our line of credit of $10.8 million due to additional cash provided by operating activities, payments of long-term debt of $1.8 million, and $1.2 million of distributions to members.

Seasonality

Copperfield does not experience any material seasonal trends. However, there is a typical slowness in the months of July and December of each year as a result of customer plant shutdowns during those months.

Contractual Obligations

The following table sets forth information about Copperfield’s contractual obligations and commercial commitments as of March 31, 2007.

		Payments Due by Period
		Less than	2-3	4-5	After
	Total	one year	years	years	5 years

Current and long term debt obligations(1)	$41,966	$22,246	$17,898	$1,822	$—
Revolving credit facility(1)	45,696	45,696	—	—	—
Capital lease obligations including interest(1)	13,764	4,884	7,452	1,428	—
Operating lease obligations	9,638	1,590	3,067	2,966	2,015
Purchase order obligations(2)	33,765	33,765	—	—	—

Total contractual obligations	$144,829	$108,181	$28,417	$6,216	$2,015

(1)	These obligations were repaid at the closing of the acquisition.

(2)	Purchase order obligations primarily consist of purchase orders and other contractual arrangements for raw materials and other miscellaneous items. Most purchase orders placed by Copperfield are not firm commitments and can be cancelled up until just prior to delivery with no penalties. Copperfield anticipates being able to meet its obligations as they come due.

Off-Balance Sheet Assets and Obligations

Copperfield does not have any off-balance sheet arrangements.

Critical Accounting Policies

Revenue Recognition

Copperfield recognizes revenue when the title and risk of loss are transferred to customers upon delivery based on terms of sale. Provisions are made for customer rebates and allowances at the time product sales are recognized based on the terms and conditions of sales incentive agreements.

Allowance for Doubtful Accounts

Copperfield estimates the allowance for doubtful accounts by considering historical experience, aging of accounts receivable and specifically identified at-risk accounts. The adequacy of the allowance is evaluated on a periodic basis and adjustments are made in the period in which a change in condition occurs.

Inventories

Inventories consisting primarily of materials, labor and overhead are stated at the lower of cost or market, determined on the first-in, first-out (“FIFO”) method. Copperfield estimates losses for excess, obsolete inventory and the net realizable value of inventory based on the aging of the inventory and the evaluation of the likelihood of recovering the inventory costs based on anticipated demand and selling price.

Property and Equipment

Property and equipment are stated at historical cost and depreciated over their estimated useful lives. Equipment with estimated useful lives ranging from three to seven years are depreciated using the straight-line method. Buildings and leasehold improvements with estimated useful lives of three to ten years or over the term of the lease, whichever is less, are depreciated and amortized using the straight-line method. Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The asset and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gains or losses included in operations.

New Accounting Pronouncements

In June 2006, the Emerging Issues Task Force (“EITF”) reached consensus on and ratified EITF Issue 06-03, How Taxes Collected from Customers and Remitted to Government Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). The scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, uses, value added, and some excise taxes. The Task Force concluded that the presentation of taxes within the scope of the Issue on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statement for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The consensus in this Issue should be applied to financial reports for reporting periods beginning after December 15, 2006. Copperfield does not believe the adoption of EITF 06-03 will have an impact on its financial position or results of operation.

In September 2006, the United States Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). This SAB addresses diversity in practice of quantifying financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of effects of the misstatements on each of Copperfield’s financial statements and related financial statement disclosures. The SAB is effective for financial statements issued for fiscal years ending after November 15, 2006. Copperfield believes the adoption of SAB 108 will not have an impact on its financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Copperfield does not believe the adoption of SFAS No. 157 will have an impact on its financial position or results of operations.

Quantitative and Qualitative Disclosure about Market Risk

Copperfield’s principal market risks are exposure to changes in commodities prices, primarily copper prices, and interest rates on borrowings.

Commodity Risk.  Copperfield does not enter into speculative arrangements to hedge price fluctuations for copper or other commodities used to manufacture its products.

Interest Rate Risk.  Copperfield has had exposure to changes in interest rates on a portion of its debt obligations. These debt obligations, however, were terminated upon the closing of the acquisition.

COLEMAN BUSINESS

Overview

We are a leading designer, developer, manufacturer and supplier of electrical wire and cable products in the United States. We supply a broad line of wire and cable products, resulting from our management of more than 22,500 manufacturing and shipping stock keeping units (“SKUs”), which enable us to offer our customers a single source for many of their wire and cable product requirements. As a result of a review of our SKU’s in December 2006, we reduced our historically reported number to those SKU’s used in the last three years. We sell our products to more than 8,300 active customers in diverse end markets, including a wide range of specialty distributors, retailers and original equipment manufacturers (“OEMs”). We believe we possess leading market shares in many of the end markets we serve largely as a result of our broad product line, brand recognition, flexible manufacturing platform and distribution capabilities, and engineering and design expertise.

Our primary product lines include industrial power cable, electronic and communication wire and cable, low voltage cable, assembled wire and cable products and fabricated bare wire products. These include highly engineered cable products to meet customer specific electrical and mechanical requirements ranging from high performance military cables designed for harsh environments, submersible cables designed for underwater environments, and flexible cables designed for aircraft boarding bridges, industrial boom lifts, and wind power turbines.

Our business currently is organized into three reportable segments: electrical/wire and cable distributors; specialty distributors and OEMs; and consumer outlets. Within these segments, we sell our products into multiple channels, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air conditioning and refrigeration (“HVAC/R”), irrigation, industrial/contractor, security/home automation, recreation/transportation, copper fabrication, retail and automotive.

We manufacture our products in six domestic facilities and supplement our production with domestic and international sourcing. We utilize a flexible manufacturing platform whereby a number of our key products can be produced at multiple facilities. We utilize sophisticated inventory modeling capabilities to provide best in class customer service through our four primary distribution centers. As a result, we have the ability to fill diverse orders with a broad array of products within 24 hours.

From 2004 to 2006, our revenues grew from $285.8 million in 2004 to $423.4 million in 2006, an increase of 48.1%. During that same period, operating income grew from $19.2 million in 2004 to $48.6 million in 2006. For the twelve months ended December 31, 2006, our revenues and operating income were $423.4 million and $48.6 million, respectively, compared to $346.2 million and $27.8 million for the twelve months ended December 31, 2005. For the three months ended March 31, 2007 our revenues and operating income were $109.4 million and $7.6 million, respectively, compared to $90.8 million and $9.8 million for the three months ended March 31, 2006.

On April 2, 2007, we acquired all of the equity interests of Copperfield for a total purchase price of $215.4 million, which includes (a) a reduction to the purchase price as a result of the working capital true-up adjustment of $0.5 million and (b) acquisition-related costs of $2.9 million. We financed the acquisition with the proceeds from the sale on April 2, 2007 of $120.0 million aggregate principal amount of 9 7/8% Senior Notes due 2012, the Old Notes, along with cash on hand and borrowings under an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement, which was put in place on April 2, 2007, consists of a five year $200.0 million revolving credit facility and replaced our existing credit facility.

Company History

We were incorporated in Delaware in 1999 by our current principal shareholders. The majority of our operations came from Coleman Cable Systems, Inc., our predecessor company, which was formed in 1970 and which we acquired in 2000. G. Gary Yetman, our President and Chief Executive Officer, joined our predecessor in 1986, and Richard N. Burger, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, joined our predecessor in 1996. Our principal executive offices are located at 1530 Shields Drive, Waukegan, Illinois 60085, and our telephone number is (847) 672-2300.

Product Overview

Our primary product lines include industrial power cable, electronic and communication wire and cable, low voltage cable, assembled wire and cable products and fabricated bare wire products. We sell virtually all of our product lines across each of our three segments, except that we sell our fabricated bare wire products only to specialty distributors and OEMs. Our products begin with bare wire. The core component of most of our products is copper wire that we manufacture internally and acquire from third parties based on a number of factors, including cost. We sell bare copper wire in a variety of gauges. These copper wires are drawn from copper rod into the desired gauges of solid and stranded copper wires. In the majority of our products, a thermoplastic insulation is extruded over the bare wire (in a wide array of compounds, quantities, colors and gauges) and then cabled (twisted) together with other insulated wires. An outer jacket is then extruded over the cabled product. This product is then coiled or spooled and packaged for sale or processed further into a cable assembly.

Industrial Power Cable

Our industrial power cable product line includes portable cord, machine tool wiring, welding, mining, pump, control, stage/lighting, diesel/locomotive and metal clad cables and other power cord products. These are medium power supply cables used for permanent or temporary connections between a power source (such as a power panel, receptacle or transformer) and a device (such as a motor, light, transformer or control panel). These products are used in construction, industrial MRO and OEM applications, such as airline support systems, wind turbines, cranes, marinas, offshore drilling, fountains, car washes, sports lighting, construction, food processing, forklifts, mining and military applications. Our brands in this product line include Royal, Seoprene, Corra/Clad and Polar-Rig 125.

Electronic and Communication Wire and Cable

Our electronic and communication wire and cable product line includes telephone, security, coaxial, industrial automation, twinaxial, fire alarm, plenum and home automation cables. These cables permanently connect devices, and they provide power, signal, voice, data or video transmissions from a device (such as a camera, bell or terminal) to a source (such as a control panel, splice strip or video recorder). These products are used in applications such as telecommunication, security, fire detection, access control, video monitoring, data transmission, intercom and home entertainment systems. Our primary brands in this product line include Signal, Plencote, Soundsational and Clear Signal.

Low Voltage Cable

Our low voltage cable products are comprised of thermostat wire and irrigation cables. These cables permanently connect devices, and they provide low levels of power between devices in a system (such as a thermostat and the switch on a furnace, or a timer and a switch, device or sensor). They are used in applications such as HVAC/R, energy management, home sprinkler systems and golf course irrigation. We sell many of our low voltage cables under the Baron, BaroStat and BaroPak brand names.

Assembled Wire and Cable Products

Our assembled wire and cable products include multiple types of extension cords, as well as ground fault circuit interrupters, portable lighting (incandescent, fluorescent and halogen), retractable reels, holiday items, recreational vehicle (“RV”) cords and adapters, and surge and strip products. For the automotive aftermarket we offer booster cables, battery cables and battery accessories. Our brands in this area of our business include Polar Solar, Power Station, American Contractor, Road Power, Booster-in-a-Bag, Tri-Source, Trinector, Quadnector, Luma-Site, Coilex, Stripes and Cool Colors.

Fabricated Bare Wire Products

Our fabricated bare wire products conduct power or signals and include stranded, bunched and single-end copper, copper clad steel and various copper alloy wire. In this area, we process copper rod into stranding for use in our electronic and electrical wire and cable products or for sale to others for use in their products. We use most of our copper wire production to produce our finished products. Our primary brand in this product line is Oswego Wire.

Product Development

Our product development is an important part of our business. It is a collaborative initiative, involving the product management, engineering, manufacturing, purchasing, global sourcing and sales teams. New product concepts originate from a number of sources, including field input (sales/agent/customer), product management/engineering creation, outside inventors, raw material vendors, import supplier collaborations and traditional product line lengthening. Our product managers coordinate most of these projects with active support from other areas of our organization. Recent new product additions include enhanced control and automation cables, high-flex robotic cable and an expanded line of electronic commercial and security cable.

Our customers realize the benefits of our manufacturing capabilities and our proven design experience by collaborating with our engineers to develop product solutions for present and future needs. Such applications range from specially designed and manufactured cables for underwater environments in the entertainment industry to high performance cables for the United States Military and the Department of Defense for use in severe terrain and hostile environments.

End Market Overview

We classify our business segments based upon the end markets that they serve. Our segments consist of electrical/wire and cable distributors, specialty distributors and OEMs, consumer outlets/end markets and Copperfield.

Financial data for our business segments is as follows. No Financial data is represented for Copperfield because it was not included in our 2006 financial results.

	Year Ended December 31,
	2004	2005	2006
	(In thousands)

Net sales:
Electrical/Wire and Cable Distributors	$95,810	$114,561	$147,411
Specialty Distributors and OEMs	133,457	171,926	219,957
Consumer Outlets	56,525	59,694	55,990

Total	$285,792	$346,181	$423,358

Operating income:
Electrical/Wire and Cable Distributors	$9,010	$13,643	$23,830
Specialty Distributors and OEMs	13,112	14,693	28,096
Consumer Outlets	3,399	3,465	3,421

Total	25,521	31,801	55,347
General corporate	(6,274)	(4,029)	(6,787)

Consolidated operating income	$19,247	$27,772	$48,560

For additional information about our business segments, see Note 14 to our consolidated financial statements.

Electrical/Wire and Cable Distributors

We market industrial power cables, electronic and communication cables, low voltage wire and assembled products for sale in the electrical/wire and cable distributors segment. We sell these products under brands such as Signal, Royal, Seoprene, Baron and Polar Solar for use primarily in construction, industrial MRO, data communication and fire safety applications. In this segment, our success has been largely attributable to the breadth of our product offering, customer-focused manufacturing and distribution capabilities and strong customer relationships. Certain of our products are used in major telecommunications and home automation systems.

Electrical Distribution

The electrical distribution channel represents our oldest and largest customer base and is the preferred purchasing channel for many of the primary professional users of our products. Our customers include national and regional buying groups, national chains, and independent distributors. We believe we are a leading supplier of the principal products that we sell in this market, based on domestic sales. This channel accounted for $112.3 million or 26.5% of our net sales for the year ended December 31, 2006.

Wire and Cable Distribution

In this channel, we market our products through wire and cable distributors and electronic distributors. Key customers in this channel are national and regional independent distributors. This channel accounted for $35.1 million or 8.3% of our net sales for the year ended December 31, 2006.

Specialty Distributors and OEMs

OEM/Government

We design and manufacture specialty products for several OEM markets and government agencies and subcontractors. Our OEM products serve a variety of industries including marine, lighting mobile equipment and entertainment. In this channel, we focus on design-and-build solutions. We provide service with quality product performance geared specifically to customer demand requirements. We sell our government products mainly to the United States Department of Defense, which uses these products primarily for military operations. Electronic products include Qualified Products List (“QPL”) coaxial cable and electrical products produced to military specifications. Several small business military distributors meeting special contracting requirements also participate in this channel. This area of our business is highly dependent on the budget and activities of the Department of Defense. This channel accounted for $35.7 million or 8.4% of our net sales for the year ended December 31, 2006.

HVAC/R

We manufacture and market low voltage control cables for the HVAC/R industry under the Baron brand. We also supply related cords, safety and power supply cords, assemblies and air conditioner whips. In this market, we supply a large and diverse customer base that includes the largest and most highly recognized independent distributors and OEM manufacturers serving the industry. We offer our customers a single source for their HVAC/R cable requirements and work closely with our customers to develop products specific to their needs. This led to the development of our innovative and popular BaroPak packaging and of our BaroStat II damage resistant cable. We believe we are a leading supplier of the principal products that we sell in the HVAC/R market, based on domestic sales. The prominence of the Baron brand, our reputation for innovation, and our customer-focused manufacturing and distribution capabilities have contributed substantially to our leadership position in this segment. This channel accounted for $32.3 million or 7.6% of our net sales for the year ended December 31, 2006.

Irrigation

We produce wire and cable and related products under the Baron brand for use in commercial and residential sprinkler systems, low voltage lighting applications and well pumps. Our customers for these products are turf and landscape distributors, golf course distributors and submersible pump distributors. We believe we are a leading supplier of the principal products that we sell in the irrigation market, based on domestic sales. This channel accounted for $41.1 million or 9.7% of our net sales for the year ended December 31, 2006.

Industrial/Contractor

We manufacture and import various professional builders’ products sold through distributors that focus on the commercial construction and industrial markets. These products include professional grade extension cords, ground-fault circuit interrupters, industrial cord reels, custom cords, trouble lights, portable halogen lights, electrical/electronic cables, and temporary lighting. Among the brands that we distribute to this end market are Polar Solar, Luma-Site and X-Treme Box. Our customers in the industrial/contractor channel include commercial contractor supply distributors, industrial distributors, welding distributors, national industrial/MRO supply companies, rental companies and mail order companies selling to this channel. In this channel, we rely on three major types of customers: specialty, tool and fastener distributors; MRO/industrial catalog houses and retail/general construction supply houses; and equipment rental companies. We believe we are a leading supplier of many of the products that we sell in the industrial/contractor market, based on domestic sales, as a result of our broad product line, customer-focused manufacturing and distribution capabilities. This channel accounted for $30.4 million or 7.2% of our net sales for the year ended December 31, 2006.

Security/Home Automation

We market electronic and communication wire and cable to security, audio-video, residential and commercial distributors. The products we sell in this channel are used primarily in residential and light commercial applications. These products include fire alarm, burglar alarm, data, coaxial, home automation and security cables. Many of these products are marketed under the Signal brand name. Sales are augmented by private label products sold to national distributors. This channel accounted for $47.2 million or 11.1% of our net sales for the year ended December 31, 2006.

Recreation/Transportation

We market to this channel RV and manufactured housing wiring products, such as machine tool wire, portable cord, power cords, and adapters, as well as coaxial, speaker, alarm and other cable. We sell these products to manufactured housing and RV OEM distributors and to RV aftermarket distributors. This channel accounted for $17.3 million or 4.1% of our net sales for the year ended December 31, 2006.

Copper Fabrication

We manufacture non-insulated bare and tinned copper, copper clad steel, nickel-plated copper and cadmium copper in various sizes of single-end, bunched and stranded constructions for use in various applications, including appliances, fire alarms, security systems, electronics, automotive telecommunication, military, industrial, high temperature and geophysical. Our customers for these products are other channels within the company, as well as other small specialized wire and cable manufacturers. We use most of our copper wire production to produce our finished products. However we evaluate this channel based on our third party business. We believe that our ability to provide specialty products is a competitive strength. This channel accounted for $16.0 million or 3.9% of our net sales for the year ended December 31, 2006.

Consumer Outlets

We sell a wide variety of products to the retail channel and automotive aftermarket. One major customer of this segment accounted for approximately 22.3% of the segment’s sales for the year ended December 31, 2006, and we expect sales to this customer to continue at similar levels during 2007. Sales to this segment are typically strongest in the fourth quarter, servicing holiday and seasonal requirements.

Retail

We manufacture and import a wide range of products that are marketed to the retail channel, including an array of extension cords, incandescent and fluorescent trouble lights, surge and strip products, and electrical/electronic cables. We sell these products under the American Contractor, Push-Lock, Tri-Source, Power Station, Trinector and Cool Colors brand names, among others. Our retail products are sold to a number of prominent national and regional mass merchandisers, home centers, hardware distributors, warehouse clubs and other consumer retailers. We believe that we have gained market share over the past several years and believe that we are a key supplier to this market. Merchandising, packaging and line extensions have been important contributors to our penetration in this market. We import products to supplement our domestic manufacturing capabilities. In addition, we engage in electronic commerce and inventory management with our major retail customers who have been leaders in these initiatives and demand high precision execution from their vendor partners. This channel accounted for $39.6 million or 9.3% of our net sales for the year ended December 31, 2006.

Automotive

We manufacture and import a wide range of products that are marketed to the automotive aftermarket, such as battery booster cables, battery cables and battery accessories. Our major automotive products brand names are Road Power, Polar-Glo, Booster-in-a-Bag and Maximum Energy. Much of the product sold to this channel is private-labeled for our customers. Our principal customers in this segment include prominent national and regional retailers. We compete with companies with domestic production capabilities as well as with companies that import products from Asia. Our automated booster cable manufacturing process provides us with a low- cost basis by which to produce the only domestically manufactured UL listed booster cables. We believe we possess a competitive advantage over foreign competitors who, due to the long transit times, are not adequately equipped to provide a rapid response to consumer demand for booster cables, which is driven by cold weather and can be unpredictable. Similar to the retail channel, we have the ability to conduct electronic transactions with our customers. Our global sourcing initiatives provide a valuable supplement to our domestic manufacturing activities. This channel accounted for $16.4 million or 3.9% of our net sales for the year ended December 31, 2006.

Copperfield

We manufacture our products in eight facilities in five separate United States locations and also operates out of two distribution centers. We utilize a flexible manufacturing platform that allows many of our products to be produced at different facilities. Complemented by our inventory systems and proximity of distribution centers to manufacturing facilities, we are able to fill diverse customer orders with a broad range of products on time to meet customer needs. See “Copperfield Business” beginning on page 64 for additional information.

Business Strategy

We intend to expand our business, enhance our market position and increase our net sales and cash flow by focusing on the following key strategic initiatives:

Pursue Growth Opportunities in Existing and Complementary Markets.  We believe we have significant opportunities to grow our business by increasing our penetration within our existing customer base, adding new customers, expanding our already broad product offering, and pursuing additional marketing channels.

Selectively Pursue Strategic Acquisitions.  As a leading manufacturer in our core markets, we believe we are well-positioned to benefit from the consolidation of manufacturers in these markets. We believe our management has the ability to identify and integrate strategic acquisitions as evidenced by the successful integration of six businesses since 1996. We will continue to selectively consider acquisitions that improve our market position within our existing target markets, expand our product offerings or end markets, or increase our manufacturing efficiency.

Manage Cost Structure Through Operating Efficiency and Productivity Improvements.  We continue to evaluate our operating efficiency and productivity and are focused on lowering our manufacturing and distribution costs. We plan to more fully integrate our copper production, realign plant production, add and continue to improve warehouse efficiencies as part of our 2007 capital plan. We also intend to add internal capacity for new products and new product development while continuing to implement new software to enhance our order execution capabilities throughout our supply chain. We have enhanced our international sourcing capabilities by opening an engineering and sourcing office in Shenzhen, China. We believe that these initiatives will provide significant savings and improve operating profits.

Expand Product Lines.  We are actively seeking to identify, develop and commercialize new products that use our core technology and manufacturing competencies.

Competition

The market segments in which we compete are highly competitive. Each of our product segments competes with at least one major competitor; however, due to the diversity of our product offering, most of our competitors do not offer the entire spectrum of our product lines. Many of our products are made to industry specifications and, therefore, may be interchangeable with our competitors’ products. Some of our competitors are large and well-

established companies, such as Belden, General Cable and American Insulated Wire, and have financial resources that may be superior to ours.

The primary competitive factors for our products are similar across our segments. These factors include breadth of product offering, inventory availability, delivery time, price, quality, customer service and relationships, brand recognition and logistics capabilities. We believe we can compete effectively on the basis of each of these factors as they apply to our segments. We believe our key competitive strengths are our:

•	strong market presence across multiple end markets;

•	highly diversified and stable revenue base;

•	flexible operating model;

•	successful focus on reducing operating costs;

•	proven track record of consistent financial performance; and

•	experienced and dedicated management team.

Manufacturing and Sourcing

We currently have six manufacturing facilities and four primary distribution centers that are supplemented with a network of satellite distribution centers. While we operate our primary distribution centers, our Los Angeles distribution center is an agent-owned warehouse that is not exclusive to our products. All of our satellite distribution centers are owned by agents. In these cases, in addition to receiving selling commissions, the agents receive commissions for warehousing our products. We upgraded our warehouse management software at our largest distribution facility in November 2003 and at a second distribution facility in January 2005. In March 2006, we upgraded our warehouse management system, gaining new processing capabilities, such as radio frequency identification. We plan to install comparable systems at our other distribution facilities.

We primarily manufacture our products domestically; however, we continually seek to identify domestic and international manufactured products that we can outsource to provide cost savings. Our goal is to optimize the balance between the relatively higher levels of service and shorter delivery times of our domestic manufacturing operations with the lower costs and longer delivery times associated with foreign sourcing.

For the year ended December 31, 2006, we imported approximately $48.5 million of products, which were primarily assembled products. In outsourcing products, we strive to maintain consistency between products produced domestically and overseas so that our customers can rely on us to provide them with consistent products from one order to the next.

We maintain an international engineering and sourcing office in Shenzhen, China to complement and improve our sourcing and product management activities. The Shenzhen office works as an extension of our headquarters in Waukegan, Illinois to provide liaison activities related to developing new product programs such as expanding our holiday and promotional product offerings, qualifying new suppliers and products, and providing ongoing oversight of the product and service quality from our Asian sources.

Sales and Marketing

Our corporate marketing group includes a product management team that focuses on the management of specific product categories across our multiple distribution channels. To maximize the accessibility of our offering to a diverse end-user customer base, we market our products through a variety of distribution channels. We have separate internal sales and marketing groups dedicated to each of our end markets. Our internal sales team directs our national networks of manufacturers’ representatives, who are the primary links to our target markets. These representatives are independent contractors dedicated to specific channels and generally carry our products to the exclusion of competing products. In 2006, we utilized approximately 122 manufacturers’ representative agencies with approximately 732 sales people selling our products. Sales to distributors, retailers and OEMs are directed through the development of print brochures, industry trade advertising, trade exhibitions, website applications and direct outside sales presentations to distributors and end users by both our employees and independent manufacturers’ representatives.

Raw Materials

Copper is the primary raw material that we use to manufacture each of our products. Other significant raw materials are plastics, such as polyethylene and polyvinyl chloride, aluminum, linerboard and wood reels. There are a limited number of domestic and foreign suppliers of copper and these other raw materials. We typically have supplier agreements with terms of one to two years that do not impose minimum purchase requirements. The cost of a raw material purchased during the term of a supplier agreement is subject to the market price for the raw material at the time of purchase. Our centralized procurement department makes an ongoing effort to reduce and contain raw material costs. We generally do not engage in speculative raw material commodity contracts. We attempt to reflect raw material price changes in the sale price of our products.

Foreign Sales and Assets

Sales to customers outside the United States represented less than 1.7% of our net sales in each of the last three years. These foreign sales were $2.8 million in 2004, $7.9 million in 2005 and $7.3 million in 2006. We do not currently, and did not during 2004, 2005 or 2006, have any long-lived assets located outside the United States.

Backlog and Shipping

Our product lines have no significant order backlog because we follow the industry practice of stocking finished goods to meet customer demand on a just-in-time basis. We believe that the ability to fill orders in a timely fashion is a competitive factor in the markets in which we operate. As a result of higher demand for our products during the late fall and early winter months, we typically build up our inventory levels during the third and early fourth quarters of the year. In addition, receivables related to increased shipments during the late fall and early winter months are collected during the late fourth and early first quarters of the year.

Patents and Trademarks

We own five United States patents and three foreign patents covering products. We also own a number of registered trademarks. While we consider our patents and trademarks to be valuable assets, we do not consider any single patent or trademark to be of such material importance that its absence would cause a material disruption of our business. No patent or trademark is material to any one segment.

Employees

As of December 31, 2006, we had 845 employees, with approximately 32% of our employees represented by one labor union. Our current collective bargaining agreement expires December 22, 2009. We consider our labor relations to be good, and we have not experienced any significant labor disputes.

Regulation and Potential Environmental Liability

As a manufacturer and distributor of wire and cable products, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association and the Canadian Standards Association.

In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. We also are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by us. A risk of environmental liability is inherent in our current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us. We are party to one environmental claim, which is described below under the heading “Legal Proceedings.” There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations, or that the potential liabilities arising from past releases of or exposure to hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial position, results of operations or cash flows.

Tax Audit

On April 24, 2006, the IRS issued a Notice of Proposed Adjustment claiming that we were not entitled to tax deductions in connection with our prepayment of certain management fees and our payment of certain factoring costs to CCI Enterprises, Inc., our wholly-owned subsidiary. We have appealed the IRS findings. If our appeal of the IRS findings is unsuccessful, our obligation will be to indemnify our shareholders on record as of the effective date of the Tax Matters Agreement. We accrued estimated costs of $0.6 million which is included in other loss in the accompanying consolidated statements of operations in the fourth quarter of 2006, but we cannot guarantee the ultimate resolution will not exceed this amount.

Properties

As of December 31, 2006, we owned or leased the following primary facilities:

		Approximate
Location	Type of Facility	Square Feet	Leased or Owned

Texarkana, Arkansas	Manufacturing, Warehouse	106,700	Owned
Gurnee, Illinois	Warehouse	75,000	Leased
North Chicago, Illinois	Manufacturing	23,277	Leased
Waukegan, Illinois	Offices	30,175	Leased
			Owned — 77,394
Waukegan, Illinois	Manufacturing	212,530	Leased — 135,136
Waukegan, Illinois	Warehouse	180,000	Leased
East Longmeadow, Massachusetts	Manufacturing, Warehouse	90,000	Leased
Oswego, New York	Manufacturing, Warehouse	115,000	Owned
Siler City, North Carolina*	Closed	86,000	Owned
Hayesville, North Carolina	Manufacturing	104,000	Owned

*	On November 14, 2006, we approved a plan to close this facility and move its manufacturing operations to other facilities.

All of our properties are used in all of our business segments with the exception of the North Chicago, Illinois facility, which is used in the electrical/wire and cable distributors and specialty distributors and OEMs segments, and the Oswego, New York facility, which is used in the specialty distributors and OEMs segment.

We believe that our existing facilities are adequate for our operations. We do not believe that any single leased facility is material to our operations and, if necessary, we could readily obtain a replacement facility. Our real estate assets are pledged to secure our credit facility.

Legal Proceedings

We are involved in legal proceedings and litigation arising in the ordinary course of our business. In those cases where we are the defendant, plaintiffs may seek to recover large and sometimes unspecified amounts or other types of relief and some matters may remain unresolved for several years. We believe that none of the routine litigation that we now face, individually or in the aggregate, will be material to our business. However, an adverse determination could be material to our financial position, results of operations or cash flows in any given period.

We maintain insurance coverage for litigation that arises in the ordinary course of our business and believe such coverage is adequate.

We are party to one environmental claim. The Leonard Chemical Company Superfund site consists of approximately 7.1 acres of land in an industrial area located a half mile east of Catawba, York County, South Carolina. The Leonard Chemical Company operated this site until the early 1980s for recycling of waste solvents. These operations resulted in the contamination of soils and groundwaters at the site with hazardous substances. In 1984, the United States Environmental Protection Agency listed this site on the National Priorities List. Riblet Products Corporation, with which we merged in 2000, was identified through documents as a company that sent solvents to the site for recycling and was one of the companies receiving a special notice letter from the Environmental Protection Agency identifying it as a party potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act for cleanup of the site.

In 2004, we along with other “potentially responsible parties” (“PRPs”) entered into a consent decree with the Environmental Protection Agency requiring the performance of a remedial design and remedial action (“RD/RA”) for this site. We have entered into a site participation agreement with other PRPs for fulfillment of the requirements of the consent decree. Under the site participation agreement, we are responsible for a 9.19% share of the costs for the RD/RA. We recorded an accrual in 2004 for $0.4 million for this liability; the environmental remediation cost and our share has remained unchanged as of December 31, 2006.

On March 16, 2005, we received notice from a PRP group that we had potential liability at the HIMCO Dump Site in Elkhart, Indiana as a result of the activities of Riblet Products Corporation and that we could resolve those potential liabilities by a commitment to pay a cashout settlement and an administrative assessment to cover past and future group expenses on a per capita basis. We recorded an accrual in 2004 for $71,000 for this liability. On September 20, 2006, we settled the pending lawsuit with HIMCO for $86,000, which resulted in an additional charge of $15,000 in the third quarter of 2006.

Although no assurances are possible, we believe that our accruals related to environmental, litigation and other claims are sufficient and that these items and our rights to available insurance and indemnity will be resolved without material adverse effect on our financial position, results of operations or cash flows.

COPPERFIELD BUSINESS

Overview

Prior to its acquisition by Coleman on April 2, 2007, Copperfield was one of the largest privately owned fabricators and insulators of copper electrical wire and cable in the United States, for the markets it serves. In 2006, Copperfield sold more than 12.6 billion feet of insulated copper wire and cable to its customers. Copperfield manufactures and supplies a broad array of wire and cable products, consisting of more than 41,000 SKUs. This enables it to offer its customers a single source solution for all of their copper wire needs by offering one of the broadest product offerings in the industry, within the markets its serves, in terms of both type and gauge of wire. Copperfield believes that it possesses its market position largely as a result of the quality of its broad product line, its talented management team, its commitment to using modern plants and equipment and its dedication to being the lowest-cost provider.

Copperfield served more than 450 customers in 2006, representing distributors and a variety of manufacturers of products that use Copperfield wire products. Copperfield has experienced both growth and loyalty with respect to its customers. Since 1999, Copperfield’s customer base has grown from 149 to over 450. Meanwhile, of Copperfield’s top 10 customers in 1996, all 10 were still customers in 2006. Copperfield’s largest customer represented less than 13.2% of overall 2006 sales.

Copperfield manufactures two basic products, fabricated copper wire and insulated copper wire, in a wide range of sizes and types, based on the markets it serves. Copperfield’s fabricated wire is sold both as bare copper wire and as tin electroplated copper wire. Furthermore, Copperfield sells various types of insulated wire, including PVC lead wire, silicone wire, XLPE lead wire, irradiated XLP and PVC wire, multi-conductor cable, battery cable, welding cable and other miscellaneous lead wire.

Copperfield’s business is not organized into separate reportable business segments. Copperfield focuses on manufacturing parts in high volumes and reducing manufacturing and overhead costs. Copperfield sells its products through both distributor and OEM channels.

Copperfield manufactures its products in eight facilities in five separate United States locations and also operates out of two distribution centers. Copperfield utilizes a flexible manufacturing platform that allows many of its products to be produced at different facilities. Complemented by its inventory systems and proximity of distribution centers to manufacturing facilities, Copperfield is able to fill diverse customer orders with a broad range of products on time to meet customer needs.

Company History

Copperfield, Inc. was founded in 1990 by Richard Carr, Dick Piliponis, and James Pomeroy using a single extruder. Copperfield, Inc. became Copperfield, LLC when Spell Capital, an equity investment group, invested in Copperfield in 1999. Over the years, Copperfield has grown both organically as well as through major strategic acquisitions including CopperCon in 2000, Bremen Insulated Wire Division of Industrial Electric Wire and Cable in 2002, selected assets from Essex Electric Products in 2003 and all domestic insulating assets of IWG in 2005. Copperfield is a limited liability company formed in the state of Minnesota in 1999. Copperfield has been led by co-founder, President and Chief Executive Officer, Richard Carr and Chief Operating Officer, Michael Frigo. Copperfield’s principal executive offices are located at 1115 West North Street, Bremen, Indiana 46506, and its telephone number is (574) 546-5115. Copperfield’s web site address is www.copperfieldllc.com.

Product Overview

Copperfield’s primary product lines include UL hookup & lead wire, welding cable, battery cable, multi-conductor, and fabricated bare wire products. Its products generally begin with 5/16” bare copper rod. Copperfield typically will draw the copper rod down to make individual strands of copper wire. Then, it combines the individual strands of copper wire to produce a finished fabricated wire. The majority of the bare copper wire will be insulated with either a thermoplastic or cross-linked poly-ethylene insulation over the bare wire (in a wide array of compounds, quantities, colors and gauges). The product is sometimes then cabled (twisted) together with other insulated wires where an outer jacket is then extruded over the cabled product. This product is then coiled or spooled and packaged for sale. Other times Copperfield will sell the bare copper wire to other third party insulators. Copperfield sells its products through two channels, directly to manufacturers and through value-added stocking distributors.

Fabricated Copper Wire

Fabricated copper wire is produced by drawing copper rod into strands of a specified diameter and bunching these drawn strands together into a specified gauge. For some applications, a thin layer of tin is electroplated to the surface of the copper wire before the bunching process. Approximately 81% of Copperfield’s total fabricated wire is used as the basis for Copperfield’s insulated wire manufacturing. The remaining 19% is sold to third-party wire insulators.

Insulated Copper Wire

Insulated copper wire is manufactured by applying one of several types of compounds to the outside of the fabricated and bunched wire. Here, end products differ by AWG size, color, voltage rating, temperature sustainability, insulation thickness and insulating material used. Copperfield’s insulated wire products meet standards set by Underwriters Laboratories, Inc., the Canadian Standards Association and the Society of Automotive Engineers, among other organizations. Overall, Copperfield produces the following types of insulated wire: UL hookup and lead wire (including PVC lead wire, XLPE lead wire, silicone wire and irradiated XLP and PVC wire), multi-conductor cable, battery cable (XLP and PVC), welding cable and miscellaneous lead wire.

UL Hookup and Lead Wire

These Copperfield insulated wire products are used in a variety of applications and conditions. Within this product category, Copperfield produces four sub-categories of products: PVC lead wire, silicone wire, XLPE lead wire and irradiated wire.

PVC Lead Wire

This Copperfield insulated wire product is used in applications where extreme heat and/or abrasion are not significant issues, such as the internal wiring of appliances, motors and lighting.

Silicone Wire

This Copperfield insulated wire product is used as the internal wire of appliances or electronic equipment that are exposed to high temperatures.

XLPE Lead Wire

This Copperfield insulated wire product is used in applications where resistance to heat and/or abrasion is more critical. Applications include internal wiring of certain appliances, such as heat pumps or refrigerating equipment, white goods and small appliances; leads for transformers and motor ballasts; solenoids; switch board and control panel wiring; switchgear; lighting fixtures; and inside engine compartments of motor vehicles, such as automobiles and recreational vehicles.

Irradiated Wire (XLP and PVC)

This Copperfield insulated wire product is used where resistance to extreme heat and abrasion are required, for example, in battery and automotive applications.

Multi-Conductor Cable

This Copperfield insulated wire product is used in applications such as wheel speed sensor assemblies in passenger cars; trucks and other vehicles with anti-lock brakes where heat, flexibility, chemical and abrasion resistance is required; and trailer cable for semi-trailers used in the trucking industry.

Battery Cable (XLP and PVC)

This Copperfield insulated wire product is used in cars, trucks, tractors and off-road vehicles as a part of the main power source where heat, oil and acid resistance are required.

Welding Cable

This Copperfield insulated wire product is used as power feed leads from the welding power source to the electrodes. Welding cable products are sold into multiple end markets, including industrial distribution and welding cable.

Miscellaneous Lead Wire

These Copperfield insulated wire products, which are used essentially as “hook up” wire, i.e. to connect products to electrical sources, are not already categorized in one of the other mentioned categories.

End Market Overview

Copperfield serves the following end markets: automotive, industrial distribution, appliance, recreational vehicle, welding cable and other. In each of these end markets, Copperfield believes that the quality and breadth of its products, its strong customer relationships, its strategic manufacturing and distribution locations and its commitment to being the lowest-cost provider contribute to its success and market position.

Automotive

Copperfield markets its XLPE lead wire, PVC lead wire, multi-conductor cable, battery cable and irradiated wire for sale in the automotive end market. This end market includes both transplant and domestic Tier 1 automotive harness makers. Transplant Tier 1 automotive harness makers are global, vertically integrated harness manufacturers that primarily serve foreign transplant automakers, but who also supply domestic automakers and Domestic Tier 1 harness makers.

Industrial Distribution

Copperfield’s broad product line is offered for sale in the industrial distribution end market. Copperfield serves over 65 significant industrial distributors in the industrial distribution end market. These customers serve a wide array of end markets, including industrial, automotive and electrical/electronic applications.

Appliance

Copperfield produces its PVC lead wire, XLPE lead wire and silicone wire for sale in the appliances end market. Copperfield provides its products for use in the manufacturing of various appliance products, including refrigerators, ovens and dishwashers.

RV

Copperfield manufactures its XLPE lead wire, PVC lead wire, multi-conductor cable, battery cable and irradiated wire for sale in the recreational vehicles end market. These products are used in a number of classes of recreational vehicle, including motor homes, travel trailers, folding camping trailers and truck campers.

Welding Cable

Copperfield markets its welding cable products for sale in the welding cable end market through both OEMs and other distribution channels. These products are used principally in the construction industry, and customer purchasing patterns have mirrored the overall trends in non-residential construction spending.

Other

Copperfield manufactures and sells a variety of products in an array of miscellaneous end markets. Within this category, end markets including HVAC, marine, fabricated wire, trailer cable, and other OEMs are served.

Competition

The end markets in which Copperfield competes are highly competitive. Copperfield’s principal competition in the electrical wire and cable industry has been from manufacturers located in the North America. Within the insulated wire market, Copperfield’s primary competitors have included DixieWire (a subsidiary of Alcoa Inc.), Draka Holding NV, Kalas Manufacturing, Inc., Leoni AG, Prestolite Wire Corporation and Therm-O-Link Inc. Copperfield has competed with Coleman Cable only with respect to limited products and end markets. In addition, some potential market demand is met by captive insulated wire manufacturing facilities, particularly within the automotive end market.

The primary competitive factors for Copperfield’s products are quality, timely delivery and competitive pricing.

Manufacturing and Sourcing

Copperfield currently has five locations including eight manufacturing facilities and two primary distribution centers. Copperfield attempts to reduce costs by closely monitoring key manufacturing metrics and by using the latest technologies and equipment. Copperfield manufactures its products exclusively in the United States, yet its products are used throughout North America and the world.

Sales and Marketing

Copperfield sells its products to value-added distributors and directly to end-users principally through its own direct sales force and a number of independent sales representatives. Copperfield has 20 salespersons/customer service representatives who service new and current customer accounts and manage incoming customer requests for products. In addition, Copperfield uses seven independent sales representatives who service customers in specific end markets and geographic regions.

Raw Materials

Copper is the primary raw material that is used by Copperfield to manufacture its products. The other significant raw material is compounds used for insulating. There are a limited number of domestic and foreign suppliers of copper and compounds. Copperfield’s copper supplier contracts have terms of one year and do not impose minimum purchase requirements. The cost of a raw material purchased during the term of a supplier agreement is subject to the market price for the raw material at the time of purchase. Copperfield generally does not engage in speculative raw material commodity contracts. Copperfield attempts to reflect copper price changes in the sales price of its products.

Foreign Sales and Assets

Copperfield does not currently, and did not during 2004, 2005 or 2006, have any long-lived assets located outside the United States.

Backlog and Shipping

Copperfield’s product lines do not have any significant order backlog because Copperfield follows the industry practice of stocking finished goods to meet customer demand on a just-in-time basis.

Patents and Trademarks

Copperfield does not own any patents. Copperfield owns one registered trademark. While it considers the trademark to be a valuable asset, Copperfield does not consider it to be of such material importance that is absence would cause a material disruption to its business.

Employees

As of December 31, 2006, Copperfield’s staff consisted of 574 employees. All of Copperfield’s operations are non-union, and Copperfield has not experienced any significant labor difficulties.

Properties

As of December 31, 2006, Copperfield owned or leased the following facilities:

		Approximate	Leased or
Location	Type of Facility	Square Feet	Owned

Bremen, Indiana (Insulating)	Insulating	43,007	Leased
Bremen, Indiana (Fabricating)	Fabricating	124,160	Leased
Bremen, Indiana (East)	Fabricating, Insulating	106,200	Leased
Bremen, Indiana (Distribution)	Distribution	48,000	Leased
Lafayette, Indiana	Fabricating, Insulating	337,256	Owned
Avilla, Indiana	Insulating	119,000	Owned
Nogales, Arizona	Fabricating, Insulating	84,000	Leased
El Paso, Texas (Zaragosa)	Fabricating, Insulating	69,153	Owned
El Paso, Texas (Inglewood)	Insulating	28,500	Leased
El Paso, Texas (Esther Lama)	Distribution	87,969	Leased

Copperfield believes that its existing facilities are adequate for its operations. Copperfield does not believe that any single leased facility is material to its operations; if necessary, Copperfield could readily obtain a replacement facility.

Legal Proceedings

Copperfield is involved in legal proceedings and litigation arising in the ordinary course of its business. In those cases where Copperfield is the defendant, plaintiffs may seek to recover large and sometimes unspecified amounts or other types of relief and some matters may remain unresolved for several years. Copperfield believes that none of the litigation it now faces, individually or in the aggregate, will be material to its business. However, an adverse determination could be material to its financial position, results of operations or cash flows in any given period. Copperfield maintains insurance coverage for litigation that arises in the ordinary course of its business and believes that such coverage is adequate.

Although no assurances are possible, Copperfield believes that its accruals related to litigation and other claims are sufficient and that these items and its rights to available insurance and indemnity will be resolved without material adverse effect on its financial position, results of operations or cash flows.

Regulation and Potential Environmental Liability

As a manufacturer and distributor of wire and cable products, Copperfield is subject to a number of industry standard-setting authorities, such as Underwriters Laboratories and the Canadian Standards Association.

In addition, many of Copperfield’s products are subject to the requirements of federal, state and local regulatory authorities. Copperfield is also subject to federal, state and local environmental protection laws and regulations governing its operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by Copperfield. A risk of environmental liability is inherent in Copperfield’s current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by it. Copperfield is not currently aware of any material environmental legal proceeding or violations. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in Copperfield’s current operations, or that the potential liabilities arising from any past releases of or exposure to hazardous substances, will not result in future expenditures by Copperfield that could materially and adversely affect Copperfield’s financial position, results of operations or cash flows.

MANAGEMENT

Our directors, officers and key employees are as follows:

Name	Age	Position

Directors and Executive Officers
G. Gary Yetman	52	President, Chief Executive Officer and Director
Richard N. Burger	57	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Jeffrey D. Johnston	51	Executive Vice President, Operations and Assistant Secretary
David Bistricer	57	Co-Chairman of the Board of Directors
Shmuel D. Levinson	32	Director
James G. London	59	Director
Denis E. Springer	61	Director
Nachum Stein	58	Co-Chairman of the Board of Directors
J. Kurt Hennelly	43	Senior Vice President, Supply Chain
Kenneth A. McAllister	61	Senior Vice President
Kathy Jo Van	42	Senior Vice President, Marketing and Corporate Development
Richard Carr	55	Executive Vice President, Chief Executive Officer Copperfield
Mike Frigo	53	Senior Vice President, President Copperfield

Mr. Yetman joined our predecessor company in 1986 and has served as President and Chief Executive Officer and as a director of the company since December 1999. Prior to his current role, Mr. Yetman held various senior management positions with our predecessor company and within the electrical industry. Mr. Yetman’s employment agreement gives him the right to one director seat on the board of directors of the company and each of its affiliates.

Mr. Burger was named Executive Vice President, Chief Financial Officer, Secretary and Treasurer in December 1999. Mr. Burger joined our predecessor company in July 1996 as Chief Financial Officer. Prior to that time, Mr. Burger served in senior level financial, administrative and manufacturing operations positions at Burns Aerospace Corporation, including as its President and Chief Executive Officer.

Mr. Johnston was named Senior Vice President, Operations in January 2000. In December 2000, Mr. Johnston was also appointed Assistant Secretary of the company. From April 1995 until January 2000, he served as Vice President, Operations. Prior to joining our predecessor company, Mr. Johnston spent five years in senior manufacturing positions with CommScope, Inc. and nine years with Sealed Air Corporation in various management and manufacturing capacities.

Mr. Bistricer has been Co-Chairman of the Board of the company since January 1999. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the company in 2000. Since 1995, Mr. Bistricer has been the managing member of Berkshire Capital LLC, a real estate investment firm operating in New York and New Jersey. Mr. Bistricer’s niece is Mr. Levinson’s wife.

Mr. Levinson has been a director of the company since March 2005. Since 1996, he has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson’s wife is Mr. Bistricer’s niece. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer located in Columbus, Ohio, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company.

Mr. London has been a director of the company since March 2005. From 1994 to 2002, he was the President of the Wire & Cable Division of Anixter International Inc., a communications, wire and cable distributor. Prior to that time, Mr. London held various management positions with Anixter International Inc. Mr. London retired in 2002 after a 26-year career with Anixter International Inc.

Mr. Stein has been Co-Chairman of the Board of the company since January 1999. He founded and is currently Chairman and Chief Executive Officer of American European Group and its subsidiaries, an insurance holding company. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the company.

Mr. Springer retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation (“BNSF”) in 1999, which position he held since late 1995. From 1992 to 1995, he served as Senior Vice President and Chief Financial Officer of Santa Fe Pacific Corporation (“SFP”), a predecessor company of BNSF. In 1991 he was Vice President, Treasurer and Chief Financial Officer of SFP, and he held various executive and managerial positions with SFP and its predecessor companies since 1982. Mr. Springer currently serves as a trustee of Aston Funds, a family of mutual funds headquartered in Chicago. He has previously served as a Director of various other public and private companies.

Mr. Hennelly was named Vice President, Supply Chain in February 2007. Previously, he served as Group Vice President, Consumer Group and Global Sourcing since January 2005. Prior to that, he had been Vice President, Global Sourcing since December 2002, and in July 2004, he was given the additional responsibilities of Vice President, Consumer Group. Before holding these positions, Mr. Hennelly served as the Vice President, Engineering from June 2001 to November 2002 and as the Director of Manufacturing from April 1997 to May 2001. Prior to these roles, Mr. Hennelly held a variety of management positions in manufacturing, engineering, materials management and quality assurance since joining our predecessor company in 1987.

Mr. McAllister was named Senior Vice President in April 2007. Prior to that, he had been Group Vice President, Specialty Group and Consumer Group since February 2007. Prior to that he had been Group Vice President, Specialty Group since January 2005. He joined the company in October 2002 as Vice President, Wire and Cable, and was also responsible for our OEM/Government sales channel. Prior to joining the company, Mr. McAllister held positions at General Cable Corporation as Vice President of OEM/Specialty Sales from 2000 to 2002, Vice President and General Manager, Industrial/Electronics Products from 1997 to 2000, Vice President and General Manager Datacom/Electronic Products from 1994 to 1997. He was Group Vice President at Carol Cable for their electronic and OEM divisions from 1984 to 1994. Prior to that time, Mr. McAllister held various other managerial positions in marketing and engineering at Alpha Wire, Hubbell Wiring Devices and Thomas & Betts Corporation.

Ms. Van was named Senior Vice President, Marketing and Corporate Development in April 2007. Prior to that, she was Group Vice President, Electrical Group since January 2005. Prior to that, Ms. Van had been Vice President, Electrical Distribution since January 2003 and, from July 2000 until that time, she served as Vice President, Business Development and National Sales Manager for our electrical distribution business. Prior to joining the company, Ms. Van worked in the electrical distribution industry for 13 years with distributors of various sizes, including WESCO Distribution, Englewood Electric and Midwest Electric.

Mr. Carr was named Executive Vice President, Chief Executive Officer Copperfield in April 2007. Prior to that, Mr. Carr was the President and Chief Executive Officer of Copperfield since co-founding the company in 1990. Prior to that time, Mr. Carr held numerous positions at Ristance Corporation, including general manager of the wire division, manufacturing manager and other various manager positions.

Mr. Frigo was named Senior Vice President, President Copperfield in April 2007. Prior to that, Mr. Frigo was the Chief Operations Officer at Copperfield since March 2005. Prior to that time, Mr. Frigo was with Therm-O-Link, Inc. from 1997 to 2005 and served as Executive Vice President and Chief Operations Officer for eight years. Prior to that, he held several positions with Camden Wire, Inc. including the role of Senior Vice President of Operations prior to his move to Therm-O-Link, Inc.

Messrs. Bistricer and Stein are experienced investors in real estate and other business ventures and have from time to time been involved in civil and administrative litigation regarding their business activities.

Board of Directors

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Each member of our board of directors has been placed into one of these classes. As a result, shareholders will elect a portion of our board of directors each year. The Class I directors’ terms will expire at the annual meeting of shareholders to be held in 2010, Class II directors’ terms will expire at the annual meeting of shareholders to be held in 2008 and Class III directors’ terms will expire at the annual meeting of shareholders to be held in 2009. At each annual meeting of shareholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control.

In addition, our bylaws provide that the authorized number of directors, which shall constitute the whole board of directors, may be changed by resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

Independent Director

The indenture governing our Notes and Original Notes requires us to appoint at least one independent director to our Board of Directors within 180 days after the sale of the notes. Under the indenture, an independent director (as defined therein) is a member of our board of directors that (1) is not a legal or “beneficial owner,” directly or indirectly, of any equity interests of us or any of our affiliates (unless our common stock is listed for trading on a national securities exchange or admitted for quotation on the NASDAQ Global Market) and does not have any other material, direct or indirect, financial interest in us or any of our affiliates, (2) is not a director, officer, employee, manager, contractor or partner of us or any of our affiliates (other than in respect of his or her service as an independent director), (3) is not a material customer, supplier or creditor of us or any of our affiliates, (4) does not control, directly or indirectly, us, any of our affiliates or any person described in clauses (1), (2) or (3) above, and (5) is not a parent, sibling or child of any person described in clauses (1), (2), (3) or (4) above. In March 2005, we appointed Messrs. Levinson and London to our board as independent directors.

Pursuant to the applicable NASDAQ rules, we intend to appoint additional independent directors (as defined under the NASDAQ rules) within one year of the listing of our common stock on NASDAQ. We have agreed that Friedman, Billings, Ramsey & Co., Inc. shall have the right to designate one member of our board of directors subject to the mutual consent of us and Friedman, Billings, Ramsey & Co., Inc. Under the NASDAQ rules, Mr. Levinson is no longer considered independent in view of his receipt of a payment for additional services as set forth in “Certain Relationships and Related Party Transactions — Director Arrangements.”

Committees of the Board

Our board of directors has established three committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  As required by NASDAQ and SEC rules, we have formed an audit committee and one member of our audit committee is expected to be an independent financial expert. Our audit committee charter specifies the audit committee’s purpose, the scope of its responsibilities, the outside auditor’s accountability to the audit committee and the audit committee’s responsibility for ensuring the ongoing independence of the outside auditor. Messrs. Springer, Levinson and Stein are members of this committee. Messrs. Springer and London are independent directors.

Compensation Committee.  Our compensation committee reviews and recommends compensation and benefits for our officers, reviews base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to the compensation of our executive chairman, chief executive officer, president, chief financial officer and other executive officers, administers our incentive compensation program for key executive and management employees, and reviews and approves equity-based plans and employee benefit plans. Messrs. Bistricer, Springer and London are members of this committee. Messrs. Springer and London are independent directors.

Nominating and Corporate Governance Committee.  The nominating and governance committee is responsible for identifying and recommending director nominees, determining the composition of our board of directors, recommending directors to serve on our various committees, determining compensation for non-executive directors, implementing our corporate governance guidelines and developing self-evaluation methodology to be used by our board of directors and its committees to assess board effectiveness. Messrs. Stein, London and Springer are members of this committee. Messrs. Springer and London are independent directors.

Code of Ethics

Our board of directors has adopted a code of ethics applicable to all of our directors, officers and employees that is publicly available in accordance with applicable SEC rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of our Compensation Program

We provide a total compensation package for our executive officers, who we refer to as our “named executive officers,” that we believe, is designed to fairly compensate them and to enhance shareholder value. We have disclosed the compensation package for our named executive officers in the summary compensation table and related tables below. We have structured our compensation packages to motivate our named executive officers to achieve the company’s business objectives and to align their interests with the interests of our shareholders. Specifically, our compensation program is designed to achieve the following objectives:

•	Attract and retain excellent executives, with established records of success, who are appropriate for the company’s needs in light of the competitive realities of the marketplace in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to the company’s success;

•	Motivate the executives to increase shareholder value through the use of options; and

•	Tie compensation to corporate and individual performance, including achievement of measurable corporate and individual performance objectives.

We also seek to reward both leadership and teamwork. And, we reward initiative in identifying and pursuing opportunities, such as potential acquisition opportunities, and responding effectively to unanticipated situations.

We use various elements of compensation to reward specific types of performance. Our employment agreements for each of our named executive officers determine the salary of each officer, which provides the basic level of compensation for performing the job expected of them. We use cash bonus awards as an incentive that provides a timely reward for attainment of exemplary corporate and individual performance in a particular period. We use stock options to provide a long-term incentive, which adds value to compensation packages if the value of our common stock rises and aligns the interests of our executives with those of our shareholders.

We revised our compensation program in the fall of 2006 in contemplation of the private placement of shares of our common stock that occurred in October 2006 and our contemplated listing on NASDAQ that occurred in March 2007.

Elements of our Compensation Program

Our total compensation package for named executive officers consists of the following components: salary, bonus, options, perquisites and other personal benefits and retirement. Each element of compensation is considered separately and we do not generally take into account amounts realized from prior compensation in establishing other elements of compensation. Our goal is to provide a total compensation package that we believe our named executive officers and our shareholders will view as fair and equitable. We consider the pay of each named executive officer relative to each other named executive officer so that the total compensation program is consistent for our executives. This is not a mechanical process, and our Board of Directors has used its judgment and experience and worked with our Chief Executive Officer to determine the appropriate mix of compensation for each individual.

Salary — Each named executive officer’s employment agreement determines his salary, which varies with the scope of his respective responsibilities. For the first eight months of 2006, each of our executive officers worked pursuant to an employment agreement entered on December 30, 1999. Those agreements were designed to meet the needs of a company whose stock was not listed for trading on an exchange such as NASDAQ. On September 1, 2006, we entered into amended and restated employment agreements with each of our named executive officers in contemplation of our becoming a company with a class of stock that is traded on NASDAQ and registered with the Securities and Exchange Commission. These agreements provided for an annual base salary of $550,000 for G. Gary Yetman, $375,000 for Richard N. Burger and $300,000 for Jeffrey D. Johnston. Each agreement provides for automatic annual raises equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the United States Department of Labor. In addition, our Board of Directors may, in its discretion, grant salary raises based on merit. We believe that the annual salary must be competitive with the market with respect to the skills and experience that are necessary to meet the requirements of the named executive officer’s position with us.

Bonus — The employment agreement in effect for each named executive officer provides for the possibility of a cash performance bonus in an amount up to 100% of his base salary, as determined by our Board of Directors based upon the attainment of performance goals conveyed to the officer. The compensation committee has the discretion to increase the cash performance bonus for any year.

Options — On October 9, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that provides for the granting of options to purchase 1,650,000 shares of our common stock. On October 11, 2006, options to purchase 405,000 shares were awarded to G. Gary Yetman (230,000 shares); Richard N. Burger (115,000 shares); Jeffrey D. Johnston (60,000 shares) and, on October 10, 2006, options to purchase 420,000 shares were granted to other employees of the company. One third of the 825,000 options issued to the employees will vest at the end of each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant and will be exercisable at a price per share equal to the fair market value on the date of grant. The exercise price of these options was the price at which common stock was sold in our private placement on October 11, 2006.

We award options to align the interests of our executives with the interests of our shareholders by having the realizable value depend on an increase of our stock price. We believe this will motivate our officers to return value to shareholders through future appreciation of our stock price. The options provide a long-term incentive because they vest over a period of time and remain outstanding for ten years, encouraging executives to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of our officers.

We have additional shares authorized under our stock incentive plan for future awards at the discretion of our compensation committee. We anticipate establishing a regular schedule for granting future options but we have not yet done so. It is our intention to base the exercise price of options on the stock price on the grant date of that option.

Perquisites and Other Personal Benefits — We provide each of our executive officers with perquisites and other personal benefits such as a car allowance, club memberships, tax planning advice, and life and disability insurance. Also, our named executive officers are permitted to contribute up to 5% of their salary to a 401(K) plan, subject to limitations established by law, and we match 50% of such contributions. This benefit is available to all full-time employees. We consider this matching contribution feature an important aspect of our compensation program because it is our only retirement program for our named executive officers. In addition, we provide the same or comparable health and welfare benefits to our named executive officers as are available for all other full-time employees. We believe that the perquisites and other personal benefits that we offer are typical employee benefits for high-level executives working in our industry and in our geographic area. We believe that these benefits overly enhance employee morale and performance, and are not too costly to the company. We provide these benefits in our discretion. Our perquisite and personal benefit programs may change over time as the compensation committee determines is appropriate.

Retirement Benefits — Our named executive officers do not participate in any deferred benefit retirement plans such as a pension plan. We do not have any deferred compensation program. As noted above, our named executive officers are eligible for a 401(K) plan, and we match those contributions as described in “Perquisites and Other Personal Benefits.” The 401(K) plan and our matching contributions are designed to encourage our named executive officers and other employees to save for their retirement.

Performance Awards

Our bonus program is the most significant way in which we tie compensation to recent performance for our company. Under our employment agreements, our named executive officers are entitled to cash bonuses of up to 100% of their base salary, as determined by our Board of Directors, based upon the attainment of employment goals conveyed to that executive. In 2006, the Board of Directors established a performance target of approximately $29 million of operating income. This target was recommended by our Chief Executive Officer because it represented an approximately 3% increase in operating income from 2005. We applied this target to all employees eligible to receive bonuses on a channel and segment basis, not only to the named executive officers. After the Board of Directors approved this target in the first quarter of 2006, our Chief Executive Officer communicated it to the other named executive officers and eligible employees. After 2006 ended, the compensation committee, together with the Board of Directors, met and determined that the goal had been exceeded. Therefore, the compensation committee, together with the Board of Directors, used its discretion to award bonuses to the named executive officers at the full 100% of base salary level, as contemplated by their employment agreements. We calculated these bonuses using the salary that was in effect under the prior employment agreements for the first eight months of 2006, and the salary that was in effect under the amended and restated employment agreements for the last four months of 2006 so that the bonuses reflected up to 100% of actual salary for 2006. This resulted in bonus payments of $402,000 for G. Gary Yetman, $257,400 for Richard N. Burger and $145,552 for Jeffrey D. Johnston. Because the performance target had been exceeded and based on their individual performances of the named executive officers, the Board of Directors also exercised its discretion, as contemplated by the employment agreements, to provide additional bonuses of $25,000 for each of G. Gary Yetman, Richard N. Burger and Jeffrey D. Johnston.

Our Compensation Process

In 2006 our stock was not listed for trading on any stock exchange and the compensation of our named executive officers was determined by our full Board of Directors. Our Chief Executive Officer presented compensation proposals for himself and for the other named executive officers to the Board of Directors and negotiated these compensation packages with the Board of Directors. As a director, our Chief Executive Officer participated in the compensation decisions made by the Board of Directors for 2006.

We now have a Compensation Committee which will make the compensation decisions for our named executive officers for 2007 and beyond. The Compensation Committee consists of Messrs. Bistricer, London and Springer. The board has determined that Messrs. London and Springer are independent directors. Neither the Chief Executive Officer nor any other officer of the company is a member of the Compensation Committee. Mr. Bistricer will step off the committee within one year of the listing of our common stock on NASDAQ.

The Compensation Committee will review and approve corporate goals and objectives against which it will evaluate our Chief Executive Officer and will evaluate the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee, together with the board, will determine and approve the Chief Executive Officer’s compensation level based on this evaluation. To accomplish this, the Compensation Committee will make a recommendation on the Chief Executive Officer’s compensation level to the board for its final determination and approval. The Chief Executive Officer may not be present during this discussion. Our Compensation Committee charter provides that the goals and objectives for the Chief Executive Officer should consist of objective criteria, including goals for performance of the business, the accomplishment of long-term strategic objectives and the development of management. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee charter provides that the Compensation Committee should consider, among other things, our performance and shareholder returns as compared to similar companies, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to our Chief Executive Officer in past years.

The Compensation Committee will review the Chief Executive Officer’s proposal relevant to the compensation of our other executive officers and will make a recommendation to the board on the amount of compensation that should be paid to them. The Chief Executive Officer may be present during these discussions but may not vote.

We do not formally benchmark our compensation against any peer group. However, we informally consider competitive market practices with respect to the salaries and total compensation of our named executive officers. We review the market practices by reviewing annual reports on Form 10-K or similar information of other companies in the electric wire and cable products industry and news reports regarding companies with net revenues between $250 million and $500 million that are headquartered in our general geographic area. However, while we reviewed such market information, it was only one factor we considered in establishing compensation, and we did not make use of any formula incorporating such data.

Generally, in determining whether to increase or decrease compensation to our named executive officers, we take into account any changes, of which we are aware, in the market pay levels, the performance of the executive officer, any increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization.

When making compensation decisions for 2006, the Board of Directors evaluated the performance of our Chief Executive Officer and took this evaluation into consideration when approving his compensation package. With respect to the other named executive officers, the Chief Executive Officer evaluated their performance and, based on this evaluation, made recommendations to the Board of Directors with respect to compensation decisions. When we amended and restated the employment agreements of our named executive officers in 2006, in addition to reviewing market compensation information as described above, we considered the prior pay levels of our named executive officers, the additional responsibilities expected for these officers and the importance of these individuals to our success.

Our directors are eligible to receive compensation for service as a director. In light of our transition to a company with a class of stock traded on NASDAQ and registered with the Securities and Exchange Commission, our Chief Executive Officer elected to waive any director payment in 2006, as well as additional payments for appearing at board and committee meetings. We anticipate that when the Compensation Committee, together with the Board of Directors, determines his base salary for 2007, they will take into account that our Chief Executive Officer no longer receives board fees and will factor an adjustment for such fees into his salary and may amend his employment agreement to reflect this.

We have not hired a compensation consultant with respect to our 2006 compensation. The Compensation Committee has the right to hire a compensation consultant in the future, but it has not yet made any decisions to do so.

Change in Control

Under our employment agreements, a named executive officer receives a payment and accelerated vesting of his or her options only if there is a change in control and if he or she terminates employment with the company. We believe this so-called “double trigger,” by requiring both the change of control and a termination to occur, maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control.

Stock Ownership Guidelines

We have not implemented any stock ownership requirements for named executive officers. Prior to listing on NASDAQ, the market for our stock largely has been limited and shareholder agreements placed limits on a shareholder’s ability to transfer stock. We will continue to periodically re-evaluate whether it would be appropriate for us to implement stock ownership requirements for our named executive officers. As noted above, we have issued options to our named executive officers, and have an incentive plan in place pursuant to which more options can be issued in the future, which we believe allows management to own equity in the company and accordingly to align their interest with those of other shareholders.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. Because we did not have a class of stock that was traded on a securities exchange in 2006, Section 162(m) did not affect the deductibility of our 2006 compensation, but it could do so in the future when our stock became effective for trading in the first quarter of 2007. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

While deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised, less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and this proxy statement.

The foregoing report has been approved by all members of the Committee.

David Bistricer
James G. London

The following table sets forth a summary of certain information regarding compensation paid or accrued by us for services rendered to the company for the fiscal year ended December 31, 2006 to our chief executive officer and the other executive officers during such period.

Summary Compensation

				Option	Incentive Plan	All Other
		Salary	Bonus(1)	Awards(2)	Compensation(1)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

G. Gary Yetman,	2006	$506,571	$25,000	$252,163	$402,000	$46,416	$1,232,150
President and Chief Executive Officer
Richard N. Burger,	2006	$351,071	$25,000	$126,082	$257,400	$28,256	$787,809
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Jeffrey D. Johnston,	2006	$296,799	$25,000	$65,782	$145,552	$25,826	$558,959
Senior Vice President, Operations and Assistant Secretary

(1)	We awarded these bonuses and non-equity incentive plan compensation with respect to 2006 compensation, but we calculated and paid these amounts in 2007.

(2)	This column discloses the dollar amount recognized for financial reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). For all assumptions used in the valuation, see “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K filed on March 20, 2007. Additional detail regarding the 2006 awards is provided in the Grant of Plan-Based Award Table.

(3)	All Other Compensation includes the following:

				Tax	Life and	401(K)
		Car	Club	Planning	Disability	Matching
Name	Year	Allowance	Memberships	Advice	Insurance	Contributions	Total

G. Gary Yetman	2006	$10,477	$12,000	$6,535	$8,604	$8,800	$46,416
Richard N. Burger	2006	$7,248	—	$6,535	$5,673	$8,800	$28,256
Jeffrey D. Johnston	2006	$5,166	—	$6,535	$5,325	$8,800	$25,826

We lease automobiles for Mr. Yetman and Mr. Burger. Personal use is based on the gross capitalized cost determined at the time of the lease multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

Mr. Johnston receives a car allowance. Personal use of his automobile is based on the allowance received multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

Grants of Plan-Based Awards

				All Other
				Option Awards:
		Estimated Future Payouts		Number of
		Under Non-Equity		Securities	Exercise or
		Incentive Plan Awards(1)		Underlying	Base Price of	Grant Date Fair
		Threshold	Maximum	Options	Option Awards	Value of Stock and
Name	Grant Date	($)	($)	(#)(2)	($/Sh)	Option Awards(3)

G. Gary Yetman	2/14/2007	$0	$402,000
	10/11/2006			230,000	$15	$1,860,700
Richard N. Burger	2/14/2007	$0	$257,400
	10/11/2006			115,000	$15	$930,350
Jeffrey D. Johnston	2/14/2007	$0	$145,522
	10/11/2006			60,000	$15	$485,400

(1)	Under our employment agreements, our named executive officers are entitled to cash bonuses up to 100% of their base salary, as determined by our Board of Directors, based upon the attainment of employment goals conveyed to that executive. In 2006, the Board of Directors established a performance target of approximately $29 million of operating income. Further information about the performance awards is contained in “Compensation Discussion and Analysis-Performance Awards.” While the annual base salary of our named executive officers increased since the date of the award, the award was stated in terms of percentage of base salary. Therefore, for the maximum, we disclosed the actual salary earned in 2006, giving effect to the salary increases. The non-equity incentive plan compensation for 2006 was actually calculated at 100% of base salary earned for 2006 and the amounts of such awards are in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)	One-third of the options vest on each of the first, second and third anniversaries of the grant date.

(3)	This column discloses the aggregate grant date fair market value computed in accordance with FAS 123(R). We estimated the fair value of the stock options using the Black Scholes option-pricing model. The fair value of the options when granted was $8.09 per underlying common share, which we will expense over the three-year vesting term of these options. See, “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K filed on March 20, 2007.

Discussion of Summary Compensation and Grant of Plan Based Award Tables

Employment Agreements — Pursuant to their employment agreements, Messrs. Yetman, Burger and Johnston receive an annual CPI-adjusted salary starting at $550,000, $375,000 and $300,000 respectively, plus a bonus of up to 100% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. The cash performance bonus may be increased in any year in the discretion of the Board of Directors or an appropriate board committee. Mr. Yetman also receives term life insurance in an amount not less than $1,000,000, health and country club memberships and the right to one director seat on the Board of Directors of the company and each of its affiliates. Each of Messrs. Yetman, Burger and Johnston also receive supplemental disability insurance in an amount equal to the amount they were receiving under their previous employment agreements.

The term of each employment agreement shall be for a rolling three year period such that upon each day of service, each agreement will automatically renew for one additional day, unless terminated by either party.

Stock Incentive Plan — On October 9, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that provides for the granting of options to purchase 1,650,000 shares of our common stock. On October 11, 2006, options to purchase 405,000 shares were awarded to G. Gary Yetman (230,000 shares); Richard N. Burger (115,000 shares); Jeffrey D. Johnston (60,000 shares) and, on October 10, 2006, options to purchase 420,000 shares were granted to other employees of the company. One third of the 825,000 options issued to the employees will vest at the end of each of the first three anniversaries of the date of grant. These options will expire ten years after the date of grant and will be exercisable at a price per share equal to $15.00.

Indemnification Agreements — We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

Outstanding Equity Awards at Fiscal Year-End

	Underlying Unexercised
	Options	Option Exercise
	Unexercisable(1)	Price	Option
Name	(#)	($)	Expiration Date

G. Gary Yetman	230,000	$15	10/11/2016
Richard N Burger	115,000	$15	10/11/2016
Jeffrey D. Johnston	60,000	$15	10/11/2016

(1)	Contingent on continued employment, one-third of the options listed in this table become exercisable on 10/11/2007, one-third become exercisable on 10/11/2008 and one-third become exercisable on 10/11/2009. These are the only equity awards outstanding for our named executive officers as of December 31, 2006.

Potential Payments Upon Termination or Change in Control

We may terminate the employment agreements of any of our named executive officers for “Cause,” which is defined as:

•	gross neglect or willful failure to perform duties in all material respects after written demand and 30-days notice from the Board of Directors;

•	a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach;

•	fraud or embezzlement; or

•	the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties.

The employees may terminate their employment agreements for “Good Reason,” which is defined as:

•	a reduction in salary or potential for bonus compensation;

•	a significant reduction in responsibilities or duties;

•	a 35 mile relocation of the office where the employee works;

•	a change in control; or

•	other willful failure or willful breach by the company of any material obligations of the agreement if not cured within 30 days of written notice by the employee to the Board of Directors.

Each of the employees must give three months notice to terminate his employment agreement without Good Reason.

If we terminate an employee without Cause or if an employee terminates his employment with Good Reason, the employee shall be entitled to receive, in a lump sum, a payment equal to three times his salary and bonus. His benefits shall continue for 36 months, and any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. The employee (or his estate) shall be entitled to receive one year’s salary, bonus and benefits in the event of termination because of death or disability.

The employment agreements also contain non-compete provisions that will last for one year; the non-compete clause is not applicable if the company terminates the employee without Cause or the employee terminates his employment for Good Reason or the company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreements contain a confidentiality clause which is effective for no longer than three and one half years after an employee’s termination.

If we terminate a named executive officer for Cause, the only payments he will receive is accrued salary for the period he has worked. Set forth below is a description of the amounts that we would have paid our named executive officers following a termination, assuming that the relevant trigger event occurred on December 31, 2006.

	Cash		Stock	Medical	Insurance	Health Club
	Severance	Bonus	Options(1)	Continuation	Continuation	Memberships

Richard N. Burger
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,125,000	$1,051,326	—	$43,231	$17,019	—
Death or Disability	$375,000	$350,442	—	$14,410	$5,673	—
Jeffery D. Johnston
Termination Without Cause or Termination for Good Reason, including a Change in Control	$900,000	$769,500	—	$43,231	$15,114	—
Death or Disability	$300,000	$256,500	—	$14,410	$5,038	—
Gary Yetman
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,650,000	$1,522,257	—	$43,231	$25,812	$5,400
Death or Disability	$550,000	$507,119	—	$14,410	$8,604	$1,800

(1)	The options were issued with an exercise price of $15.00 per share, which was the price per share at which we sold common stock in our 2006 Private Placement. Our shares of common stock were not publicly traded in 2006 so we do not have a year end market price upon which to value the options at December 31, 2006. We have assumed that there was no appreciation in our stock price between the grant date and December 31, 2006.

Director Compensation

The following information sets forth the compensation paid to our directors during the year ended December 31, 2006.

	Fees Earned or	Stock		All Other
	Paid in Cash(1)	Awards		Compensation		Total
Name	($)	($)		($)		($)

David Bistricer	$18,750	—		$212,500		$231,250
Shmuel D. Levinson	$38,000	$530,625	(2)	$750,000	(3)	$1,318,625
James G. London	$38,000	—		—		$38,000
Nachum Stein	$18,750	—		$212,500		$231,250

(1)	Includes retainer fees and board meeting fees accrued for 2006 which will be paid in 2007.

(2)	This column discloses the dollar amount recognized for financial reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). The valuation assumption used are comparable to the assumptions described in “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K, modified to reflect an actual share grant as opposed to a future issuance of shares upon the exercise of options. The grant date fair value of this award under FAS 123(R) is $530,625. This stock award represents a grant of 37,500 shares. As of December 31, 2006, there were no options or restricted stock awards outstanding to directors other than as set forth for named executive officers in the Outstanding Equity Awards at Fiscal Year-End table.

(3)	Messrs. Bistricer and Stein also each have a consulting arrangement with us, as described under “Director Arrangements.” Our director, Shmuel D. Levinson, received a payment for additional services as described in “Director Arrangements.”

Our current directors compensation policy provides that non-management directors, except for David Bistricer and Nachum Stein, each receive an annual retainer of $40,000 (which was increased from $35,000) and they will each receive an additional $1,500 for each board and committee meeting they attend. The director serving as chairman of the Audit Committee will receive an annual fee of $10,000 (which was increased from $5,000) and the directors serving as chairman of the Compensation Committee and Nominating and Corporate Governance Committees each will receive an annual fee of $5,000. In addition, each independent director will receive an annual grant of options to purchase 2,500 shares. The exercise price of these options will be the closing price of the stock on the date of grant. These options will vest evenly over three years and will expire in the tenth year from the date of grant. Prior to October 11, 2006, our directors, but not David Bistricer and Nachum Stein, received a $2,500 quarterly fee, $2,500 for each board meeting attended, and $1,500 for each committee meeting attended.

David Bistricer and Nachum Stein each receive $75,000 as compensation for their service as co-chairmen of the Board of Directors, but will not receive additional payment for their attendance at meetings.

All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of board duties.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of an entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock by our directors, executive officers and other 5% shareholders, as well as any shares that might be received within 60 days, as of March 31, 2007. The share and per share financial data presented below has been adjusted to give effect to the 312.6079 for 1 stock split that we executed on October 10, 2006. The ownership percentages are based on our having 16,786,895 shares outstanding. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them. The percentage ownership levels may be expected to change over time as the result of the issuance of additional shares or the purchase or sale of shares by the listed shareholders. All shares listed on the table are also subject to a shareholders agreement that grants to the holders of the shares a right of first refusal and certain registration rights. See “Certain Relationships and Related Party Transactions — Shareholders Agreement.” We understand that, these rights notwithstanding, the shareholders have not agreed to act together for the purpose of acquiring, holding, voting or disposing of shares. Unless otherwise indicated, the address of each executive officer and director is c/o Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085.

	Number of
Name	Shares	Percent

Directors and Executive Officers:
David Bistricer(1)(2)(3)	1,782,536	10.6%
Richard N. Burger	420,800	2.5
Jeffrey D. Johnston	258,857	1.5
Shmuel D. Levinson	—	—
James G. London	—	—
Nachum Stein(4)(6)	3,565,066	21.2
G. Gary Yetman	539,600	3.2
All directors and executive officers as a group	6,604,359	39.3
5% Shareholders:
Moric Bistricer(2)(5)(7)	1,782,536	10.6
Alexander Hasenfeld(4)(8)	887,710	5.3
Ephraim Hasenfeld(4)(9)	765,200	4.6
Hertz Hasenfeld(4)(10)	765,200	4.6
The DB 2006 Trust(11)(15)	1,782,536	10.6
The N & F Trust 766(12)(15)	408,386	2.4
The MB 2006 Trust(13)(15)	1,782,536	10.6
The A & Z Hasenfeld Trust(14)(15)	443,855	2.6
Steven A. Cohen(16)	886,400	5.3
Jana Partners LLC(17)	1,150,000	6.9

(1)	Mr. David Bistricer’s address is: 4611 12th Avenue, Brooklyn, New York 11219.

(2)	Mr. David Bistricer and Mr. Moric Bistricer each may be deemed to beneficially own 1,782,536 shares. Mr. David Bistricer is the son of Mr. Moric Bistricer and they do not share a household. Accordingly, Mr. David Bistricer is not deemed to be the beneficial owner of Mr. Moric Bistricer’s shares.

(3)	Includes 1,782,536 shares held by The DB 2006 Trust, for the benefit of family members, as to which Mr. David Bistricer disclaims beneficial ownership.

(4)	The 2,418,110 shares beneficially owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, are subject to a voting trust agreement pursuant to which Mr. Stein has the right to vote, but not the right to dispose of, these shares. In addition, Mr. Stein has informal agreements to vote 111,643 shares, as well as the right to vote 218,541 shares pursuant to agreements with certain family members who hold the shares through a nominee. Although the beneficial ownership of these shares is attributable to Mr. Stein, and for the purposes of this table such shares are included in the number of shares beneficially owned by him, Mr. Stein disclaims beneficial ownership of these shares. Mr. Stein’s address is: Nachum Stein, c/o American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022. The address for Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld is: c/o Nachum Stein, American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022.

(5)	Mr. Moric Bistricer’s address is: c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(6)	Includes 408,386 shares held by The N & F Trust 766, for the benefit of family members, as to which Mr. Stein disclaims beneficial ownership.

(7)	Includes 1,782,536 shares held by The MB 2006 Trust, for the benefit of family members, as to which Mr. Moric Bistricer disclaims beneficial ownership.

(8)	Includes 443,855 shares held by The A & Z Hasenfeld Trust, for the benefit of family members, as to which Mr. A. Hasenfeld disclaims beneficial ownership.

(9)	Includes 252,516 shares held by The Ephraim Hasenfeld Trust, for the benefit of family members, as to which Mr. E. Hasenfeld disclaims beneficial ownership.

(10)	Includes 252,516 shares held by The Hertz & Libby Hasenfeld Trust, for the benefit of family members, as to which Mr. H. Hasenfeld disclaims beneficial ownership.

(11)	Ester Bistricer, wife of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(12)	Feige Stein, wife of Nachum Stein, and Norman Dick are the trustees of The N & F Trust 766, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The N & F Trust 766 is c/o Feige Stein, 1675 52nd Street, Brooklyn, New York 11204.

(13)	Elsa Bistricer, wife of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of the MB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The MB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(14)	Zissy Hasenfeld and Norman Dick are the trustees of The A & Z Hasenfeld Trust, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The A & Z Hasenfeld Trust is c/o Zissy Hasenfeld, 1655 48th Street, Brooklyn, New York 11204.

(15)	The DB 2006 Trust, The N & F Trust 766, The MB 2006 Trust and The A & Z Hasenfeld Trust purchased their shares on September 11, 2006 at a price of $11.09 per share as determined by an independent valuation expert.

(16)	As of March 16, 2007, based on a Schedule 13G filed jointly by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC, Sigma Management, LLC and Mr. Cohen. According to such Schedule 13G, Mr. Cohen has shared power to vote and to dispose or direct the vote and disposition of 886,400 shares. The address of Mr. Cohen’s principal business office is 72 Cummings Point Road, Stamford, Connecticut 06902.

(17)	As of March 19, 2007, based on a Schedule 13G filed by Jana Partners, LLC. According to such Schedule 13G, Jana Partners has power to vote and to dispose or direct the vote and disposition of 1,150,000 shares. The address of Jana Partners principal business office is 200 Park Avenue, Suite 3300, New York, New York 10166.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director Arrangements

David Bistricer and Nachum Stein each have a consulting agreement with us in which they agree, in addition to their service as directors of the company, to provide advice and counsel on business planning and strategy, including advice on potential acquisitions. These services include monitoring mergers and acquisition activity, identifying potential acquisition targets, advising on the structure of potential transactions and providing negotiating assistance. They will provide reports to our board of directors regarding these activities. Pursuant to these agreements, and for their service as directors, we paid each of Messrs. Bistricer and Stein an annual fee of $37,500 in 2003 and $37,500 for the first nine months of 2004. Effective October 1, 2004, we entered into new consulting agreements with Messrs. Bistricer and Stein, paying each of them $62,500 for the remainder of 2004, $250,000 in 2005 and $125,000 for the first six months of 2006. For the year beginning July 1, 2006, Messrs. Bistricer and Stein will receive $175,000 for their service as consultants and each was paid $87,500 of this amount for the six months ended December 31, 2006.

Their consulting agreements provide for one year terms, to be automatically renewed from year to year subject to termination by either party upon 30-days written notice. The agreements may also be terminated for “Cause,” which is defined in the agreements as “any act of dishonesty, any gross carelessness or misconduct, or any unjustifiable neglect or failure to perform your duties under this Agreement, which neglect or failure is not corrected within thirty (30) days after written notice.” The agreements further provide that they shall automatically terminate, without notice, upon the death or permanent disability of the consultant.

On September 4, 2006, our board of directors approved a payment to director Shmuel D. Levinson of $750,000 in cash and 37,500 shares of our common stock for additional services rendered to us in connection with the exploration and development of strategic alternatives and certain other matters. Mr. Levinson received this payment on September 22, 2006.

2006 Equity Offering Proceeds

On October 11, 2006, we consummated the 2006 Private Placement in which we sold 8,400,000 shares of our common stock at a sale price of $15.00 per share. We received net proceeds of approximately $115.0 million (after the purchaser’s discount, placement fees and other offering expenses). We used approximately $61.4 million of the net proceeds to purchase and retire 4,400,003 shares from our existing shareholders. Of the remaining net proceeds of approximately $53.6 million, we used (i) approximately $52.8 million to repay substantially all of the indebtedness then outstanding under our credit facility and (ii) the remaining $0.8 million for working capital and general corporate purposes. As a result of our sale of 8,400,000 shares, and the repurchase of 4,400,003 shares, the private placement increased the number of our outstanding shares by 3,999,997.

Lease for Corporate Headquarters

Effective July 2004, we entered into an operating lease with a third party lessor for our corporate headquarters facility in Waukegan, Illinois. In the third quarter of 2005, HQ2 Properties, LLC acquired the real estate covered by the lease and, pursuant to an assignment and assumption of lease agreement, dated as of August 15, 2005, became the landlord under the lease. In addition, pursuant to a first amendment to the lease, dated as of August 15, 2005, by and between HQ2 Properties, LLC and us, the term of the lease was extended by one year. The equity ownership of HQ2 Properties, LLC is substantially similar to our equity ownership prior to the 2006 Private Placement. Specifically, three of our directors (Messrs. David Bistricer, Stein and Yetman) and each of our executive officers is an equity owner of HQ2 Properties, LLC.

Our lease, as amended, expires on September 30, 2015, although we have the option to renew the lease for up to two additional five-year periods. The rent payable under the lease consists of base rent, which was approximately $347,000 in the first year and escalates to approximately $444,000 in 2015, plus operating expenses and taxes, each calculated pursuant to the terms of the lease. We paid $148,000 in 2005 and $359,000 in 2006 pursuant to the lease.

Shareholders Agreement

Shareholders holding approximately 50% of our shares as of the date of this prospectus are parties to a shareholders agreement, referred to in this prospectus as the “shareholders agreement.” Shareholders subject to the shareholders agreement consist entirely of those indicated in the principal shareholders table, see “Security Ownership of Principal Shareholders and Management,” and certain relatives of Nachum Stein.

Right of First Refusal

In the event that any shareholder subject to the shareholders agreement desires to sell shares of our common stock to a third party, the other shareholders subject to the shareholders agreement have the right to offer to purchase such shares on the same terms prior to any such sale. If the other shareholders subject to the shareholders agreement do not elect to purchase such shares (or elect to purchase less than all of the shares to be transferred), then the shareholder may sell the shares to a third party on the same terms.

Registration Rights

We have granted those shareholders who are a party to the shareholders agreement incidental, or “piggyback,” registration rights with respect to their shares of our common stock.

Amendment

Subject to certain exceptions, the shareholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Termination

The shareholders agreement shall remain in full force and effect in accordance with its terms until its seventh anniversary, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Tax Matters Agreement

On September 30, 2006, we entered into a Tax Matters Agreement with our existing shareholders as of October 10, 2006 that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to our conversion to a C corporation, including as a result of the IRS examination detailed in the section “Business Description for Coleman — Tax Audit.” We estimate that any indemnification payments relating to the IRS examination will not exceed $0.5 million but we cannot guarantee that the actual payments related to this matter will not exceed this amount, and we do not believe that these indemnification payments will result in a material adverse effect on our financial position, results of operations or cash flows.

Approval Policy

Our audit committee charter, adopted on December 12, 2006, provides that the audit committee shall review and appraise the fairness of related party transactions.

Our Chief Financial Officer will identify related person transactions requiring audit committee review pursuant to our audit committee charter from transactions that are:

•	disclosed in director and officer questionnaires;

•	reported directly by the related person or by another employee of the company; or

•	identified from accounting records based on a list of related persons.

If we have a related person transaction that requires audit committee approval in accordance with the policies set forth in our audit committee charter, we will either seek that approval before we enter the transaction or, if that timing is not practical, we will ask the audit committee to ratify the transaction.

In determining whether to approve or ratify a related person transaction, the audit committee will consider the following items, among others:

•	the related person’s relationship to the company and interest in the transaction;

•	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

•	the benefits to the company of the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

•	whether a transaction has the potential to impair director independence; and

•	whether the transaction constitutes a conflict of interest.

Related Party Transactions of Copperfield

Leases

Copperfield leases manufacturing and office facilities from DJR Ventures, an entity owned by Richard Carr, Richard Philiponis and James Pomeroy, each of whom owns 13% of the equity interests of Copperfield. Details of these agreements are provided in Note 7 of the audited financial statements of Copperfield included herein.

Freight Logistics Contract

Copperfield has a contract with DJR Logistics, an entity owned by Richard Carr, Richard Philiponis and James Pomeroy, each of whom owns 13% of the equity interests of Copperfield, to provide for shipping (transporting) products to customers. Details of this agreement are provided in Note 12 to the audited financial statements of Copperfield included herein.

Management Fee

Copperfield paid an annual management fee to Spell Capital Corporation. For the years ended December 31, 2006, 2005 and 2004, Copperfield paid $163,000, $163,000 and $100,000, respectively, in management fees to an affiliate of the majority member interest holder.

SELLING SHAREHOLDERS

The following table sets forth information about the number of shares owned by each selling shareholder that may be offered from time to time under this prospectus. Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling shareholder may be deemed to be underwriting commissions. Of the shares listed below, 8,400,000 were issued in the 2006 Private Placement.

The table below has been prepared based upon the information furnished to us by the selling shareholders as of February 27, 2007. The selling shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions either (i) pursuant to the registration statement of which this prospectus is a part or (ii) exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling shareholders because we do not know at this time the number of shares that these shareholders have sold in the past or will decide to sell in the future. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. See “Plan of Distribution.”

Except as noted below, to our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

A. Bartley Bryt & Maud S. Bryt	4,333	4,333	0	*
A-Able Transmission Inc.(1)	170	170	0	*
Alexander Hasenfeld	443,855	443,855	0	*
Alexandra P. Tumbleston(1)	980	980	0	*
Alexis Ann Shehata(1)	820	820	0	*
Allied Funding, Inc.(2)	10,000	10,000	0	*
Amber Master Fund (Cayman) SPC(3)	466,667	466,667	0	*
Andrea L. Kilian, TTEE Andrea L. Kilian Trust U/A DTD 09/25/1997(1)	430	430	0	*
Anima SGR pA(4)	170,000	170,000	0	*
Anita L. Rankin, TTEE Anita L. Rankin Revocable Trust U/A DTD 04/28/1995(1)	330	330	0	*
Ann C. Karter(1)	6,400	6,400	0	*
Ann K. Miller(1)	5,750	5,750	0	*
Anne-Marie Romer(1)	740	740	0	*
Anthony L. Kremer, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	880	880	0	*
Anthony L. Kremer, TTEE Anthony L. Kremer Revocable Living Trust U/A DTD 01/27/1998(1)	670	670	0	*
Atlas Master Fund, Ltd(5)	466,667	466,667	0	*
Aubrey L. Roberts, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,660	1,660	0	*
B. Bitticker Beneficiary, Charles Schwab & Co. Inc. Cust. Inherited IRA(1)	1,080	1,080	0	*
Baker Hazel Funeral Home Inc.(1)	210	210	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Barbara A. Muth, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	200	200	0	*
Barbara A. Muth, TTEE Barbara A. Muth Revocable Living U/A DTD 10/31/1996 FBO B. Muth(1)	990	990	0	*
Benny L. Tumbleston, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	70	70	0	*
Betsy S. Kleeblatt(6)	200	200	0	*
Billy A. West, TTEE Billy A. West Trust U/A DTD 01/23/1992(1)	2,830	2,830	0	*
BLT Enterprises LLP, a Partnership(1)	920	920	0	*
Brad Marshall-Inman IRA	1,667	1,667	0	*
Brady Retirement Fund(7)	7,000	7,000	0	*
Brian Louis McMurray(1)	1,030	1,030	0	*
C. Guerro & W. Guerro, TTEE Carmine & Wendy Guerro Living Trust U/A DTD 07/31/2000(1)	930	930	0	*
Carl William Goeckel, Designated Ben. Plan/TOD(1)	210	210	0	*
Carl William Goeckel, Designated Ben. Plan/TOD(1)	1,500	1,500	0	*
Carmine Guerro, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,800	1,800	0	*
Carol Downing Green, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	240	240	0	*
Carol Downing Green, TTEE Carol Shellabarger Green Revocable Trust U/A DTD 04/21/2000(1)	330	330	0	*
Charles H. Miller	5,000	5,000	0	*
Charles L. Bechtel & Miriam L. Bechtel JT TEN(1)	380	380	0	*
Charles T. Walsh, TTEE The Charles T. Walsh Trust U/A DTD 12/06/2000(1)	2,180	2,180	0	*
Charles V. Simms, TTEE Charles V. Simms Trust U/A DTD 12/28/1994(1)	870	870	0	*
Cheryl Coleman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	210	210	0	*
Chris H. Kapolas & Linda M. Kapolas JT TEN(1)	970	970	0	*
Christine F. Lindeman Thomas, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	660	660	0	*
Christine F. Lindeman Thomas, Thomas Revocable Trust U/A DTD 08/22/1991(1)	1,890	1,890	0	*
Christopher M. Ruff, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	170	170	0	*
Cindy Ernst(1)	8,200	8,200	0	*
CNF Investments II, LLC(8)	26,666	26,666	0	*
Congress Ann Hazel, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	280	280	0	*
Congress Ann Hazel, TTEE Harold and Congress Hazel Trust U/A DTD 04/21/1991(1)	280	280	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Cornell Capital Partners LP(9)	33,333	33,333	0	*
CR Intrinsic Investments, LLC(10)	670,000	670,000	0	*
Craig Paul Sanford & Mary Jo Sanford JT TEN(1)	4,110	4,110	0	*
CTBB Family Limited Partnership(1)	2,300	2,300	0	*
Cynthia A. Hackett(1)	1,510	1,510	0	*
Cynthia J. Crotty, TTEE C/O Van Dyne Crotty Attn: Dave Senseman(1)	2,040	2,040	0	*
Cynthia Mollica Barron(1)	130	130	0	*
D. Kremer & R. Kremer, TTEE David R. Kremer Revocable Living Trust U/A DTD 05/07/1996(1)	1,100	1,100	0	*
D. Maccubbin & L. Maccubbin, TTEE Don A. Maccubbin & Linda B. Maccubbin U/A DTD 05/04/1993(1)	1,300	1,300	0	*
Daniel J. Roach, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	330	330	0	*
Daniel W. Crotty, TTEE C/O Van Dyne Crotty Attn: Dave Senseman(1)	25,500	25,500	0	*
Daryll Marshall-Inman IRA	2,000	2,000	0	*
David J. Kunkel, TTEE Bridge Technologies, LLC DBA B FBO Timothy Jon Beach(1)	480	480	0	*
David K. Ray, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	800	800	0	*
David L. Roer(1)	210	210	0	*
David M. Gray, TTEE David M. Gray Revocable Trust U/A DTD 07/19/1996(1)	300	300	0	*
David M. Morad Jr., Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,860	2,860	0	*
David R. Ernst & Renee M. Ernst JT TEN(1)	1,950	1,950	0	*
David Ross, TTEE The David Ross Trust U/A DTD 11/04/2000(1)	900	900	0	*
David S. Senseman, TTEE David S. Senseman Trust U/A DTD 10/18/1995(1)	360	360	0	*
De Ette Rae Hart, TTEE U/A DTD 05/17/1999 FBO De Ette Rae Hart(1)	530	530	0	*
Deanne W. Joseph, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	330	330	0	*
Deutsche Bank AG London(11)	100,000	100,000	0	*
Diana M. Best, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,960	1,960	0	*
Diane E. Senseman, TTEE Diane E. Senseman Trust 10/18/1995 FBO D. Senseman(1)	360	360	0	*
Diane W. Colaizzi, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	140	140	0	*
Dolores H. Russ, TTEE Dolores H. Russ Trust DTD 4/20/00 Mkt: Eubel Brady(1)	8,800	8,800	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Don A. Keasel & Judith A. Keasel JT TEN(1)	70	70	0	*
Don A. Keasel IRA Rollover(1)	710	710	0	*
Don Aubrey Maccubbin, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	370	370	0	*
Donald A. Porter, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	770	770	0	*
Donald G. Tekamp, TTEE Donald G. Tekamp Revocable Trust U/A DTD 08/16/2000(1)	760	760	0	*
Donald Gorman(1)	300	300	0	*
Donald Huu Nguyen & Lynn Ann Buffington JT TEN(1)	650	650	0	*
Donald Huu Nguyen, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	140	140	0	*
Donald L. Aukerman & Edythe M. Aukerman JT TEN(1)	190	190	0	*
Donald L. Aukerman, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	340	340	0	*
Donna G. Dahm, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	350	350	0	*
Donna M. Ruff, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	110	110	0	*
Douglas A. Marchal & Melissa K. Marchal JT TEN(1)	220	220	0	*
Douglas H. Manuel & Gail D. Manuel	5,000	5,000	0	*
Drake Associates L.P.(12)	25,000	25,000	0	*
Durga Gaviola & Gerry Gaviola	16,666	16,666	0	*
DWS Dreman Small Cap Value Fund(13)	283,000	283,000	0	*
DWS Dreman Small Cap VIP(13)	117,000	117,000	0	*
EBS Partners LP-Primary Acct., a Partnership(1)	38,000	38,000	0	*
Edward Fox, IRA	6,666	6,666	0	*
Edward W. Eppley, Charles Schwab & Co. Inc. Cust. SEP-IRA(1)	270	270	0	*
Edythe M. Aukerman, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	80	80	0	*
EJF Crossover Master Fund L.P.(14)	300,000	300,000	0	*
Elaine S. Berman Beneficiary Inherited IRA(1)	520	520	0	*
Elaine S. Berman, SEP-IRA(1)	490	490	0	*
Elaine S. Berman, TTEE U/A DTD 06/30/1995(1)	510	510	0	*
Elizabeth Ann Simms, TTEE Elizabeth Ann Simms Trust U/A DTD 12/28/1994(1)	100	100	0	*
Elizabeth Sexworth Rollover IRA(6)	300	300	0	*
Ephraim Hasenfeld	512,684	512,684	0	*
Eric Billings(5)	7,621	7,621	0	*
Evan L. Julber IRA	1,800	1,800	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

F&N II Associates, LLC as Nominee for Batsheva Friedman	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Batya Silber	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Brian Silber	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Chaim Perlow	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Chani Stein	31,221	31,221	0	*
F&N II Associates, LLC as Nominee for Chaya Millet	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Diana Stein	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Esther Loewy	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Robert Loewy	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Robert Millet	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Steven Friedman	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Tzipora Perlow	15,610	15,610	0	*
F&N II Associates, LLC as Nominee for Yakov Stein	15,610	15,610	0	*
Felice M. Kantor, TTEE Felice M. Kantor Trust U/A DTD 06/23/1993(1)	4,300	4,300	0	*
First Republic Bank FBO Tarek Abdel-Meguid(15)	3,300	3,300	0	*
Flanagan Family Limited Partnership(8)	5,000	5,000	0	*
Forney M. Hoke III, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	230	230	0	*
Forney M. Hoke III(1)	1,610	1,610	0	*
Fort Mason Master, LP(16)	313,033	313,033	0	*
Fort Mason Partners, LP(16)	20,300	20,300	0	*
Found-Mor LLC(1)	3,500	3,500	0	*
Frances L. Eppley, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	200	200	0	*
Francis F. O’Connor & Cynthia O’Connor(6)	2,000	2,000	0	*
G. Harmon & T. Harmon & H. Wall Lawrence, J. Harmon Trust A U/A DTD 01/29/2001(1)	360	360	0	*
Galleon Captains Offshore, Ltd.(17)	213,330	213,330	0	*
Galleon Captains Partners, LP(17)	53,337	53,337	0	*
Gary M. Youra, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,770	1,770	0	*
Geary Partners(7)	19,000	19,000	0	*
Geoffrey P. Pohanka	70,000	70,000	0	*
George W. Hicks(1)	730	730	0	*
George W. Ledford, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,080	2,080	0	*
George Weiss Associates, Inc. Profit Sharing Plan(18)	100,000	100,000	0	*
Georgetown Preparatory School(19)	6,674	6,674	0	*
Gerald E. Joseph & Deanne W. Joseph JT TEN(1)	1,020	1,020	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Gerald E. Joseph, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	90	90	0	*
Gerald J. Allen, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	220	220	0	*
Gerald J. Allen(1)	1,970	1,970	0	*
Gregory Alan Reber & Bibi Ann Hazel-Reber JT TEN(1)	510	510	0	*
Gregory J. Thomas, SEP-IRA C/O TK Harris Commercial(1)	340	340	0	*
Gregory J. Thomas, TTEE Trust U/A DTD 08/22/91(1)	460	460	0	*
Gwendolyn D. Harmon, TTEE Gwendolyn D. Harmon Trust U/A DTD 08/30/2001(1)	1,620	1,620	0	*
H. Joseph Wood & Rosemary Wood JT TEN(1)	740	740	0	*
H. Joseph Wood, Charles Schwab & Co. Inc. Cust. Spousal IRA Rollover(1)	600	600	0	*
Harlene Brady, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	70	70	0	*
Harold Allen Ferguson Jr. & Lois Marie Ferguson JT TEN(1)	910	910	0	*
Harvard Investments, Inc.(20)	13,333	13,333	0	*
Hazel B. Kidd(1)	830	830	0	*
Helen G. Moody, TTEE Helen G. Moody Trust U/A DTD 01/17/2002(1)	810	810	0	*
Hertz Hasenfeld	512,684	512,684	0	*
HFR HE Soundpost Master Trust(21)	39,970	39,970	0	*
Howard C. Bluver, IRA	1,666	1,666	0	*
Howard Smith(1)	1,750	1,750	0	*
Hsien Ming Meng, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	480	480	0	*
Industrial Gring Inc. Profit Sharing Plan Trust Segregated Account(1)	1,440	1,440	0	*
IOU Limited Partnership(18)	33,333	33,333	0	*
J. Anthony & Phyllis K. Syme	1,666	1,666	0	*
J. Ernst & D. Ernst, TTEE John C. Ernst Revocable Living Trust U/A DTD 11/11/1911(1)	5,100	5,100	0	*
Jack E. Brady(1)	170	170	0	*
Jacqueline J. Slyman(1)	1,220	1,220	0	*
JAM Investments, LLC(22)	2,000	2,000	0	*
James N. Marten, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	530	530	0	*
James R. Kleeblatt(6)	3,000	3,000	0	*
James Robert Goldstein(1)	480	480	0	*
James T. Lehner, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,280	1,280	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

JANA Piranha Master Fund, Ltd.(23)	750,000	750,000	0	*
Jane Hughes, TTEE Giacomo Life Insurance Trust U/A DTD 04/28/2001 FBO L. Giaco(1)	3,210	3,210	0	*
Jane I. Schaefer Trust(24)	13,400	13,400	0	*
Janice Sue Harmon, TTEE Janice Sue Harmon Revocable Trust U/A DTD 02/02/2005(1)	230	230	0	*
Jeannine E. Phlipot, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	660	660	0	*
Jeannine E. Phlipot(1)	720	720	0	*
Jeffrey D. Johnston(25)	258,857	258,857	0	*
Jeffrey M. Grieco, TTEE Jeffrey M. Grieco Revocable Living Trust U/A DTD 07/19/2001(1)	770	770	0	*
Jennifer A. Roer, UTA Charles Schwab & Co. Inc. IRA Contributory DTD 04/24/98(1)	310	310	0	*
Jennifer Roach(1)	200	200	0	*
Jerome E. Muth, Charles Schwab & Co. Inc. Cust. Roth Contributory IRA(1)	1,840	1,840	0	*
Jerome E. Muth, TTEE Trust U/A DTD 10/31/96 FBO Jerome E. Muth(1)	270	270	0	*
Joan M. Welsh, TTEE A&R Agreement of Trust for Joan M. Welsh DTD 08/31/1990(1)	830	830	0	*
John A. Barron, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,000	2,000	0	*
John A. Barron(1)	340	340	0	*
John A. O’Neil & Lisa D. O’Neil JT TEN(1)	990	990	0	*
John B. Maynard Sr., TTEE John B. Maynard Sr. Revocable Living Trust U/A DTD 10/05/1993(1)	5,730	5,730	0	*
John C. Kunesh & Sarah L. Kunesh JT TEN(1)	710	710	0	*
John E. Meyer(1)	36,500	36,500	0	*
John E. Palcher, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	440	440	0	*
John Eubel, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,650	2,650	0	*
John F. Carroll, Charles Schwab & Co. Inc. Cust. SEP-IRA(1)	110	110	0	*
John H. Lienesch, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	1,170	1,170	0	*
John J. Pohanka Family Foundation(26)	25,000	25,000	0	*
John M. Coleman & Patricia D. Coleman	6,666	6,666	0	*
John M. Walsh Jr., Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	840	840	0	*
John O’Meara, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	210	210	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

John T. Dahm, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	1,990	1,990	0	*
John T. Dahm, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	610	610	0	*
John Thomas Paas & Julia Marie Paas JT TEN(1)	430	430	0	*
Jon Richard Yenor & Caroline Leutze Brecker JT TEN(1)	650	650	0	*
Jon Richard Yenor, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	480	480	0	*
Jonathan H.F. Crystal(24)	1,700	1,700	0	*
Joseph D. Maloney(1)	770	770	0	*
Joseph David Mackil, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,650	2,650	0	*
Joseph F. Scullion, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	680	680	0	*
Joseph R. Nardini & Lisa Nardini(6)	833	833	0	*
Joseph R. Nardini(6)	834	834	0	*
Joyce Ann Porter, TTEE Joyce Ann Porter Trust U/A DTD 12/01/2000(1)	640	640	0	*
Juan M. Palomar, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,280	1,280	0	*
Judith A. Keasel, IRA Rollover(1)	300	300	0	*
K. Shelton, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	710	710	0	*
Kandythe J. Miller(1)	730	730	0	*
Karen Ann Beach, TTEE Karen A. Beach Trust U/A DTD 05/25/2002(1)	2,110	2,110	0	*
Kathleen Jo Lienes, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	190	190	0	*
Kathryn A. Leeper, TTEE Kathryn Ann Leeper Trust U/A DTD 06/29/95(1)	450	450	0	*
Keegan Family Trust(27)	10,000	10,000	0	*
Keith L. Aukerman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	770	770	0	*
Kenneth E. Klaus & Doreen G. Klaus JT TEN(1)	140	140	0	*
Kensico Associates, LP(28)	102,600	102,600	0	*
Kensico Offshore Fund, LTD(28)	122,100	122,100	0	*
Kensico Partners, LP(28)	75,300	75,300	0	*
Kettering Anesthesia Associates Pension and Profit Sharing Trust FBO David Pappenfus, M.D.(1)	1,170	1,170	0	*
L. Peck & D. Vockell & S. Brinn & O. Fernandez, TTEE Sharonville Ped. PSC 401 FBO O. Fernandez(1)	930	930	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

L. Peck & D. Vockell & S. Brinn & Pediatrics PSC 401 U/A DTD 07/01/19 FBO L. Peck(1)	690	690	0	*
Laboratory Med. Assoc. PA 401K FBO Larry Zinterhofer(24)	2,000	2,000	0	*
Larry J. Lehman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	860	860	0	*
Lawrence D. & Jane A. Sperling(15)	5,000	5,000	0	*
Lawrence K. Jackson, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	290	290	0	*
Lawrence S. Connor(1)	1,710	1,710	0	*
Le Roy Eakin III & Lindsay Eakin JTBE	8,333	8,333	0	*
Leo K. Wingate & Katherine H. Wingate JT TEN(1)	510	510	0	*
Lester J. Charnock & Suzan A. Charnock JT TEN(1)	1,120	1,120	0	*
Libertyview Funds, LP(29)	112,500	112,500	0	*
LibertyView Special Opportunities Fund, LP(29)	56,250	56,250	0	*
Linda Marie Meister, Charles Schwab & Co. Inc. Cust. IRA Contributory DTD 03/31/2000(1)	130	130	0	*
Linda Marie Meister(1)	780	780	0	*
Lorraine Lee Earman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	180	180	0	*
M. Brady & R. Eubel TTEE U/A DTD 01/01/1994(1)	8,850	8,850	0	*
M. Demange & T. Demange, TTEE Mary J. Demange Revocable Living Trust U/A DTD 12/30/1992(1)	250	250	0	*
Magnetar Capital Master Fund, Ltd.(30)	533,333	533,333	0	*
Marcia M. O’Rourke(1)	2,210	2,210	0	*
Margaret Saunders Adam, TTEE Margaret S. Adam Revocable Trust U/A DTD 04/10/2002(1)	380	380	0	*
Marilyn E. Lipson, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	120	120	0	*
Martha S. Senkiw, TTEE Martha S. Senkiw Revocable Living Trust U/A DTD 11/02/1998(1)	410	410	0	*
Mary Ellen Kremer, TTEE Mary Ellen Kremer U/A DTD 01/27/1998(1)	860	860	0	*
Mary Lou R. Baggott(1)	980	980	0	*
Mary M. Kunesh, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	4,200	4,200	0	*
Maureen D. Weaver, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	460	460	0	*
Maureen K. Aukerman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	720	720	0	*
Maureen K. Aukerman(1)	160	160	0	*
Melinda Laureen Eubel Uta, Charles Schwab & Co. Inc. IRA Rollover DTD 08/21/95(1)	550	550	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Miami Valley Cardiologists Inc. PSP — EBS Equity 100 U/A DTD 01/01/2000(1)	8,110	8,110	0	*
Michael A. Houser & H. Stephen Wargo JT TEN(1)	230	230	0	*
Michael F. Dakin & Andrea Lynn Dakin JT TEN(1)	870	870	0	*
Michael F. Horn Sr., IRA	3,333	3,333	0	*
Michael G. Lunsford, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	540	540	0	*
Michael G. Lunsford(1)	250	250	0	*
Michael Glenn Bradshaw, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,510	1,510	0	*
Michael Heijer, IRA	2,000	2,000	0	*
Michael J. McQuiston, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,050	1,050	0	*
Michael J. Suttman(1)	530	530	0	*
Michael Lipson & Marilyn E. Lipson JT TEN(1)	240	240	0	*
Michael Lipson, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	160	160	0	*
Michael Lipson, TTEE Michael Lipson Profit Sharing Plan U/A DTD 10/22/1997(1)	1,260	1,260	0	*
Michael Mathile Revocable Trust(1)	1,800	1,800	0	*
Michael T. Kunesh, TTEE Trust Agreement U/A DTD 02/10/1995(1)	1,500	1,500	0	*
Michelle L. Tagliamonte, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	550	550	0	*
Mike Joseph Evans & Jacke M. Evans JT TEN(1)	410	410	0	*
Milo Noble(1)	4,100	4,100	0	*
MJJM, LLC(31)	4,411	4,411	0	*
Monte R. Black, Mkt: Eubel Brady(1)	2,850	2,850	0	*
Nachum Stein(33)	408,386	408,386	0	*
Nadine Grelsamer	3,000	3,000	0	*
Nancy A. Miller, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	110	110	0	*
Nancy L. Winton(24)	700	700	0	*
National Society For Hebrew Day Schools(32)	37,500	37,500	0	*
Nayann B. Pazyniak, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	280	280	0	*
Neal L. Miller & Kandythe J. Miller JT TEN(1)	380	380	0	*
Neal L. Miller, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	140	140	0	*
Neil Kantor, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,040	2,040	0	*
Neil W. Hazel & Jeanne K. Hazel JT TEN(1)	560	560	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Neil W. Hazel, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	3,120	3,120	0	*
Neuhauser Capital, LLC(34)	40,000	40,000	0	*
Northern Trust, as Custodian For Upnorth Investments, LTD — EBS(1)	9,070	9,070	0	*
Pacific Partners LP(24)	5,400	5,400	0	*
Pamela S. Carroll, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	240	240	0	*
Pamela S. Graeser(1)	220	220	0	*
Patricia Meyer Dorn, Designated Ben. Plan/TOD(1)	3,010	3,010	0	*
Patrick A. Mickley & Amy Jo Mickley JT TEN	350	350	0	*
Patrick J. Coleman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,130	1,130	0	*
Patrick J. Keeley	2,000	2,000	0	*
Patrick L. McGohan & Jackie L. McGohan JT TEN(1)	830	830	0	*
Patrick M. Steel(6)	1,000	1,000	0	*
Paul J. Routh, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	400	400	0	*
Paul R. Crnkovich & Dina E. Crnkovich JT TEN(1)	2,530	2,530	0	*
Paul R. Crnkovich, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	610	610	0	*
Paul S. Guthrie & Cynthia J. Guthrie JT TEN(1)	1,420	1,420	0	*
Paul S. Guthrie, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	110	110	0	*
Paul Strausbaugh & Joan Strausbaugh Ten/Com(1)	1,120	1,120	0	*
Paul W. Nordt III, Charles Schwab & Co. Inc. Cust. IRA Rollover-401K(1)	780	780	0	*
Peck Family Investments Ltd, a Partnership(1)	910	910	0	*
Peck Investments LLC(1)	1,310	1,310	0	*
Peter D. Senkiw, TTEE Peter D. Senkiw Revocable Living Trust U/A DTD 11/02/1998(1)	420	420	0	*
Peter McInnes, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	4,700	4,700	0	*
Peter N. Stathis	6,667	6,667	0	*
Peter R. Newman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,060	2,060	0	*
Philip H. Wagner, TTEE Philip H. Wagner Revocable Trust U/A DTD 11/01/2000(1)	11,500	11,500	0	*
Philip M. Haisley, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	290	290	0	*
Pohanka Oldsmobile Inc.(35)	100,000	100,000	0	*
Pohanka Virginia Properties LLC(35)	50,000	50,000	0	*
Presidio Partners(7)	24,000	24,000	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

Prides Capital Fund I, LP(36)	666,667	666,667	0	*
QVT Fund LP(37)	200,000	200,000	0	*
R&D Investment Partnership LLP, a Partnership C/O Betty Eubel(1)	13,100	13,100	0	*
R. Kremer & D. Kremer, TTEE Ruth E. Kremer Revocable Living Trust U/A DTD 05/07/1996(1)	750	750	0	*
Raymond W. Lane(1)	1,450	1,450	0	*
Rebecca A. Nelson, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,070	1,070	0	*
Rehan Rashid(6)	3,333	3,333	0	*
Reuven M. Sacher, M.D.(24)	3,300	3,300	0	*
Richard Dewey Smith, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	210	210	0	*
Richard Dewey Smith(1)	910	910	0	*
Richard E. Holmes, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	790	790	0	*
Richard E. Holmes, TTEE Richard E. Holmes Revocable Living U/A DTD 08/25/1994(1)	2,820	2,820	0	*
Richard G. Snider, TTEE Baker-Hazel & Snider Funeral Home Inc. U/A DTD 06/01/2002(1)	310	310	0	*
Richard H. Lesourd Jr. C/O Lesourd & Co.(1)	1,100	1,100	0	*
Richard J. Hendrix(6)	1,500	1,500	0	*
Richard S. Bodman Revocable Trust, dated 9/1/1998	6,666	6,666	0	*
Rick J. Penwell, TTEE Aviation Sales Inc. 401K Plan U/A DTD 02/08/1994(1)	920	920	0	*
Robert A. Colaizzi Jr., Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,730	1,730	0	*
Robert A. Riley Beneficiary, Charles Schwab & Co. Inc. Cust. Inherited IRA(1)	680	680	0	*
Robert A. Riley, TTEE Robert A. Riley Revocable Family Trust(1)	110	110	0	*
Robert F. Mays, TTEE Robert F. Mays Trust U/A DTD 12/07/1995(1)	780	780	0	*
Robert H. Smith	6,666	6,666	0	*
Robert L. Kilian, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	400	400	0	*
Robert L. Kilian, TTEE Robert L. Kilian Trust U/A DTD 09/25/1997(1)	690	690	0	*
Robert Millet	111,643	111,643	0	*
Robert N. Sturwold Designated Ben. Plan/TOD(1)	450	450	0	*
Robin Stein(6)	1,667	1,667	0	*
Ronald E. Yoakum & Sharon Sue Yoakum JT TEN(1)	700	700	0	*
Ronald P. Caputo	667	667	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

S. Miller & C. Liesner, TTEE Steven A. Miller Living Trust U/A DTD 06/05/1998(1)	1,800	1,800	0	*
S.A.C. Capital Associates, LLC(38)	165,000	165,000	0	*
Samuel W. Lumby, TTEE Samuel W. Lumby Trust U/A DTD 05/04/1995(1)	1,000	1,000	0	*
Sandra E. Nischwitz(1)	1,000	1,000	0	*
Schoenfeld & Schoenfeld, TTEE Angler Construction Co. 401K PS DTD 1/1/03 Equity(1)	290	290	0	*
Sean K. Coleman	3,333	3,333	0	*
Sean Robert Convery(1)	270	270	0	*
Semele Foundas, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	160	160	0	*
Shane F. Crotty, TTEE Shane F. Crotty Revocable Living Trust U/A DTD 03/06/2006(1)	3,640	3,640	0		*
Sonja K. Kasch, TTEE Sonja K. Kasch Trust U/A DTD 10/26/2004(1)	1,060	1,060	0		*
Soundpost Capital Offshore, Ltd.(21)	8,022	8,022	0		*
Soundpost Capital, LP(21)	57,008	57,008	0		*
Stanley H. Rainey Jr., Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	1,510	1,510	0		*
Stanley J. Katz, Charles Schwab & Co. Inc. Cust. IRA Contributory(1)	300	300	0		*
Stephen L. Hopf & Cynthia K. Hopf JT TEN(1)	530	530	0		*
Steuart Investment Company(39)	16,666	16,666	0		*
Steven Alonso	2,000	2,000	0		*
Steven E. Ross & Mary J. Ross JT TEN(1)	6,500	6,500	0		*
Steven J. Swain(24)	700	700	0		*
Steven K. Suttman, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	430	430	0	*
Steven R. Conover & Victoria L. Conover JT TEN(1)	410	410	0	*
Steven W. Papish & Sheryl Kaplan Papish(24)	500	500	0	*
Stratford Partners, LP(40)	35,000	35,000	0	*
Stuckey Timberland, Inc.(41)	13,333	13,333	0	*
Susan J. Gagnon, TTEE Susan J. Gagnon Revocable Living Trust U/A DTD 08/30/1995(1)	1,850	1,850	0	*
T. Anderson & J. Anderson, TTEE Anderson Family Revocable Trust U/A DTD 09/23/2002(1)	1,500	1,500	0	*
T. Demange & M. Demange, TTEE Thomas M. Demange Revocable Living Trust(1)	820	820	0	*
T. Killen & E. Killen, TTEE Killen Family Revocable Trust U/A DTD 04/27/2004(1)	1,950	1,950	0	*
Tanya H. Pavlina, TTEE Trust U/A DTD 11/21/95(1)	1,060	1,060	0	*
Terry P. Murphy Trustee, Terry P. Murphy Trust(42)	1,333	1,333	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

The A & Z Hasenfeld Trust(43)	443,855	443,855	0	*
The DB 2006 Trust(44)	1,782,536	1,782,536	0	*
The Ephraim Hasenfeld Trust	252,516	252,516	0	*
The Fifth Third Bank Successor Co. — Trustee Under Agreement With George H. Welsh Trust B(1)	2,550	2,550	0	*
The Gary Yetma Revocable Trust(45)	539,600	539,600	0	*
The Hertz & Libby Hasenfeld Trust	252,516	252,516	0	*
The MB 2006 Trust(46)	1,782,536	1,782,536	0	*
The N & F Trust 766(47)	408,386	408,386	0	*
The Richard N. Burger Revocable Trust(48)	420,800	420,800	0	*
Third Point Offshore Fund Ltd(49)	479,967	479,967	0	*
Third Point Partners LP(49)	75,000	75,000	0	*
Third Point Partners Qualifie LP(49)	58,900	58,900	0	*
Third Point Ultra Ltd(49)	52,800	52,800	0	*
Thomas A. Miller & Nancy A. Miller JT TEN(1)	830	830	0	*
Thomas A. Miller, IRA Rollover(1)	490	490	0	*
Thomas B. Parsons	1,000	1,000	0	*
Thomas Holton, TTEE Marjorie G. Kasch Irrevocable Trust U/A DTD 03/21/1980(1)	600	600	0	*
Thomas J. Maio & Susan J. Maio JT TEN(1)	1,070	1,070	0	*
Thomas J. Mlinac, TTEE Mazer Corporation PSP & 401(K) U/A DTD 11/30/66 FBO T. Mlinac(1)	630	630	0	*
Thomas J. Murphy(6)	1,500	1,500	0	*
Thomas L. Falvey & Mary Leslie Falvey JT TEN(1)	1,320	1,320	0	*
Thomas P. & Lucy G. Gies	2,667	2,667	0	*
Thomas S. Johnson	10,000	10,000	0	*
Thomas V. Moon & Moon Family Trust U/A DTD 10/14/91(1)	620	620	0	*
Timothy A. Pazyniak, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,420	2,420	0	*
Timothy B. Matz & Jane F. Matz JT WROS(50)	1,000	1,000	0	*
Timothy Jon Beach, TTEE Timothy J. Beach Trust U/A DTD 04/22/2002(1)	2,420	2,420	0	*
TNM Investments Ltd, a Partnership(1)	260	260	0	*
Toby G. Weber, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,220	2,220	0	*
Tonya Sue Harmon, TTEE Tonya S. Harmon Trust U/DTD 08/30/2001(1)	820	820	0	*
Triple Crown Investments LLP(51)	100,000	100,000	0	*
Trust D for a Portion of the Assets of the Kodak Retirement Income Plan(29)	56,250	56,250	0	*
UBS O’Connor LLC FBO O’Connor Pipes Corporate Strategies Master Limited(52)	200,000	200,000	0	*

	Number of
	Shares of	Number of
	Common	Shares of	Common Stock
	Stock	Common	Owned Upon
	Owned Prior	Stock that	Completion of the
	to the	May Be	Offering
Selling Shareholder	Offering	Sold	Number	Percentage

United Capital Management, Inc.(53)	16,667	16,667	0	*
Verle McGillivray, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	360	360	0	*
Vivian D. Bichsel, TTEE Vivian D. Bichsel Revocable Living Trust U/A DTD 11/18/1993(1)	1,080	1,080	0	*
Wallace F. Holladay, Jr.	5,000	5,000	0	*
Wilbur L. Brown & Evilina A. Brown JT TEN All Cap(1)	2,290	2,290	0	*
William I. Gharst, TTEE Jonell L. Gharst Revocable Living Trust U/A DTD 03/18/1997(1)	2,100	2,100	0	*
William J. Turner, TTEE William J. Turner Revocable Living Trust DTD 05/20/1998(1)	500	500	0	*
William M. Thornton, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	2,660	2,660	0	*
William R. McCarty, Charles Schwab & Co. Inc. Cust. IRA Rollover(1)	630	630	0	*
Yvonne Grieco, TTEE Trust U/A DTD 07/19/2001(1)	720	720	0	*
TOTAL	16,786,895	16,786,895	0	*

*	less than 1%

(1)	We have been advised by this selling shareholder that each of Eubel Brady and Suttman Asset Management, Inc. have voting and investment power over the shares of common stock. However, the selling shareholder is not precluded from directly exercising voting or dispositive authority over its shares of common stock. We have been advised that the following individuals, acting through two committees, have voting and investment power over the shares owned by EBS Partners, LP and EBS Microcap Partners, LP. However, the General Partners of these partnerships may directly exercise voting or dispositive authority over these shares. An Investment Policy Committee (“IPC”) sets investment policy and guidelines. A Research Group (“RG”) acts as the portfolio manager, determining individual security selections for these partnerships. The individuals on these committees are: Mark E. Brady (IPC, RG), Ronald L. Eubel (IPC, RG), Robert J. Suttman II (IPC), Bernard J Holtgreive (IPC, RG), William E. Hazel (IPC), Paul D. Crichton (IPC, RG), Kenneth E. Leist (IPC, RG), Michael Higgins (RG) and Aaron Hillman (RG).

(2)	We have been advised that Ken S. Perry is President of and has voting and investment control over the shares held by this selling shareholder.

(3)	We have been advised that this selling shareholder is an exempted company registered as a segregated portfolio company under the laws of the Cayman Islands. Amber Master Fund (Cayman) SPC is the “master fund” in a “master-feeder” structure. Its two feeder funds are Amber Fund LP and Amber Fund (Cayman) Ltd. The feeder funds are also shareholders of Amber Master Fund (Cayman) SPC. Amber Capital LP is the investment manager to all three funds and is also a holder of allocation shares in Amber Master Fund (Cayman) SPC. The general partner of Amber Capital LP is Amber Capital GP LLC. The two managing members of Amber Capital GP LLC are Joseph Oughourlian and Michel Brogard. Mr. Oughourlian and Mr. Brogard share voting and investment control over the shares held by this selling shareholder.

(4)	We have been advised that Giordano Martinelli is Executive Director of and has voting and investment control over the shares held by this selling shareholder.

(5)	We have been advised that Dmitry Balyasny has voting and investment control over the shares held by this selling shareholder.

(6)	The investor or the investor’s spouse is employed by Friedman, Billings, Ramsey & Co., Inc., the initial purchaser and placement agent in the 2006 Private Placement.

(7)	We have been advised that William Brady has voting and investment control over the shares held by this selling shareholder.

(8)	We have been advised that Robert J. Flanagan has voting and investment control over the shares held by this selling shareholder.

(9)	We have been advised that Mark A. Angelo, Gerald C. Eicke, Matthew J. Beckman and David Gonzalez share voting and investment control over the shares held by this selling shareholder.

(10)	We have been advised that pursuant to an investment management agreement, CR Intrinsic Investors, LLC, a Delaware limited liability company (“CR Investors”), maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Steven A. Cohen controls CR Investors. CR Intrinsic Investments, LLC is a wholly-owned subsidiary of S.A.C. Capital Associates, LLC. Each of CR Investors and Mr. Cohen disclaim beneficial ownership of these securities, and S.A.C. Capital Associates, LLC disclaims beneficial ownership of any securities held by CR Intrinsic Investments, LLC.

(11)	The selling shareholder is affiliated with Deutsche Bank Securities, Inc., a NASD broker-dealer. The selling shareholder has advised us that it purchased the shares in the ordinary course of business and, at the time of the purchase of the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. We have been advised that David Baker has voting and investment control over the shares held by this selling shareholder.

(12)	We have been advised that Drake Asset Management LLC is the beneficial owner of this selling shareholder and that Alec Rutherford has voting and investment control over the shares held by this selling shareholder.

(13)	We have been advised that Nelson Woodard has investment control and Fareed Hameeduddin has proxy voting control over the shares held by this selling shareholder.

(14)	We have been advised that Emanuel J. Friedman has voting and investment control over the shares held by this selling shareholder.

(15)	This selling shareholder is an affiliate of a broker-dealer. The selling shareholder has advised us that it purchased the shares in the ordinary course of business and, at the time of the purchase of the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. We have been advised that Lawrence E. Ach is Managing Director of Trainer Wortham, which is the investment advisor for this selling shareholder, and that Mr. Ach has voting and investment control over the shares held by this selling shareholder.

(16)	We have been advised that the shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(17)	We have been advised that Raj Rajaratnam is Managing Member of Galleon Management, LP and has voting and investment control over the shares held by this selling shareholder.

(18)	This selling shareholder is an affiliate of Weiss Investment Management Services, Inc., a NASD broker-dealer. The selling shareholder has advised us that it purchased the shares in the ordinary course of business and, at the time of the purchase of the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. We have been advised that George A. Weiss has voting and investment control over the shares held by this selling shareholder.

(19)	We have been advised that William L. George, Edward M. Kowalchick and Robert W. Posniewski share voting and investment control over the shares held by this selling shareholder.

(20)	We have been advised that Craig L. Krumwiede has voting and investment control over the shares held by this selling shareholder. Mr. Krumwiede disclaims any beneficial ownership of the shares.

(21)	We have been advised that Jamie Lester is the Managing Member of and has voting and investment control over the shares held by this selling shareholder.

(22)	We have been advised that Adam K. Bernstein, Marc N. Duber and Joseph S. Galli have voting and investment control over the shares held by this selling shareholder.

(23)	We have been advised that JANA Partners LLC is the Managing Member of this selling shareholder. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar, who have voting and investment control over the shares held by this selling shareholder.

(24)	We have been advised that Lawrence E. Ach is Managing Director of Trainer Wortham, which is the investment advisor for this selling shareholder, and that Mr. Ach has voting and investment control over the shares held by this selling shareholder.

(25)	This selling shareholder is the Senior Vice President, Operations and Assistant Secretary of Coleman Cable, Inc.

(26)	We have been advised that John J. Pohanka is the Trustee of and has voting and investment control over the shares held by this selling shareholder.

(27)	We have been advised that Eamonn P. Keegan has voting and investment control over the shares held by this selling shareholder.

(28)	We have been advised that Michael Lowenstein and Thomas J. Coleman share voting and investment control over the shares held by this selling shareholder.

(29)	We have been advised that LibertyView Special Opportunities Fund, LP, LibertyView Funds, LP and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the shares held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Special Opportunities Fund, LP and LibertyView Funds, LP is Neuberger Berman, LLC, a registered broker-dealer. The selling shareholder purchased the shares in the ordinary course of business and, at the time of the purchase of the securities, the selling shareholder did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Trust D for a Portion of the Assets of the Kodak Retirement Income Plan is not in any way affiliated with a broker-dealer.

(30)	We have been advised that Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alex Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(31)	We have been advised that Jonathan L. Billings and Elizabeth G. Billings have voting and investment control over the shares held by this selling shareholder. Jonathan L. Billings is employed by Friedman, Billings, Ramsey & Co., Inc., the initial purchaser and placement agent in the 2006 Private Placement.

(32)	We have been advised that Samuel Zentman is the Chairman and Rabbi Joshua Fishman is the Executive Vice President of this selling shareholder. Mr. Zentman and Rabbi Fishman share voting and investment control over the shares held by this selling shareholder.

(33)	This selling shareholder is the co-chairman of the board of directors of Coleman Cable, Inc.

(34)	We have been advised that James C. Newhauser has voting and investment control over the shares held by this selling shareholder. James C. Newhauser is employed by Friedman, Billings, Ramsey & Co., Inc., the initial purchaser and placement agent in the 2006 Private Placement.

(35)	We have been advised that Geoffrey P. Pohanka and Susan Pohanka share voting and investment control over the shares held by this selling shareholder.

(36)	We have been advised that Kevin A. Richardson, II, Henry J. Lawlor, Christian Puscasiv, Charles McCarthy and Murray A. Indeck have voting and investment control over the shares held by this selling shareholder.

(37)	We have been advised that QVT Associates GP LLC is the General Partner of this selling shareholder. The principals of QVT Associates GP LLC are Dan Gold, Lars Bader, Tracy Fu and Nick Brumm, who have voting and investment control over the shares held by this selling shareholder.

(38)	We have been advised that pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC (“SAC Capital Management”) share all investment and voting power with respect to the securities held by this selling shareholder. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of these securities.

(39)	We have been advised that Guy T. Steuart, II, Leonard P. Steuart, II and Frank T. Steuart share voting and investment control over the shares held by this selling shareholder.

(40)	We have been advised that Mark Fain and Chad Comiteau have voting and investment control over the shares held by this selling shareholder.

(41)	We have been advised that Wade B. Hall has voting and investment control over the shares held by this selling shareholder.

(42)	We have been advised that Terry P. Murphy, as Trustee, has voting control and John E. Montgomery, as President of the Trust’s investment advisor, Montgomery Brothers, has limited investment control over the shares held by this selling shareholder.

(43)	We have been advised that Alexander Hasenfeld has voting and investment control over the shares held by this selling shareholder.

(44)	We have been advised that David Bistricer has voting and investment control over the shares held by this selling shareholder. Mr. Bistricer is the co-chairman of the board of directors of Coleman Cable, Inc.

(45)	This selling shareholder sits on the board of directors of Coleman Cable, Inc. and is the President and Chief Executive Officer of the Company.

(46)	We have been advised that Moric Bistricer has voting and investment control over the shares held by this selling shareholder. Moric Bistricer is the father of David Bistricer, co-chairman of the board of directors of Coleman Cable, Inc.

(47)	We have been advised that Nachum Stein has voting and investment control over the shares held by this selling shareholder. Mr. Stein is the co-chairman of the board of directors of Coleman Cable, Inc.

(48)	This selling shareholder is the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Coleman Cable, Inc.

(49)	We have been advised that Third Point LLC is the general partner of this selling shareholder and that Daniel S. Loeb has voting and investment control over the shares held by this selling shareholder.

(50)	This selling shareholder is an affiliate of FIG Partners, LLC, a NASD broker-dealer. The selling shareholder has advised us that it purchased the shares in the ordinary course of business and, at the time of the purchase of the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. We have been advised that Timothy B. Matz & Jane F. Matz share voting and investment control over the shares held by this selling shareholder.

(51)	We have been advised that Leonard B. Zelin has voting and investment control over the shares held by this selling shareholder.

(52)	We have been advised that this selling shareholder is a fund which cedes investment control to UBS O’Connor LLC, the investment manager. The investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange.

(53)	We have been advised that James A. Lustig is President of and has voting and investment control over the shares held by this selling shareholder.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, the agreements and instruments related thereto, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Revolving Credit Facility

On April 2, 2007, in connection with our acquisition of Copperfield, we entered into an Amended and Restated Credit Agreement with Wachovia Bank, National Association, as administrative agent (“agent”), which amends and restates our existing credit agreement in its entirety. We expect to use the excess borrowing availability under our new credit facility for our and our subsidiaries’ working capital needs and general corporate purposes.

The agreement provides for an asset-based revolving credit facility with aggregate advances not to exceed the lessor of (i) $200.0 million or (ii) the sum of 85% of eligible accounts receivable, 55% of eligible inventory and an advance rate to be determined of certain appraised fixed assets, with a $10.0 million sublimit for letters of credit. The revolving credit facility matures on April 2, 2012. Interest is payable, at our option, at the agent’s prime rate plus a range of 0% to 0.5% or the eurodollar rate plus a range of 1.25% to 1.75%, in each case based on quarterly average excess availability under the revolving credit facility.

The credit facility under the Amended and Restated Credit Agreement is guaranteed by our domestic subsidiaries on a joint and several basis, either as a co-borrower or a guarantor, and is secured by substantially all of our assets and the assets of our domestic subsidiaries, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property), as well as by a pledge of all of the capital stock of each of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any.

The Amended and Restated Credit Agreement contains financial covenants requiring us to maintain a minimum fixed charge coverage ratio and to maintain minimum excess availability under the credit facility. In addition, the amended and restated credit agreement contains affirmative and negative covenants, including restrictions on the payment of dividends and distributions, indebtedness, liens, investments, guarantees, mergers and consolidations, sales of assets, affiliate transactions, sale and leaseback transactions and leases. We are also prohibited by the Amended and Restated Credit Agreement from making prepayments on our senior notes, except for scheduled payments required pursuant to the terms of such senior notes. The financial covenants in the Amended and Restated Credit Agreement:

•	require us to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0 for any month during which excess availability under the credit facility falls below $30.0 million, and

•	require us to maintain excess availability under the credit facility of not less than $10.0 million.

The credit facility provides that a change of control under the credit facility will occur if either (i) we fail to own one hundred percent (100%) of the outstanding capital stock of each of the other borrowers and the guarantors under the credit facility, or (ii) during the twenty-four month period commencing on August 14, 2006, Continuing Directors shall cease for any reason to constitute a majority of the members of our board. “Continuing Directors” means, during any period of up to twenty-four consecutive months commencing on August 14, 2006, an individual (x) who was a director on August 14, 2006 or (y) who becomes a director subsequent to August 14, 2006 and whose election or nomination for election by our shareholders is approved by a vote of at least a majority of the directors then comprising the Continuing Directors.. A change of control would constitute an event of default under the credit facility, entitling the lenders to declare all obligations due and payable. Other terms of the credit facility remain subject to negotiation.

Other Long-Term Debt

We have issued notes to the IDA for the financing of certain machinery and capital improvements. The notes include a $3.3 million machinery loan requiring 108 monthly payments of $40,000 and bearing interest at 5.97% per annum. The outstanding balance of the loan at December 31, 2003 is $2.0 million. We also have a capital improvement loan on the building for $0.2 million requiring 240 monthly payments and bearing interest at 6.25% per annum.

On September 28, 2004, we issued $120,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2012, which we refer to herein as the “Original Notes”, pursuant to the indenture to be used in connection with this prospectus.

DESCRIPTION OF CAPITAL STOCK

Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a shareholder.

Common Stock

We have a total of 16,786,895 shares of common stock outstanding. Our certificate of incorporation allows us to issue 75,000,000 shares. The number of shares of common stock that are outstanding does not include 1,650,000 shares reserved for issuance pursuant to our stock incentive plan, including options to purchase 825,000 shares that were granted to our management on October 11, 2006 and certain of our other employees on October 10, 2006, and options to purchase 825,000 shares that are available for future grants.

Voting rights.  Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote. Our shareholders may not cumulate their votes in the election of directors.

Dividends.  Holders of our common stock are entitled to receive dividends ratably if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation.  In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.  All the outstanding shares of common stock will be fully paid and nonassessable and will have a par value of $0.001 per share.

Other rights.  Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the shareholders. There are currently no shares of preferred stock outstanding.

The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful stock repurchases, redemptions or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage.

The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims have based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

Delaware Anti-Takeover Statute

We have elected not to be subject to Section 203 of the Delaware General Corporation Law. In general, this section prevents certain Delaware companies under certain circumstances from engaging in a “business combination” with (i) a shareholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested shareholder”), (ii) an affiliate of an interested shareholder, or (iii) associate of an interested shareholder, for three years following the date that the shareholder became an “interested shareholder.” A “business combination” includes a merger or sale of 10% or more of the assets of the company.

Charter and Bylaw Provisions

Classified Board.  Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Authorized but Unissued Shares.  The authorized but unissued shares of our common stock and preferred stock are generally available for future issues without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise. Undesignated preferred stock may also be used in connection with a shareholder rights plan, although we have no present intention to adopt such a plan.

Filling Board of Directors Vacancies; Removal.  Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to our board of directors or to our president. Directors may be removed only for cause upon the affirmative vote of the holders of seventy-five percent of the voting power of the outstanding shares of capital stock voting together as a single class.

No Cumulative Voting.  The Delaware General Corporation Law provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation does not provide for cumulative voting.

Election of Directors.  Our bylaws require the affirmative vote of a plurality of the outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting of our shareholders called for such purpose.

Advance Notice Requirement for Shareholder Proposals and Director Nominations.  Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of shareholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to our shareholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to Our Bylaws.  Our certificate of incorporation permits our board of directors to repeal, alter, amend or rescind our bylaws. Our bylaws also provide that our bylaws can be repealed, altered, amended or rescinded in whole or in part, and new bylaws may be adopted, by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote at any annual or special meeting of the shareholders, if notice is contained in the notice of such meeting. This provision may have the effect of making it difficult for a third party to acquire us.

No Shareholder Action by Written Consent; Special Meeting.  Our certificate of incorporation precludes shareholders from initiating or effecting any action by written consent and thereby taking actions opposed by our board of directors. Our certificate of incorporation also provides that special meeting of shareholders may be called only by our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 21, 2006, there are 31 record holders of our common stock. Prior to the date of this prospectus, all of our shares have been subject to resale restrictions. The registration statement of which this prospectus is a part covers the resale of 16,786,895 shares or 100% of our common stock, although 8,386,895 shares may be subject to lock-up restrictions in the event we conduct an initial public offering of our common stock. The sale of a substantial amount of our common stock pursuant to this prospectus or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

No assurance can be given as to: (a) the likelihood that an active market for our shares of common stock will develop, (b) the liquidity of any such market, (c) the ability of the shareholders to sell the securities or (d) the prices that shareholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time.

For a description of certain restrictions on transfers of our shares held by certain of our shareholders, see “Notice to Investors — Transfer Restrictions” and “Plan of Distribution.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who have beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding, which will equal approximately 167,869 shares on the date of this prospectus, or (ii) the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on SEC Form 144 is filed. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us. All shares held by affiliates as of the date of this prospectus may be resold pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Issued Under Employee Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register approximately 1,650,000 shares of common stock issuable, with respect to options and restricted stock units to be granted, or otherwise, under our employee plans or otherwise for resale. On October 10 and October 11, 2006, we granted options to purchase an aggregate of 825,000 shares of our common stock to certain of our employees. These registration statements are expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options or restricted stock after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates. Under Rule 701 under the Securities Act, each of our employees, officers, directors, and consultants who purchased or received shares pursuant to a written compensatory plan or contract is eligible to resell these shares 90 days after the effective date of this prospectus in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

Lock-Up Agreements

We have agreed that for a period from the effective date of any registration statement relating to an initial underwritten offering of our common stock commenced before October 3, 2007 for which Friedman, Billings, Ramsey & Co., Inc. is acting either as lead managing underwriter or co-book managing underwriter until 180 days thereafter, except as otherwise provided below, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., which may be withheld in Friedman, Billings, Ramsey & Co., Inc.’s sole discretion:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or file any registration statement under the Securities Act with respect to any of the foregoing; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

The prior sentence will not apply to: (i) the shares of our common stock sold in the 2006 Private Placement; (ii) the registration and sale of shares of our common stock in accordance with the terms of the registration rights agreement; (iii) any shares of our common stock issued by us upon the exercise of an option outstanding on October 3, 2006; (iv) such issuances of options or grants of restricted stock under our stock option and incentive plans; or (v) the issuance of shares of our common stock in connection with acquisitions or other business combinations, provided that the recipients of any such shares issued in accordance with this clause (v) are bound by the foregoing restrictions.

For a period from the effective date that any registration statement relating to an initial underwritten offering of our common stock commenced before October 3, 2007 for which Friedman, Billings, Ramsey & Co., Inc. is acting either as lead managing underwriter or co-book managing underwriter until 180 days thereafter, except as otherwise provided below, our executive officers and directors, and all of our existing shareholders as of October 10, 2006, will agree, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., not to:

•	offer, pledge, sell, contract to sell, sell any option or contract or purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or

•	enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws, our executive officers, directors and existing shareholders as of October 10, 2006 may transfer our securities: (i) pursuant to the exercise and issuance of options; (ii) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (iii) to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee agrees to be bound by the same restrictions; (iv) as a distribution to its beneficial owners, provided that such beneficial owners agree to be bound by the same restrictions; (v) as required under any of our benefit plans; (vi) as required by participants in our benefit plans to reimburse or pay U.S. federal income tax and withholding obligations in connection with the vesting of restricted common share grants; (vii) as collateral for any bona fide loan, provided that the lender agrees to be bound by the same restrictions; (viii) with respect to sales of securities acquired in the open market; (ix) to third parties as consideration for acquisitions provided that such third parties agree to be bound by the same restrictions; (x) in connection with awards under our benefit plans; (xi) pursuant to an initial underwritten offering of our common stock; and (xii) to each other.

Our executive officers and directors, and all of our existing shareholders as of October 10, 2006, have agreed not to exercise any rights to have their shares registered under the Securities Act during the periods described above without the consent of Friedman, Billings, Ramsey & Co., Inc., other than in connection with this shelf registration statement.

In addition, upon an initial underwritten offering of our common stock by us, the holders of our common stock purchased in the 2006 Private Placement that are beneficiaries of the registration rights agreement and who elect to include their shares of our common stock for resale in such offering will not be able to sell shares of our common stock for a period of up to 30 days before and 180 days following the effective date of the registration statement filed in connection with such offering of our common stock, as reasonably requested by the representatives of the underwriters of the initial underwritten offering. Those holders of our common stock that are beneficiaries of the registration rights agreement who do not elect to include their shares of our common stock for resale in such initial underwritten offering will not be able to sell, offer to sell, grant any option or otherwise dispose of any shares of our common stock (or securities convertible into such shares) for a period of 60 days following the effective date of the registration statement filed in connection with the initial underwritten offering of our common stock; provided that this restriction will not apply if this shelf registration statement has been declared effective prior to such offering. See “Registration Rights” and “Plan of Distribution.”

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved but will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling shareholders identified as registered broker-dealers in the selling shareholders table set forth under “Selling Shareholders” are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the common stock by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between or among any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholders.

Our common stock is listed on the NASDAQ Global Market.

There can be no assurance that any selling shareholder will sell any or all of the common stock covered by this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration of the common stock, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock by the selling shareholders.

LEGAL MATTERS

Winston & Strawn LLP, Chicago, Illinois, will pass upon the validity of the shares of our common stock offered by the selling shareholders under this prospectus.

EXPERTS

The consolidated balance sheets of Coleman Cable, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Copperfield, LLC as of December 31, 2006 and December 31, 2005 and for each of the three years in the period ended 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission has declared effective our registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, www.colemancable.com, you can access electronic copies of documents we file with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 1530 Shields Drive, Waukegan, Illinois 60085, Attention: Richard N. Burger, Chief Financial Officer.

Coleman Cable, Inc. and Subsidiaries

All Schedules are omitted because they are not applicable, not required or because the required information is included in the Consolidated Financial Statements or Notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Coleman Cable, Inc.

We have audited the accompanying consolidated balance sheets of Coleman Cable, Inc., and subsidiaries (the “Company”) as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Coleman Cable, Inc. and subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
March 19, 2007

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2005	2006
	(Thousands, except per share data)

NET SALES	$285,792	$346,181	$423,358
COST OF GOODS SOLD	240,260	292,755	341,642

GROSS PROFIT	45,532	53,426	81,716
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	26,475	25,654	31,760
RESTRUCTURING CHARGES	(190)	—	1,396

OPERATING INCOME	19,247	27,772	48,560
INTEREST EXPENSE, NET	11,252	15,606	15,933
LOSS ON EARLY EXTINGUISHMENT OF DEBT	13,923	—	—
OTHER (INCOME), LOSS, NET	(13)	(1,267)	497

INCOME (LOSS) BEFORE INCOME TAXES	(5,915)	13,433	32,130
INCOME TAX EXPENSE	3,092	2,298	2,771

NET INCOME (LOSS)	$(9,007)	$11,135	$29,359

EARNINGS PER COMMON SHARE DATA
NET INCOME (LOSS) PER SHARE
Basic	$(0.76)	$0.87	$2.15
Diluted	(0.76)	0.87	2.15
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	11,795	12,749	13,637
Diluted	11,795	12,749	13,637
PRO FORMA DATA
PRO FORMA NET INCOME (LOSS)
Income (loss) before income taxes	$(5,915)	$13,433	$32,130
Pro forma income tax expense (benefit) (unaudited)	(2,362)	5,351	12,400

Pro forma net income (loss) (unaudited)	$(3,553)	$8,082	$19,730

PRO FORMA NET INCOME (LOSS) PER SHARE (UNAUDITED) Basic	$(0.30)	$0.63	$1.45
Diluted	(0.30)	0.63	1.45

See notes to consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2006
	(Thousands, except per share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58	$14,734
Accounts receivable, less allowance for uncollectible accounts of $1,876 and $2,092, respectively	58,840	62,318
Inventories, net	67,889	66,765
Deferred income taxes	206	2,136
Prepaid expenses and other current assets	2,890	2,739

Total current assets	129,883	148,692

PROPERTY, PLANT AND EQUIPMENT:
Land	579	579
Buildings and leasehold improvements	7,732	7,636
Machinery, fixtures and equipment	44,894	45,125

	53,205	53,340
Less accumulated depreciation and amortization	(28,889)	(31,762)
Construction in progress	948	244

Property, plant and equipment, net	25,264	21,822
GOODWILL AND INTELLECTUAL PROPERTY, NET	60,651	60,638
DEFERRED DEBT ISSUANCE COSTS, NET AND OTHER ASSETS	5,590	4,593

TOTAL ASSETS	$221,388	$235,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$874	$936
Accounts payable	22,126	13,091
Accrued liabilities	16,776	19,582

Total current liabilities	39,776	33,609
LONG-TERM DEBT	168,426	121,571
DEFERRED INCOME TAXES	115	2,724
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 31,260 and 75,000 shares authorized, respectively; and 12,749 and 16,786 shares issued and outstanding, respectively	13	17
Additional paid-in capital	25,546	80,421
Accumulated deficit	(12,488)	(2,597)

Total shareholders’ equity	13,071	77,841

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$221,388	$235,745

See notes to consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2005	2006
	(Thousands)

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,007)	$11,135	$29,359
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	6,102	5,792	6,382
Noncash interest expense	1,104	—	—
Stock-based compensation	1,648	—	1,412
Loss on early extinguishment of debt	13,923	—	—
Noncash interest income	(245)	(110)	—
Deferred tax provision	(18)	(581)	679
(Gain) loss on the sales of fixed assets	(13)	(7)	502
Gain on sale of investment — net	—	(1,267)	(11)
Changes in operating assets and liabilities:
Accounts receivable	(11,309)	(10,227)	(3,478)
Inventories	(13,981)	(17,755)	1,124
Prepaid expenses and other assets	(560)	(1,417)	142
Accounts payable	(2,407)	1,985	(8,869)
Accrued liabilities	4,696	2,112	2,806

Net cash flow from operating activities	(10,067)	(10,340)	30,048

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(4,714)	(6,171)	(2,702)
Proceeds from the sale of fixed assets	13	—	42
Proceeds from sale of investment	—	4,382	82

Net cash flow from investing activities	(4,701)	(1,789)	(2,578)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving loan facilities	47,810	16,180	(46,000)
Early retirement of debt	(124,601)	(3,822)	—
Proceeds of issuance of common stock, net	—	—	114,851
Issuance of senior notes, net	113,392	—	—
Repayment of long-term debt	(3,686)	(941)	(793)
Borrowings of long-term debt	644	—	—
Repurchase of common stock	—	—	(61,384)
Repurchase of warrants	(3,000)	—	—
Dividends paid to shareholders	(14,806)	(264)	(19,468)

Net cash flow from financing activities	15,753	11,153	(12,794)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	985	(976)	14,676
CASH AND CASH EQUIVALENTS — Beginning of year	49	1,034	58

CASH AND CASH EQUIVALENTS — End of year	$1,034	$58	$14,734

NONCASH ACTIVITY
Reduction of carrying value of Oswego fixed assets and capital lease obligation	$—	$1,878	$—
Capital lease obligation	—	34	—
Unpaid capital expenditures	—	166	—
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$2,568	$2,792	$1,259
Cash interest paid	6,499	14,813	15,187

See notes to consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Retained
	Common		Additional	Earnings
	Stock	Common	Paid-in	(Accumulated
	Outstanding	Stock	Capital	Deficit)	Total
	(Thousands)

BALANCE — January 1, 2003	11,468	$12	$26,899	$454	$27,365
Repurchase of warrants	—	—	(3,000)	—	(3,000)
Stock-based compensation	1,281	1	1,647	—	1,648
Net loss	—	—	—	(9,007)	(9,007)
Dividends	—	—	—	(14,806)	(14,806)

BALANCE — December 31, 2004	12,749	13	25,546	(23,359)	2,200
Net income	—	—	—	11,135	11,135
Dividends	—	—	—	(264)	(264)

BALANCE — December 31, 2005	12,749	13	25,546	(12,488)	13,071
Repurchase of common stock	(4,400)	(4)	(61,380)	—	(61,384)
Common stock issuance, net of issuance costs	8,400	8	114,843	—	114,851
Stock-based compensation	37	—	1,412	—	1,412
Net income	—	—	—	29,359	29,359
Dividends	—	—	—	(19,468)	(19,468)

BALANCE — December 31, 2006	16,786	$17	$80,421	$(2,597)	$77,841

See notes to consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations, Principles of Consolidation and Basis of Presentation

The Company manufactures and markets electrical and electronic wire and cable products for consumer, commercial and industrial applications. The financial statements include the accounts of Coleman Cable, Inc. and its wholly-owned subsidiaries (the “Company”). All intercompany accounts and transactions have been eliminated in consolidation. The financial statements and footnotes reflect retroactive presentation for the 312.6079 for 1 stock split that occurred on October 10, 2006. On October 10, 2006, the Company terminated its S corporation status, and is treated for federal and state income tax purposes as a C corporation under Subchapter C of the Internal Revenue Code (the “Code”), and, as a result, is subject to state and federal income taxes, in addition to its wholly owned subsidiary CCI Enterprises, Inc. (the “Subsidiary”) which continues to be a C corporation (See Note 7).

Unaudited Pro Forma Data

Coleman terminated its S corporation status and became a C corporation effective October 10, 2006. The unaudited pro forma data included in the Coleman Historical Consolidated Statements of Operations gives retroactive presentation as if Coleman had been a C corporation for the entire year ended December 31, 2006. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Company had been a C corporation the entire year ended December 31, 2006, or that may result in the future.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are required for several matters, including inventory valuation, determining the allowance for uncollectible accounts and accruals for sales incentives, depreciation, amortization and recoverability of long-lived assets as well as establishing restructuring, self-insurance, legal, environmental and tax accruals. Actual results could differ from those estimates. Summarized below is the activity for the allowance for uncollectible accounts:

	2004	2005	2006

Balance — January 1	$1,373	$1,655	$1,876
Provisions	653	369	294
Write-offs and credit allowances, net of recovery	(371)	(148)	(78)

Balance — December 31	$1,655	$1,876	$2,092

Revenue Recognition

The Company recognizes sales of its products when the products are shipped to customers and title passes to the customer in accordance with the terms of sale. Billings for shipping and handling costs are recorded as sales and related costs are included in cost of goods sold. A provision for payment discounts, product returns and customer rebates is estimated based upon historical experience and other relevant factors and is recorded within the same period that the revenue is recognized.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers short-term investments with an original maturity of three months or less to be cash equivalents. Outstanding checks in excess of funds on deposit included were $1,425 and $146 at December 31, 2005 and 2006, respectively.

Inventories

Inventories include material, labor and overhead costs and are recorded at the lower of cost or market on the first-in, first-out (“FIFO”) basis. The Company estimates losses for excess and obsolete inventory at its net realizable value based on the aging of the inventory and the evaluation of the likelihood of recovering the inventory costs based on anticipated demand and selling price.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated over their estimated useful lives, ranging from 3 to 20 years, using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. The estimated useful lives of buildings range from 5 to 20 years; leasehold improvements have a useful life equal to the shorter of the useful life of the asset or the lease term; and estimated useful lives of machinery, fixtures and equipment range from 3 to 8 years.

The carrying value of all long-lived assets is evaluated periodically in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine if adjustment to the depreciation period or the carrying value is warranted. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, the Company uses projections to assess whether future cash flows on a non-discounted basis related to the tested assets are likely to exceed the recorded carrying amount of those assets to determine whether write-down is appropriate. If the Company identifies impairment, it will report a loss to the extent that the carrying values of the impaired assets exceed their fair values as determined by valuation techniques appropriate in the circumstances that could include the use of similar projections on a discounted basis.

Software Development

Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, provides guidance on the accounting for the cost of computer software developed or obtained for internal use. In accordance with SOP No. 98-1, the Company expenses costs associated with software developed for use in the Company’s operations during the preliminary project and the post-implementation/operational stages and capitalizes the costs incurred in the application development stage. These costs consist primarily of outside consulting services and internal development costs and are amortized on a straight-line basis over the estimated useful life of the software, which is three years. As of December 31, 2005 and December 31, 2006, the amounts capitalized were approximately $1,550 and $2,583, respectively, which are included in machinery, fixtures and equipment in the consolidated balance sheets. Accumulated amortization was approximately $993 and $1,580 as of December 31, 2005 and 2006, respectively.

Goodwill, Intellectual Property and Long-Lived Assets

SFAS No. 142, Goodwill and Other Intangible Assets, addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill is not amortized, but requires testing for potential impairment on an annual basis or whenever events or changes in circumstances indicate that its value may be impaired. In accordance with SFAS No. 144, the carrying value of all long-lived assets with definite lives, primarily property, plant and equipment, as described above is evaluated whenever events or changes in

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances indicate that a potential impairment has occurred. Intangible assets are amortized over their estimated useful lives.

Income Taxes

Through October 9, 2006, the Company conducted its business as an S corporation, with the exception of the Company’s wholly owned C corporation subsidiary, CCI Enterprises, under Subchapter S of the Code (and comparable state laws). Accordingly, the Company’s shareholders had been responsible for federal and substantially all state income tax liabilities arising out of its operations. For all periods prior to the C corporation conversion, the Company had provided its shareholders with funds for the payment of these income taxes. On October 10, 2006, the Company terminated its S corporation status, and is treated for federal and state income tax purposes as a C corporation under Subchapter C of the Code, and, as a result, is subject to state and federal income taxes.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

Financial Instruments and Hedging

Financial instruments include working capital items and debt. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values because of the immediate or short-term maturity of these financial instruments. The Company also believes that the fair value of the Company’s debt instruments with third parties approximates the book value.

Concentrations of credit risk arising from trade accounts receivable are due to selling to a number of customers in a particular industry. The Company performs ongoing credit evaluations of its customers’ financial condition and obtains collateral or other security when appropriate. No customer accounted for more than 10% of accounts receivable as of December 31, 2005 and December 31, 2006.

Cash and cash equivalents are placed with a financial institution that the Company believes has an adequate credit standing. From time-to-time the Company enters into commodity contracts to hedge against future cost increases. The terms of the contracts are of less than one year. There were contracts with a value of $292 at December 31, 2005, which were included in cost of goods in the accompanying consolidated financial statements. There were no outstanding contracts at December 31, 2006.

Stock-based Compensation

The Company recognizes compensation expense over the vesting period for all share-based payments, including stock options based on the fair value of the instrument at grant date in accordance with the SFAS No. 123(R) Share-based Payment. The Company’s stock-based compensation arrangements are detailed in Note 10.

Earnings (Loss) per Common Share

Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding for each period presented. Diluted earnings per common share are based on the weighted average number of common shares outstanding and the dilutive effect of the potential exercise of outstanding stock options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and was required to be adopted by the Company in the first quarter of 2006. Adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for periods beginning after June 15, 2005. Adoption of SFAS No. 153 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued the revised SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) supercedes APB No. 25 and requires the recognition of compensation expense over the vesting period for all share-based payments, including stock options, based on the fair value of the instrument at the grant date. The Company accounts for the 1,650 shares of common stock reserved for issuance under its stock incentive plan (see Note 10) in accordance with SFAS No. 123(R).

In March 2005, the FASB issued FIN No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies guidance provided by SFAS No. 143, Accounting for Asset Retirement Obligations. The adoption of FIN No. 47 did not have an impact on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation FIN No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. FIN No. 48 also offers guidelines to determine how much of a tax benefit to recognize in the financial statements. Under FIN No. 48, the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority should be recognized. FIN No. 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company in the first quarter of 2007. The Company does not expect the adoption of FIN No. 48 to have a material impact on the Company’s financial position, results of operation or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and is required to be adopted by the Company in the first quarter of 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The Company adopted SAB No. 108 effective December 31, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an Amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years after November 15, 2007. The Company does not believe that the adoption of the provisions of SFAS No. 159 will materially impact our consolidated financial statements.

2.	RESTRUCTURING CHARGES

In 2003, the Company’s management approved the adoption of a restructuring plan to move the cord operations from its Waukegan, Illinois facility to Miami Lakes, Florida. In 2004, the Company reversed $190 of accruals recorded in 2003 to income as such accruals were deemed no longer necessary.

On April 14, 2006, the Company announced the closing of its leased manufacturing and distribution facility located in Miami Lakes, Florida based on an evaluation of this facility in the long term operation of its business. The Company determined that the efficient utilization of its manufacturing assets would be enhanced by partial relocation of production to the Company’s plant in Waukegan, Illinois and supplemented by additional international sourcing.

As of December 31, 2006, the Company has spent $1,277 to close its Miami Lakes facility. The charges consist of $77 of employee severance costs, $662 of lease termination costs, $217 of equipment relocation costs and $321 for other closing costs. The Company completed the closure of the facility and does not anticipate any additional costs.

On November 14, 2006, the Company approved a plan to close its manufacturing facility and sell the building and property located in Siler City, North Carolina. The Company determined that the efficient utilization of its manufacturing assets would be enhanced by partial relocation of production to the Company’s plants in Hayesville, North Carolina and Waukegan, Illinois supplemented by additional international sourcing. As of December 31, 2006 the Company has charged to expense $119 to close the Siler City, facility, which includes approximately $70 for severance costs, $45 for equipment relocation costs, and $4 for other costs related to the closure. The Company estimates spending an additional $658 in the first quarter 2007 to complete the plant closure consisting of $30 of employee severance costs, $281 of equipment relocation costs and $347 for other closing costs.

The following table summarizes the restructuring activity from December 31, 2003 through December 31, 2006:

	Employee	Lease	Equipment	Other
	Severance	Termination	Relocation	Closing
	Costs	Costs	Costs	Costs	Total

BALANCE — December 31, 2003	$310	$90	$—	$—	$400
Provision (income)	(190)	—	—	—	(190)
Uses	(120)	(90)	—	—	(210)

BALANCE — December 31, 2004 and 2005	—	—	—	—	—
Provision	147	662	262	325	1,396
Uses	(77)	(662)	(262)	(325)	(1,326)

BALANCE — December 31, 2006	$70	$—	$—	$—	$70

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	INVENTORIES

Inventories consisted of the following:

	December 31,
	2004	2005	2006

Raw materials	$13,158	$16,295	$11,975
Work in progress	3,468	3,537	3,293
Finished products	33,508	48,057	51,497

Total	$50,134	$67,889	$66,765

4.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2005	2006

Salaries, wages and employee benefits	$4,814	$5,117
Sales incentives	6,093	7,359
Income taxes	24	568
Interest	3,121	3,023
Other	2,724	3,515

Total	$16,776	$19,582

5.	GOODWILL AND INTELLECTUAL PROPERTY

Intellectual property included in the accompanying consolidated balance sheets represents trademarks acquired in 2003 with an original cost of $50 and accumulated amortization of $27 and $40 as of December 31, 2005 and 2006. Related amortization expense was $12, $12, and $13 for 2004, 2005 and 2006, respectively. Intellectual property has been allocated to the Corporate segment.

As described in Note 13, the Company has eleven operating segments which are aggregated into the Company’s three reportable business segments. Goodwill was allocated as of January 1, 2002 as follows:

Electrical/Wire and Cable Distributors	$25,023
Specialty Distributors and OEM’s	31,696
Consumer Outlets	3,909

$60,628

The amount of goodwill allocated to each operating segment has not changed since 2002. The Company’s review for potential goodwill impairment required by the provisions of SFAS No. 142 is performed at the operating segment level of the Company. The Company performs an annual review for potential goodwill impairment testing in the fourth quarter of each year. The Company’s review indicated that the fair value of each of the eleven operating segments, based primarily on discounted cash flow projections, exceeded the carrying value of each segment’s allocated share of net assets, and accordingly, there was no goodwill impairment indicated in any year.

The Company will continue to monitor financial performance indicators across the various operating segments, particularly in the Recreation/Transportation, Retail and Automotive operating segments, which had combined goodwill balances of $4,326 at December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	DEBT

	December 31,
	2005	2006

Revolving credit facility	$46,000	$—
Senior notes	120,000	120,000
Capital lease obligations (refer to Note 9)	1,489	1,129
Other long-term debt, annual interest rates up to 6.5%, payable through 2019	1,811	1,378

	169,300	122,507
Less current portion	(874)	(936)

Total long-term debt	$168,426	$121,571

Annual maturities of long-term debt for each of the next five years and thereafter in the aggregate are as follows:

2007	$936
2008	1,050
2009	391
2010	10
Subsequent to 2011	120,120

Total debt maturities	$122,507

On September 28, 2004, the Company completed a comprehensive refinancing of its bank debt. The refinancing included the following: (i) the private placement of 8-year senior unsecured notes (the “Notes”) and (ii) a new senior secured revolving credit facility (the “Revolving Credit Facility”), which became effective on that date. The Company received net proceeds of $113,392 from the Notes and borrowed $27,810 under the Revolving Credit Facility. The Company used the net proceeds from this refinancing transaction to repay the outstanding indebtedness of $77,739 plus accrued interest and other fees of $270 under the then- existing senior secured revolving credit facility and term loans. The Company also paid $36,862 plus accrued interest and other fees of $974 to redeem in full the 15% subordinated notes due 2008, a make-whole premium to the previous lenders of $10,000 and repurchased for $3,000 the outstanding warrants originally issued in connection with the subordinated notes. In connection with the refinancing, the Company also made a non-tax related distribution to shareholders of $14,110 and paid to certain members of senior management a special cash bonus and a stock bonus of $1,390 and $1,648, respectively. The Notes were issued in the amount of $120,000, bear interest at a fixed rate of 9.875% and mature in 2012. In connection with the refinancing, the Company incurred fees and expenses totaling $6,608, which are included in “debt issuance costs, net and other assets” in the accompanying consolidated balance sheets. The applicable fees and expenses are amortized over the respective lives of the Revolving Credit Facility and the Notes on a straight-line basis over 5 and 8 years, respectively. Amortization was $935 and $935 for periods ended December 31, 2005 and 2006, respectively. Accumulated amortization was $1,169 and $2,104 as of December 31, 2005 and 2006, respectively. In connection with this refinancing, the Company recorded a loss on early extinguishment of debt of $13,923. This loss consisted of the aforementioned make-whole premium and the write-off of the unamortized balance of $2,235 of previously deferred debt issuance costs.

The indenture governing the Company’s 9.875% unsecured notes due in 2012 (“the Notes”) contains covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to: incur additional indebtedness; make restricted payments; create liens; pay dividends; consolidate, merge or sell substantially all of its assets; enter into sale and leaseback transactions; and enter into transactions with affiliates. As of December 31, 2006, the Company was in compliance with all of the covenants contained in the indenture.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s senior secured revolving credit facility (“the Revolving Credit Facility”) will mature on September 28, 2009 and is an asset-based lending agreement whereby the Company can receive advances based on the lesser of $75,000 or the sum of 85% of eligible accounts receivable and 55% of inventories. The Revolving Credit Facility contains a $5,000 limit for letters of credit with outstanding letters of credit reducing the total amount available for borrowing under the Revolving Credit Facility. The Revolving Credit Facility is secured by substantially all of the Company’s assets, including accounts receivable, inventory and any other tangible and intangible assets. Interest is payable at the bank’s prime rate plus a range of 0.25% to 1.25%, or at the option of the Company, LIBOR plus 1.75% to 2.75%. The Company classifies the portion of the Revolving Credit Facility that is expected to be paid within the next year as a current liability. The Revolving Credit Facility accrued interest at an average rate of 5.7% and 7.0% and the Company’s average borrowed amount was $38,596 and $34,825 in the years ended December 31, 2005, and December 31, 2006, respectively. All borrowings outstanding under the credit facility were repaid on October 11, 2006 in connection with the private placement. As of December 31, 2006, the Company had $74,313 of additional borrowing capacity.

The Revolving Credit Facility contains more restrictive covenants than the indenture governing the Notes, which consist of certain financial covenants, including, but not limited to, a fixed charge coverage ratio and a leverage ratio. In addition, the Revolving Credit Facility contains other customary affirmative and negative covenants relating to limitations on dividends and other indebtedness, liens, investments, guarantees, mergers and acquisitions, sales of assets, capital expenditures and leases.

The Company’s Indenture and Revolving Credit Facility contain covenants that limit the Company’s ability to pay dividends. Under these covenants the Company could not declare excess cash flow dividends for the year ended December 31, 2006. The Company does not anticipate paying any dividends on its common stock in the foreseeable future.

On August 14, 2006 the Company entered into an amendment to the Revolving Credit Facility which (i) modified the change of control provision to narrow the circumstances that would amount to a default, (ii) allowed the Company to alter its certificate of incorporation to increase the authorized share capital of the company to effect an equity issuance, and (iii) added a provision that allowed the Company to issue up to 9,980 shares of its common stock on or before December 1, 2006 for proceeds that would be used to repurchase up to 5,980 shares of common stock of the Company and pay down the lesser of $75,000 or the outstanding principal of the Revolving Credit Facility on the date of the equity issuance.

The Company was in compliance at December 31, 2006 with all covenants in the Revolving Credit Facility.

The Notes and the Revolving Credit Facility both have restrictions on dividend distributions to shareholders, including but not limited to, a percentage of net income (less distributions for tax purposes). The distributions for tax purposes are computed at the shareholder applicable tax rate. Distributions for tax purposes are not restricted so long as the Company qualifies as an S corporation; on October 10, 2006 the Company terminated its S corporation status. The Company paid $14,818 of tax distributions in the twelve months ended December 31, 2006 of which $1,940 were paid in the fourth quarter. The Company paid $4,650 of discretionary dividends to shareholders in the twelve months ended December 31, 2006.

In connection with the purchase of the Oswego Wire Incorporated facility (“Oswego”) and certain related equipment Oswego acquired the rights and assumed the capital lease obligation of Copperweld Corporation (“Copperweld”) under a certain Amended and Restated Sale Agreement (“Sale Agreement”) between Copperweld and the County of Oswego Industrial Development Agency (“IDA”). Terms of the Sale Agreement specified payment of $5,700 on July 1, 2012 with interest to be paid quarterly through that date on the outstanding balance at a rate of 55% of prime. In order to secure payment of the loan, in 1987, the Company purchased and placed in a dedicated fund $675 of 8.7% zero coupon bonds issued by the Municipal Authority of Westmoreland County, Pennsylvania, redeemable in the amount of $5,700 on July 1, 2012. Upon maturity, the proceeds of the investment in the zero coupon bonds were to be used to fulfill the obligation under the Sale Agreement. The bonds were expected

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to be held to maturity, and were carried at their original cost of $675 plus accumulated interest of $2,330 at December 31, 2004.

On May 16, 2005, Oswego and Copperweld reached a definitive agreement regarding the accelerated payment of the $5,700 lease obligation due under the Sale Agreement. Oswego sold the zero coupon bonds for $4,382 and made a cash payment of $3,822 to Copperweld, in exchange for complete settlement of Oswego’s obligations under the Amended and Restated Sale Agreement and the conveyance by Copperweld to Oswego of all of Copperweld’s rights, title and interest in and to the Oswego facility, free and clear of any liens and encumbrances held by Oswego County. The Company recognized a gain of $1,267 related to the sale of the zero coupon bonds, which is included in “Other income” and reduced the carrying value of the Oswego fixed assets by $1,878, the amount by which the lease obligation exceeded the amount paid to settle the obligation.

The Company has notes issued to the IDA for the financing of certain machinery and capital improvements. The notes include $3,300 for a machinery loan requiring 108 monthly payments of $40, which bears interest at 5.97% per annum. The outstanding balance of the loan at December 31, 2005 and 2006 was $1,262 and $930, respectively. A capital improvement loan on the building was also obtained for $200, requiring 240 monthly payments and bearing interest at 6.25% per annum. The balance of the loan at December 31, 2005 and December 31, 2006 was $163 and $155, respectively.

Interest expense was $11,503, $15,722 and $15,995 net of interest income of $251, $116 and $62 for 2004, 2005 and 2006, respectively.

7.	INCOME TAXES

Through October 9, 2006 the Company conducted business as an S corporation under Subchapter S of the Code (and comparable state laws). Accordingly, the Company’s shareholders have been responsible for federal and substantially all state income tax liabilities arising out of its operations. For all periods prior to the C corporation conversion, the Company has provided its shareholders with funds for the payment of these income taxes. On October 10, 2006, the Company terminated its S corporation status, and is treated for federal and state income tax purposes as a C corporation under Subchapter C of the Code and, as a result, is subject to state and federal income taxes.

As a result of the termination of the Company’s S corporation status, the Company recorded an income tax provision of $346 to recognize the estimated amount of previously unrecognized net deferred income tax liability.

The Company declared dividends to its former S corporation shareholders in amounts expected to be sufficient to cover estimated taxes associated with its 2006 S corporation taxable earnings. The Company paid dividends to its shareholders in this regard of $1,800 on October 10, 2006.

The income tax expense consists of the following:

	2004	2005	2006

Current	$3,074	$2,879	$2,092
Deferred	18	(581)	679

Income tax expense	$3,092	$2,298	$2,771

The Company’s deferred taxes result primarily from the tax effect of differences between the financial and tax basis of assets and liabilities based on enacted tax laws. Valuation allowances, if necessary, are provided against deferred tax assets that are not likely to be realized. No such valuation allowances have been recorded as of December 31, 2005 and 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to November 30, 2005, the Company also recognized deferred taxes as a result of the factoring of intercompany receivables, which was discontinued as of that date. The Subsidiary sold all remaining factored accounts receivable back to the Company.

Significant components of the Subsidiary’s deferred tax (assets) and liabilities as of December 31, 2005 and 2006 are as follows:

	2005	2006

Deferred tax assets:
Reserves not deducted for tax:
Allowance for uncollectible accounts	$—	$(492)
Legal reserves	—	(151)
Employee benefits	(151)	(426)
Other	(95)	(230)
Inventories	—	(1,299)
Stock based compensation	—	(350)
Deferred tax liabilities:
Depreciation & amortization	115	3,074
Other	40	462

Net deferred tax liability (asset)	$(91)	$588

The income tax expense differs from the amount of income tax determined by applying the United States federal income tax rate to pretax income for the years ended December 31, 2004, 2005 and 2006. A reconciliation of the statutory federal income tax amount to the income tax expense recorded on the Company’s income statement is as follows:

	2004	2005	2006

Income taxes (benefit) at United States Federal statutory rate	$(2,011)	$4,702	$10,924
Increase (decrease) in income taxes resulting from:
Non-taxable S corporation (income) losses	4,917	(2,649)	(9,348)
State taxes (net of federal tax benefit)	168	81	652
S to C corporation conversion	—	—	346
Other	18	164	197

Income taxes	$3,092	$2,298	$2,771

The Internal Revenue Service is currently reviewing the Company’s 2002, 2003, and 2004 federal income tax returns. Management believes that the ultimate outcome of this examination will not result in a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows. Refer to “Tax Matters Agreement” in Note 8 for additional information.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain of its buildings, machinery and equipment under operating lease agreements that expire at various dates over the next ten years. Rent expense for such leases was $2,919, $3,104, and $3,225 for

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004, 2005 and 2006, respectively. Minimum future rental payments under noncancellable operating leases, with initial lease terms in excess of one year, for each of the next five years and thereafter in the aggregate are as follows:

2007	$2,219
2008	1,108
2009	942
2010	872
2011	772
Subsequent to 2011	1,671

Total minimum rental payments	$7,584

Capital Leases

The Company leases various manufacturing, office and warehouse properties and office equipment under capital leases that expire at various dates through 2009. The assets are amortized/depreciated over the shorter of their related lease terms or their estimated productive lives.

Minimum future lease payments under capital leases as of December 31, 2006 are as follows:

2007	$509
2008	509
2009	300
Subsequent to 2009	—

Total minimum lease payments	1,318
Less amounts representing interest	189

Present value of net minimum lease payments	1,129
Less current portion	397

Long-term obligations under capital leases	$732

Obligations under capital leases are included within debt in the accompanying consolidated balance sheets (see Note 6). The gross amount of assets recorded under capital leases as of December 31, 2005 and 2006 was $1.8 and $1.3, respectively.

Employee Benefits

The Company provides defined contribution savings plans for management and other employees. The plans provide for fixed matching contributions based on the terms of such plans to the accounts of plan participants. Additionally, the Company, with the approval of its Board of Directors, may make discretionary contributions. The Company expensed $386, $440, and $723 related to these savings plans during 2004, 2005 and 2006, respectively.

Legal Matters

The Company was party to two environmental claims, one of which was settled in 2006. The Leonard Chemical Company Superfund site consists of approximately 7.1 acres of land in an industrial area located a half mile east of Catawba, York County, South Carolina. The Leonard Chemical Company operated this site until the early 1980’s for recycling of waste solvents. These operations resulted in the contamination of soils and groundwaters at the site with hazardous substances. In 1984, the United States Environmental Protection Agency listed this site on the National Priorities List. Riblet Products Corporation, with which the Company merged in 2000, was identified through documents as a company that sent solvents to the site for recycling and was one of the

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

companies receiving a special notice letter from the Environmental Protection Agency identifying it as a party potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) for cleanup of the site.

In 2004, the Company along with other “potentially responsible parties” (“PRPs”) entered into a Consent Decree with the Environmental Protection Agency requiring the performance of a remedial design and remedial action (“RD/RA”) for this site. The Company has entered into a Site Participation Agreement with the other PRPs for fulfillment of the requirements of the Consent Decree. Under the Site Participation Agreement, the Company is responsible for 9.19% share of the costs for the RD/RA. The Company recorded an accrual in 2004 for $380 for this liability, and the estimated remediation cost and the Company’s share remained unchanged as of December 31, 2006.

On March 16, 2005, the Company received notice from a PRP Group that the Company had potential liability at the HIMCO Dump Site in Elkhart, Indiana as a result of the activities of Riblet Products Corporation, and the Company could resolve those potential liabilities by a commitment to pay a cashout settlement and an administrative assessment to cover past and future group expenses on a per capita basis. The Company recorded an accrual in 2004 of $71 for this liability. On September 20, 2006, the Company settled the pending lawsuit with HIMCO for $86, which resulted in an additional charge of $15 in 2006.

The Company believes that its accruals related to the environmental, litigation and other claims are sufficient and that these items and its rights to available insurance and indemnity will be resolved without material adverse effect on its financial position, results of operations and liquidity, individually or in the aggregate. The Company cannot, however, provide assurance that this will be the case.

Self-Insurance

The Company is self-insured for health costs for covered individuals in three of its facilities and believes that it maintains adequate accruals to cover the retained liability. The accrual for self-insurance liability is determined by management and is based on claims filed and an estimate of claims incurred but not yet reported. The Company’s self-insurance expenses were $750, $962, and $1,033 in 2004, 2005 and 2006, respectively.

Tax Matters Agreement

In connection with the closing of the 2006 Private Placement, the Company entered into a Tax Matters Agreement with its existing shareholders that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to the Company’s conversion to a C corporation, including as a result of the ongoing IRS examination. The Company has appealed the IRS findings. If the Company’s appeal of the IRS findings is unsuccessful the Company’s obligation will be to indemnify the shareholders pursuant to the Tax Matters Agreement. The Company recorded an accrual in 2006 of $508 which is included in other loss in the accompanying consolidated statement of operations for the estimated costs regarding this matter.

9.	SHAREHOLDERS’ EQUITY

On October 11, 2006, the Company consummated a private placement of 8,400 shares of its common stock at a price of $15.00 per share (the “2006 Private Placement”). Pursuant to the 2006 Private Placement, the Company received net proceeds of approximately $114,851 (after the purchaser’s discount and placement fees). The Company used approximately $61,384 of the net proceeds to purchase and retire 4,400 shares from its existing shareholders. Of the remaining net proceeds of approximately $53,467 the Company used (i) approximately $52,750 to repay substantially all of the indebtedness then outstanding under its credit facility and (ii) the remaining $717 for working capital and general corporate purposes. As a result of the Company’s sale of 8,400 shares, and its

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

repurchase of 4,400 shares, the 2006 Private Placement increased the number of the Company’s outstanding shares by 4,000.

10.	EARNINGS PER SHARE

There was no diluted effect on the weighted average common shares outstanding for the stock options outstanding.

11.	STOCK-BASED COMPENSATION

On October 9, 2006, the Company put into place a stock incentive plan that provides for the granting of options to purchase 1,650 shares of its common stock. On October 10 and 11, 2006, options to purchase 420 and 405 shares respectively, were granted to employees. One third of the 825 options granted will vest at the end of each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant and will be exercisable at $15.00 per share.

The Company estimated the fair value of the stock options granted using the Black Scholes option-pricing model, with the following assumptions being utilized:

Dividend yield	0%
Expected volatility	45%
Risk-free interest rate	4.74%
Expected life of options	7 years

The Company does not expect to pay dividends in the foreseeable future and therefore used a 0% dividend yield. Given the Company’s limited history, the expected volatility and expected life factors were determined based on average volatilities and lives calculated in relation to similar companies.

Based on these assumptions, the option value per common share is $8.09 and the total fair value of the options granted is $6,674 at grant date. The risk-free interest rate was based on zero coupon United States Government issues at the time of grant.

The Company accounts for stock-based compensation using the fair value method in accordance with SFAS No. 123(R), Share-Based Payment. The Company recorded $881 in total compensation expense and a $350 deferred tax asset relative to stock-based compensation arrangements during fiscal 2006. Assuming a forfeiture rate of 2%, the Company estimates that its total expense relating to stock options granted will be $6,416. The Company expects to expense $3,459 in fiscal 2007, $1,534 in fiscal 2008, and $542 in fiscal 2009. No options were exercised or forfeited in fiscal 2006.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in stock options are as follows:

			Weight
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value

Outstanding January 1, 2006	—	—
Granted	825	$15.00
Exercised	—	—
Forfeited or expired	—	—

Outstanding December 31, 2006	825	$15.00	1.78	—
Vested or expected to vest	809	15.00	1.78	—
Exercisable	—	—

Fair value of options granted during the year		$8.09

Intrinsic value for stock options is defined as the difference between the current market value of the Company’s common stock and the exercise price of the stock option.

12.	RELATED PARTY TRANSACTIONS

In July 2004, the Company entered into an operating lease for the corporate office located in Waukegan, Illinois (the “Corporate Office”) with a third-party lessor. The lease was negotiated at the then-prevailing market terms. In 2005, substantially all of the shareholders of the Company contributed cash equity to form HQ2 Properties, LLC (“HQ2”), which then purchased the Corporate Office in August 2005. HQ2 assumed the existing lease on the same terms from the previous lessor, with the exception of the lease term, which was extended from 2014 to 2015. Rent paid to HQ2 for the twelve months ended December 31, 2005 and 2006 was $148 and $359, respectively.

Two of the Company’s shareholders have consulting arrangements with the Company whereby, in addition to their service as directors of the Company, they provide advice and counsel on business planning and strategy, including advice on potential acquisitions. Pursuant to this arrangement, and for their service as directors, the Company paid each eligible individual fees of $100, $250 and $213 for the years ended December 31, 2004, 2005 and 2006, respectively. As of October 2006, in addition to these services, each will receive annually $75 as annual compensation for their services as co-chairmen of the Board of Directors. For the year ended December 31, 2006, $38 was expensed for their services as co-chairmen.

On September 4, 2006, the Company approved a payment to one of its directors of $750 in cash and 37 shares of the Company’s stock valued at $531 for additional services rendered to the Company in connection with the exploration and development of strategic alternatives and certain other matters. The Company expensed $1,281 as professional fees related to these services in fiscal 2006.

13.	INVENTORY THEFT

During the quarter ended September 30, 2005, the Company experienced a theft of inventory as a result of break-ins at the manufacturing facility located in Miami Lakes, Florida. The Company believes it will recover the amount of the loss, net of deductibles, under its insurance policy. As a result of the loss, the cost of inventory was reduced by $1,280 and an insurance receivable was recorded and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of December 31, 2005 and 2006.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	BUSINESS SEGMENT INFORMATION

The Company has three reportable business segments: Electrical/Wire and Cable Distributors, Specialty Distributors and OEMs, and Consumer Outlets. These reportable segment classifications are based on an aggregation of customer groupings and distribution channels because this is the way the Company’s chief operating decision maker, the chief executive officer, evaluates the Company’s results of each operating segment.

The Company has aggregated its operating segments into three reportable business segments in accordance with the criteria defined in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company’s operating segments have common production processes and manufacturing capacity. Accordingly, the Company does not identify all of its net assets to its operating segments. Depreciation expense is not allocated to the Company’s segments but is included in its manufacturing overhead cost pools and is absorbed into product cost (and inventory) as each product passes through the Company’s numerous manufacturing work centers. Accordingly, as products are sold across multiple segments, it is impracticable to determine the amount of depreciation expense included in the operating results of each operating segment.

Revenues by business segment represent sales to unaffiliated customers and no one customer or group of customers under common control accounted for more that 6.0% of consolidated net sales. Export sales are not material. The Company no longer records intercompany activity.

End Markets	Principal Products	Applications	Customers

Electrical/Wire and Cable Distributors
Electrical Distribution	Industrial power, electronic and communication cables, low voltage wire and assembled products	Construction and industrial MRO applications	Buying groups, national chains and independent distributors
Wire and Cable Distribution	Industrial power, electronic and communication cables and low voltage wire	Construction and industrial MRO applications	Independent distributors
Specialty Distributors and OEMs
OEM/Government	Custom cables	Various marine, lighting, mobile equipment, entertainment and military applications	OEMs and governmental agencies/ subcontractors
HVAC/R	Thermostat cable and assembled products	Services the electric controls for HVAC/R	Independent distributors and consignmentmanufacturers
Irrigation	Irrigation, sprinkler and polyethylene golf course cables	Commercial and residential sprinkler systems, low voltage lighting applications and well pumps	Turf and landscape, golf course and submersible pump distributors
Industrial/ Contractor	Extension cords, ground fault circuit interrupters, industrial cord reels, custom cords, trouble lights, portable halogen lights and electrical/electronic cables	Various commercial construction and industrial applications	Specialty, tool and fastener distributors; MRO/industrial catalog houses and retail/general construction supply houses
Security/Home Automation	Electronic and communication wire and cables	Security, home automation, audio, data communication and fire safety	Security, audio-video, residential and commercial distributors
Recreation/ Transportation	Machine tool wire, portable cords and adapters, and coaxial, speaker alarm and other cable	RV wiring products	Manufactured housing OEMs and RV aftermarket suppliers

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

End Markets	Principal Products	Applications	Customers

Copper Fabrication	Specialty copper products	Appliances, fire alarms, security systems, electronics, automotive, telecommunications, military, industrial, high temperature and geophysical	Other channels within the Company and other small specialized wire and cable manufacturers
Consumer Outlets
Retail	Extension cords, trouble lights, surge and strip and electrical/electronic cable products	Wide variety of consumer applications	National and regional mass merchandisers, home centers, hardware distributors, warehouse clubs and other consumer retailers
Automotive	Battery booster cables, battery cables and accessories	Broad spectrum of automotive applications	National and regional retailers

Segment operating income represents income from continuing operations before interest income or expense, other income and income taxes. Corporate consists of items not charged or allocated to a particular segment, including costs for employee relocation, discretionary bonuses, professional fees, restructuring, management fees and intangible amortization. The accounting policies of the segments are the same as those described in Note 1.

Financial data for the Company’s business segments are as follows:

	2004	2005	2006

Net sales:
Electrical/Wire & Cable Distributors	$95,810	$114,561	$147,411
Specialty Distributors & OEMs	133,457	171,926	219,957
Consumer Outlets	56,525	59,694	55,990

Consolidated net sales	$285,792	$346,181	$423,358

Operating income:
Electrical/Wire & Cable Distributors	$9,010	$13,643	$23,830
Specialty Distributors & OEMs	13,112	14,693	28,096
Consumer Outlets	3,399	3,465	3,421

	25,521	31,801	55,347
Corporate	(6,274)	(4,029)	(6,787)

Consolidated operating income	$19,247	$27,772	$48,560

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net sales of the Company’s principal products by targeted end market are as follows:

End Markets	2004	2005	2006

Electrical/Wire and Cable Distributors:
Electrical Distribution	$79,897	$92,582	$112,330
Wire and Cable Distribution	15,913	21,979	35,081
Specialty Distributors and OEMs:
OEM/Government	22,369	29,798	35,725
HVAC/R	23,787	28,212	32,286
Irrigation	24,061	24,901	41,091
Industrial/Contractor	19,812	24,258	30,392
Security/Home Automation	21,040	35,568	47,182
Recreation/Transportation	12,907	18,070	17,311
Copper Fabrication	9,481	11,119	15,970
Consumer Outlets:
Retail	39,474	42,364	39,559
Automotive	17,051	17,330	16,431

Consolidated net sales	$285,792	$346,181	$423,358

The Company has restated its segment reporting of Copper Fabrication sales for all periods to reflect sales to third parties only as that is how the chief operating decision maker evaluates the results of this operating segment.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SUPPLEMENTAL GUARANTOR INFORMATION

The payment obligations of the Company under the Notes and the Revolving Credit Agreement (see Note 6) are guaranteed by certain of the Company’s wholly owned subsidiaries (Guarantor Subsidiaries). Such guarantees are full, unconditional and joint and several. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of income and statements of cash flows for Coleman Cable, Inc. (Parent) and the Company’s Guarantor Subsidiaries — CCI Enterprises, Inc., CCI International, Inc., and Oswego Wire Incorporated.

CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

Net sales	$269,073	$31,809	$(15,090)	$285,792
Cost of goods sold	231,941	8,319	—	240,260

Gross profit	37,132	23,490	(15,090)	45,532
Selling, engineering, general and administrative expenses	27,324	14,241	(15,090)	26,475
Restructuring charges	(190)	—	—	(190)

Operating income	9,998	9,249	—	19,247
Interest expense, net	10,898	354	—	11,252
Loss on early extinguishment of debt	13,923	—	—	13,923
Other income	(13)	—	—	(13)

Income (loss) before income taxes	(14,810)	8,895	—	(5,915)
Income tax expense	168	2,924	—	3,092
Income from guarantor subsidiaries	5,971	—	(5,971)	—

Net income (loss)	$(9,007)	$5,971	$(5,971)	$(9,007)

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

Net sales	$328,421	$29,747	$(11,987)	$346,181
Cost of goods sold	283,184	9,571	—	292,755

Gross profit	45,237	20,176	(11,987)	53,426
Selling, engineering, general and administrative expenses	24,458	13,183	(11,987)	25,654

Operating income	20,779	6,993	—	27,772
Interest expense, net	15,089	517	—	15,606
Other income	—	(1,267)	—	(1,267)

Income before income taxes	5,690	7,743	—	13,433
Income tax expense	57	2,241	—	2,298
Income from guarantor subsidiaries	5,502	—	(5,502)	—

Net income	$11,135	$5,502	$(5,502)	$11,135

CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

Net sales	$407,389	$30,641	$(14,672)	$423,358
Cost of goods sold	327,840	13,802	—	341,642

Gross profit	79,549	16,839	(14,672)	81,716
Selling, engineering, general and administrative expenses	32,834	13,598	(14,672)	31,760
Restructuring charges	1,396	—	—	1,396

Operating income	45,319	3,241	—	48,560
Interest expense, net	14,996	937	—	15,933
Other loss, net	497	—	—	497

Income before income taxes	29,826	2,304	—	32,130
Income tax expense	2,219	552	—	2,771
Income from guarantor subsidiaries	1,752	—	(1,752)	—

Net income	$29,359	$1,752	$(1,752)	$29,359

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2005

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38	$20	$—	$58
Accounts receivable, net of allowances	57,402	1,438	—	58,840
Intercompany receivable	—	16,449	(16,449)	—
Inventories, net	61,282	6,607	—	67,889
Deferred income taxes	—	206	—	206
Prepaid expenses and other current assets	2,025	865	—	2,890

Total current assets	120,747	25,585	(16,449)	129,883
PROPERTY, PLANT AND EQUIPMENT, NET	18,954	6,310	—	25,264
GOODWILL AND INTELLECTUAL PROPERTY, NET	60,510	141	—	60,651
DEFERRED DEBT ISSUANCE COSTS, NET AND OTHER ASSETS	5,587	3	—	5,590
INVESTMENT IN SUBSIDIARIES	20,728	—	(20,728)	—

TOTAL ASSETS	$226,526	$32,039	$(37,177)	$221,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$322	$552	$—	$874
Accounts payable	21,156	970	—	22,126
Intercompany payable	12,316	4,133	(16,449)	—
Accrued liabilities	12,619	4,157	—	16,776

Total current liabilities	46,413	9,812	(16,449)	39,776

LONG-TERM DEBT	167,042	1,384	—	168,426
DEFERRED INCOME TAXES	—	115	—	115
Common stock	13	—	—	13
Additional paid in capital	25,546	1	(1)	25,546
Retained earnings (accumulated deficit)	(12,488)	20,727	(20,727)	(12,488)

Total shareholders’ equity	13,071	20,728	(20,728)	13,071

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$226,526	$32,039	$(37,177)	$221,388

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,719	$15	$—	$14,734
Accounts receivable, net of allowances	60,789	1,529	—	62,318
Intercompany receivable	—	16,168	(16,168)	—
Inventories, net	60,007	6,758	—	66,765
Deferred income taxes	1,931	205	—	2,136
Prepaid expenses and other current assets	2,268	1,838	(1,367)	2,739

Total current assets	139,714	26,513	(17,535)	148,692
PROPERTY, PLANT AND EQUIPMENT, NET	16,197	5,625	—	21,822
GOODWILL AND INTELLECTUAL PROPERTY, NET	60,497	141	—	60,638
DEFERRED DEBT ISSUANCE COSTS, NET AND OTHER ASSETS	4,590	3	—	4,593
INVESTMENT IN SUBSIDIARIES	22,480	—	(22,480)	—

TOTAL ASSETS	$243,478	$32,282	$(40,015)	$235,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$356	$580	$—	$936
Accounts payable	12,245	846	—	13,091
Intercompany payable	12,676	3,492	(16,168)	—
Accrued liabilities	17,049	3,900	(1,367)	19,582

Total current liabilities	42,326	8,818	(17,535)	33,609

LONG-TERM DEBT	120,686	885	—	121,571
DEFERRED INCOME TAXES	2,625	99	—	2,724
Common stock	17	—	—	17
Additional paid in capital	80,421	1	(1)	80,421
Retained earnings (accumulated deficit)	(2,597)	22,479	(22,479)	(2,597)

Total shareholders’ equity	77,841	22,480	(22,480)	77,841

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$243,478	$32,282	$(40,015)	$235,745

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,007)	$5,971	$(5,971)	$(9,007)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	5,180	922	—	6,102
Noncash interest expense	1,104	—	—	1,104
Stock-based compensation	1,648	—	—	1,648
Loss on early extinguishment of debt	13,923	—	—	13,923
Noncash interest income	—	(245)	—	(245)
Deferred tax provision	—	(18)	—	(18)
Gain on sale of fixed assets — net	(13)	—	—	(13)
Equity in consolidated subsidiary	(5,971)	—	5,971	—
Changes in operating assets and liabilities:
Accounts receivable	—	(11,309)	—	(11,309)
Inventories	(13,116)	(865)	—	(13,981)
Prepaid expenses and other assets	(437)	(223)	100	(560)
Accounts payable	(2,474)	67	—	(2,407)
Intercompany accounts	(6,764)	6,764	—	—
Accrued liabilities	4,673	123	(100)	4,696

Net cash flow from operating activities	(11,254)	1,187	—	(10,067)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(3,564)	(1,150)	—	(4,714)
Proceeds from the sale of fixed assets	13	—	—	13

Net cash flow from investing activities	(3,551)	(1,150)	—	(4,701)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings under revolving loan facilities	47,810	—	—	47,810
Early retirement of debt	(124,601)	—	—	(124,601)
Issuance of senior notes, net	113,392	—	—	113,392
Repayment of long-term debt	(3,005)	(681)	—	(3,686)
Borrowings of long-term debt	—	644		644
Repurchase of warrants	(3,000)	—	—	(3,000)
Dividends paid to shareholders	(14,806)	—	—	(14,806)

Net cash flow from financing activities	15,790	(37)	—	15,753

INCREASE IN CASH AND CASH EQUIVALENTS	985	—	—	985
CASH AND CASH EQUIVALENTS — Beginning of year	39	10	—	49

CASH AND CASH EQUIVALENTS — End of year	$1,024	$10	$—	$1,034

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2005

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$11,135	$5,502	$(5,502)	$11,135
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	4,867	925	—	5,792
Noncash interest income	—	(110)	—	(110)
Deferred tax provision	—	(581)	—	(581)
Gain on sale of fixed assets — net	(7)	—	—	(7)
Gain on sale of investment — net	—	(1,267)	—	(1,267)
Equity in consolidated subsidiary	(5,502)	—	5,502	—
Changes in operating assets and liabilities:
Accounts receivable	(57,402)	47,175	—	(10,227)
Inventories	(14,079)	(3,676)	—	(17,755)
Prepaid expenses and other assets	1,051	(168)	(2,300)	(1,417)
Accounts payable	1,726	259	—	1,985
Intercompany accounts	46,705	(46,705)	—	—
Accrued liabilities	919	(1,107)	2,300	2,112

Net cash flow from operating activities	(10,587)	247	—	(10,340)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(5,908)	(263)	—	(6,171)
Proceeds from the sale of investment	—	4,382	—	4,382

Net cash flow from investing activities	(5,908)	4,119	—	(1,789)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings under revolving loan facilities	16,180	—	—	16,180
Early retirement of debt	—	(3,822)	—	(3,822)
Repayment of long-term debt	(407)	(534)	—	(941)
Dividends paid to shareholders	(264)	—	—	(264)

Net cash flow from financing activities	15,509	(4,356)	—	11,153

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(986)	10	—	(976)
CASH AND CASH EQUIVALENTS — Beginning of year	1,024	10	—	1,034

CASH AND CASH EQUIVALENTS — End of year	$38	$20	$—	$58

NON CASH ACTIVITY
Reduction in carrying value of Oswego fixed assets and capital lease obligation	$—	$1,878	$—	$1,878
Capital lease obligations	—	34	—	34
Unpaid capital expenditures	166	—	—	166

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$29,359	$1,752	$(1,752)	$29,359
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	5,470	912	—	6,382
Noncash interest income	—	—	—	—
Stock-based compensation	1,412		—	1,412
Deferred tax provision	694	(15)	—	679
Loss on sale of fixed assets — net	359	143	—	502
Gain on sale of investment — net	(11)	—	—	(11)
Equity in consolidated subsidiary	(1,752)	—	1,752	—
Changes in operating assets and liabilities:
Accounts receivable	(3,387)	(91)	—	(3,478)
Inventories	1,275	(151)	—	1,124
Prepaid expenses and other assets	(252)	(973)	1,367	142
Accounts payable	(8,745)	(124)	—	(8,869)
Intercompany accounts	360	(360)	—	—
Accrued liabilities	4,430	(257)	(1,367)	2,806

Net cash flow from operating activities	29,212	836	—	30,048

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(2,332)	(370)	—	(2,702)
Proceeds from the sale of fixed assets	42	—	—	42
Proceeds from the sale of investment	82	—	—	82

Net cash flow from investing activities	(2,208)	(370)	—	(2,578)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving loan facilities	(46,000)	—	—	(46,000)
Proceeds of issuance of common stock, net	114,851	—	—	114,851
Repayment of long-term debt	(322)	(471)	—	(793)
Borrowings of long-term debt	—	—	—	—
Repurchase of common stock	(61,384)	—	—	(61,384)
Dividends paid to shareholders	(19,468)	—	—	(19,468)

Net cash flow from financing activities	(12,323)	(471)	—	(12,794)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,681	(5)	—	14,676
CASH AND CASH EQUIVALENTS — Beginning of year	38	20	—	58

CASH AND CASH EQUIVALENTS — End of year	$14,719	$15	$—	$14,734

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	QUARTERLY RESULTS (UNAUDITED)

	First		Second		Third		Fourth		Total
	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006

Total Net Sales	$74,761	$90,798	$82,865	$114,414	$93,625	$114,925	$94,930	$103,221	$346,181	$423,358
Gross Profit	10,161	16,569	11,689	24,628	14,677	24,228	16,899	16,291	53,426	81,716
Total Operating Income	4,238	9,827	5,874	17,160	8,190	14,179	9,470	7,394	27,772	48,560
Total Net Income	60	5,108	2,659	12,795	3,426	9,759	4,990	1,697	11,135	29,359

As discussed in Note 6, the second quarter of 2005 included a $1,267 gain related to the sale of zero coupon bonds.

As discussed in Note 2 — “Restructuring Charges” the Company announced the closing of its leased manufacturing and distribution facility located in Miami Lakes, Florida. The Company recorded $1,277 in total restructuring expenses to close its Miami Lakes facility. The Company recorded charges of $319, $891 and $67 in the second, third and fourth quarters of 2006, respectively. (See note 2)

As discussed in Note 2 — “Restructuring Charges” the Company approved a plan to close its manufacturing facility and sell the building and property located in Siler City, North Carolina. The Company recorded $119 in total restructuring expenses in the fourth quarter of 2006. (See note 2)

As discussed in note 12 — “Related Party Transactions the Company paid $750 in cash and 37,500 shares of the Company’s stock to one of its directors in the third quarter of 2006, and is recorded in Selling, Engineering, General and Administrative Expenses. (See note 12)

As Discussed in Note 11 — “Stock-Based Compensation” the Company put into place a stock-incentive program. The Company recorded $881 in total compensation expense in the fourth quarter which is included in Selling, Engineering, General and Administrative Expenses. (See note 11)

As discussed in Note 8 “Tax Matters Agreement” the Company accrued $508 in the fourth quarter of 2006 due to the IRS audit pursuant to the Tax Matters Agreement, which is included in other (income) loss net.

17.	SUBSEQUENT EVENTS

On March 11, 2007, the Company announced that it has agreed to acquire all of the equity interests in Copperfield, LLC for $213,000 in cash. Copperfield is a private fabricator and insulator of copper electrical wire and cable in the United States.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,
	2006	2007
	(Thousands, except
	per share data)
	(Unaudited)

NET SALES	$205,212	$356,414
COST OF GOODS SOLD	164,015	311,550

GROSS PROFIT	41,197	44,864
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	13,891	19,485
INTANGIBLE AMORTIZATION EXPENSE	—	2,563
RESTRUCTURING CHARGES	319	527

OPERATING INCOME	26,987	22,289
INTEREST EXPENSE, NET	8,321	11,224
OTHER (INCOME) LOSS, NET	(11)	27

INCOME BEFORE INCOME TAXES	18,677	11,038
INCOME TAX EXPENSE	774	4,146

NET INCOME	$17,903	$6,892

EARNINGS PER COMMON SHARE DATA
NET INCOME PER SHARE
Basic	$1.40	$0.41
Diluted	1.40	0.41
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	12,749	16,787
Diluted	12,749	16,798
UNAUDITED PRO FORMA DATA
PRO FORMA NET INCOME
Income before income taxes	$18,677
Pro forma income tax expense	7,207

Pro forma net income	11,470

PRO FORMA NET INCOME PER SHARE
Basic	$0.90
Diluted	0.90

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,	June 30,
	2006	2006	2007
	(Thousands, except per share data) (Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,734	$51	$131
Accounts receivable, less allowance for uncollectible accounts of $2,092, $2,085 and $3,260, respectively	62,318	67,603	141,447
Inventories	66,765	78,330	129,179
Deferred income taxes	2,136	157	2,131
Assets held for sale	—	—	661
Prepaid expenses and other current assets	2,739	3,070	6,704

Total current assets	148,692	149,211	280,253

PROPERTY, PLANT AND EQUIPMENT:
Land	579	579	2,809
Buildings and leasehold improvements	7,636	7,793	14,939
Machinery, fixtures and equipment	45,125	43,700	97,650

	53,340	52,072	115,398
Less accumulated depreciation and amortization	(31,762)	(29,843)	(35,343)
Construction in progress	244	1,415	2,666

Property, plant and equipment, net	21,822	23,644	82,721
GOODWILL	60,628	60,628	103,344
INTANGIBLE ASSETS, NET	10	17	61,867
OTHER ASSETS, NET	4,593	5,060	10,081

TOTAL ASSETS	$235,745	$238,560	$538,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$936	$905	$1,119
Accounts payable	13,091	28,243	57,721
Accrued liabilities	19,582	14,237	23,041

Total current liabilities	33,609	43,385	81,881

LONG-TERM DEBT	121,571	173,409	345,086
DEFERRED INCOME TAXES	2,724	87	24,956
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 31,260 authorized; and 12,749 issued and outstanding on June 30, 2006 and 16,787 on December 31, 2006 and June 30, 2007	17	13	17
Additional paid-in capital	80,421	25,546	82,031
Retained earnings (accumulated deficit)	(2,597)	(3,880)	4,295

Total shareholders’ equity	77,841	21,679	86,343

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$235,745	$238,560	$538,266

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2006	2007
	(Thousands)
	(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$17,903	$6,892
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	3,299	8,062
Stock-based compensation	—	2,022
Deferred tax provision (credit)	21	(1,947)
(Gain) loss on disposal of fixed assets	141	(1)
Gain on sale of investment	(11)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,763)	(17,537)
Inventories	(10,441)	(20,813)
Prepaid expenses and other assets	(188)	(3,373)
Accounts payable	6,283	11,833
Accrued liabilities	(2,539)	886

Net cash flow from operating activities	5,705	(13,976)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(1,553)	(3,045)
Acquisition of business, net of cash acquired	—	(215,395)
Proceeds from sale of fixed assets	40	7
Proceeds from sale of investment	82	—

Net cash flow from investing activities	(1,431)	(218,433)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings under revolving loan facilities, net of issuance costs	5,450	99,056
Issuance of senior notes, net of issuance costs	—	119,621
Common stock issuance costs	—	(412)
Repayment of long-term debt	(436)	(459)
Dividends paid to shareholders	(9,295)	—

Net cash flow from financing activities	(4,281)	217,806

DECREASE IN CASH AND CASH EQUIVALENTS	(7)	(14,603)
CASH AND CASH EQUIVALENTS — Beginning of period	58	14,734

CASH AND CASH EQUIVALENTS — End of period	$51	$131

NONCASH ACTIVITY
Unpaid capital expenditures	—	37
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	244	6,503
Cash interest paid	7,897	7,670

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Thousands, except per share data)
(unaudited)

1.	BASIS OF PRESENTATION

The condensed consolidated financial statements included herein are unaudited. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) have been condensed or omitted. The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2006. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year. The financial statements and footnotes for 2006 reflect retroactive presentation for the 312.6079 for 1 stock split that occurred on October 10, 2006.

Unaudited Pro Forma Data

The Company terminated its S corporation status and became a C corporation effective October 10, 2006. The unaudited pro forma data included in the interim condensed consolidated statements of operations gives retroactive presentation as if the Company had been a C corporation for the 2006 periods presented. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Company had been a C corporation for the periods presented, or that may result in the future.

2.	NEW ACCOUNTING PRONOUNCEMENTS

FIN No. 48

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. FIN No. 48 also offers guidelines to determine how much of a tax benefit to recognize in the financial statements. Under FIN No. 48, the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority should be recognized. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted FIN No. 48 as of January 1, 2007 with no cumulative effect adjustment required. As of the date of adoption, the Company had no unrecognized tax benefits.

The Company and its subsidiaries file income tax returns in the U.S. federal and various state jurisdictions. The Company’s uncertain tax positions are related to tax years that remain subject to examination. The Company remains subject to U.S. federal income tax examinations for tax years 2002 through 2006. The Internal Revenue Service (“IRS”) has audited the Company’s tax returns for the years 2002, 2003 and 2004, and proposed certain adjustments that are currently being disputed. The Company appealed the IRS’ findings. If the Company’s appeal of the IRS findings is unsuccessful, the Company is obligated to indemnify its shareholders on record as of the effective date of the Tax Matters Agreement (see Note 8). The Company remains subject to state and local income tax examinations for tax years 2003 through 2006 in jurisdictions for which tax returns have been filed.

The Company has no accrued interest and penalties related to the underpayment of income taxes at the date of adoption. The Company adopted the policy of recognizing interest related to the underpayment of income taxes in interest expense and related penalties in selling, engineering, general and administrative expenses in the consolidated statements of operations.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 157

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurement (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate the implementation of this Statement will materially impact its financial position, results of operations or cash flows.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of the provisions of SFAS No. 159 will materially impact its financial position, results of operations or cash flows.

3.	ACQUISITION OF COPPERFIELD, LLC

On April 2, 2007, the Company acquired 100% of the outstanding equity interests of Copperfield, LLC (“Copperfield”). The results of Copperfield’s operations have been included in the Company’s consolidated financial statements since that date. The Company believes that the Copperfield acquisition has presented a number of strategic benefits. In particular, the acquisition diversifies the Company’s end markets, expands its customer base, and strengthens its competitive position in the industry.

Copperfield’s financial results are reported as one segment (see Note 13).

The following transactions occurred on April 2, 2007 in connection with the Copperfield acquisition:

•	The Company issued additional senior notes (the “2007 Notes”) in an aggregate principal amount of $120,000. See Note 7 for further discussion.

•	The Company entered into an Amended and Restated Credit Facility (the “Revolving Credit Facility”) with Wachovia Bank, National Association, which amended and restated the existing revolving credit agreement in its entirety (the “Revolving Credit Agreement”). See Note 7 for further discussion.

•	All outstanding equity interests of Copperfield were acquired for $215,395, which includes (a) a reduction to the purchase price as a result of a working capital true-up adjustment of $467 and (b) acquisition related costs of $2,862.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. The purchase price allocation is preliminary and subject to refinement based upon the finalization of income taxes and management’s plan for the integration of Copperfield’s operations. The table below summarizes the estimated fair values of the assets acquired and liabilities assumed at acquisition.

Accounts receivable	$61,592
Inventory	41,601
Other current assets	594
Property and equipment	63,445
Intangible assets	64,400
Goodwill	42,716
Other assets	566

Total assets acquired	274,914
Current liabilities	(35,335)
Deferred income taxes	(24,184)

Total liabilities assumed	(59,519)

Net assets acquired	$215,395

The estimated fair values assigned to intangible assets were based on an evaluation by management. Intangible assets, which are all amortizable, along with their respective weighted-average useful lives at the acquisition date are as follows:

	Weighted
	Average Life	Balance

Customer relationships	9	$55,600
Trademarks and trade names	20	7,800
Non-competition agreements	3	1,000

Total intangible assets		$64,400

Amortization expense for the six months ended June 30, 2007 was $2,537. Amortization expense for the Company on all amortizable intangible assets during each of the next five calendar years is expected to be;

2007	$7,612
2008	11,626
2009	10,178
2010	8,059
2011	6,457

Approximately 41% of the Copperfield acquisition related to the acquisition of partnership interests, which will result in a corresponding step up in basis for U.S. federal income tax purposes. As such, approximately $12,000 of the goodwill and $26,800 of the acquired intangible assets recorded will be deductible for U.S. federal income tax purposes, primarily over 15 years.

The following unaudited pro forma financial information summarizes the estimated combined results of operations of the Company and Copperfield assuming that the Copperfield acquisition had taken place on January 1, 2006. The unaudited pro forma combined results of operations prior to April 2, 2007 were prepared on the basis of information provided to the Company by the former management of Copperfield and no representation is made by

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company with respect to the accuracy of such information. The pro forma combined results of operations reflect adjustments for interest expense, additional depreciation based on the fair value of Copperfield’s property, plant and equipment, amortization of Copperfield’s identifiable intangible assets and income tax expense.

The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods presented, or that may result in the future.

	Six Months Ended June 30,
	2006	2007

Net sales	$448,543	$477,740
Net income	$9,635	$7,788
Earnings per share Basic	$0.76	$0.46
Diluted	$0.76	$0.46

4.	RESTRUCTURING CHARGES

On April 14, 2006, the Company announced the closing of its leased manufacturing and distribution facility located in Miami Lakes, Florida. The Company determined that the efficient utilization of its manufacturing assets would be enhanced by partial relocation of production to the Company’s plant in Waukegan, Illinois and additional international sourcing.

The Company has spent $1,277 to close the facility. The charges consisted of $77 of employee severance costs, $662 of lease termination costs, $217 of equipment relocation costs and $321 for other closing costs. The Company completed the closure of the facility in the fourth quarter of 2006 and does not anticipate any additional costs.

On November 14, 2006, the Company approved a plan to close its manufacturing facility and sell the building and property located in Siler City, North Carolina. The Company determined that the efficient utilization of its manufacturing assets would be enhanced by partial relocation of production to the Company’s plants in Hayesville, North Carolina and Waukegan, Illinois and additional international sourcing.

As of June 30, 2007 the Company had incurred $646 to close the Siler City facility, which includes approximately $107 for severance costs, $338 for equipment relocation costs, and $201 for other costs related to the closure. The Company estimates spending an additional $111 by the end of March 2008 to complete the plant closure, which consists of $36 of equipment relocation costs and $75 for other closing costs. The Company has recorded $661 of assets held for sale for the building and property located in Siler City, North Carolina in the accompanying condensed consolidated balance sheet.

The following table summarizes the restructuring activity for January 1, 2006 through June 30, 2007:

	Employee	Lease	Equipment	Other
	Severance	Termination	Relocation	Closing
	Costs	Costs	Costs	Costs	Total

Balance December 31, 2005	$—	$—	$—	$—	$—
Provision	147	662	262	325	1,396
Uses	(77)	(662)	(262)	(325)	(1,326)

Balance-December 31, 2006	$70	$—	$—	$—	$70
Provision	37	—	293	197	527
Uses	(93)	—	(293)	(197)	(583)

Balance June 30, 2007	$14	$—	$—	$—	$14

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	INVENTORIES

Inventories consisted of the following:

	December 31,	June 30,	June 30,
	2006	2006	2007

FIFO cost:
Raw materials	$11,975	$18,099	$48,819
Work in progress	3,293	3,048	5,287
Finished products	51,497	57,183	75,073

Total	$66,765	$78,330	$129,179

6.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,	June 30,	June 30,
	2006	2006	2007

Salaries, wages and employee benefits	$5,117	$3,586	$5,329
Sales incentives	7,359	5,068	5,641
Income taxes	568	10	1,315
Interest	3,023	3,070	6,321
Other	3,515	2,503	4,435

Total	$19,582	$14,237	$23,041

7.	DEBT

	December 31,	June 30,	June 30,
	2006	2006	2007

Revolving credit facility	$—	$51,450	$100,864
Senior notes	120,000	120,000	243,293
Capital lease obligations	1,129	1,311	936
Other long-term debt, annual interest rates up to 6.25%, payable through 2019	1,378	1,553	1,112

	122,507	174,314	346,205
Less current portion	(936)	(905)	(1,119)

Total long-term debt	$121,571	$173,409	$345,086

In connection with the Company’s acquisition of Copperfield, on April 2, 2007, the Company issued the 2007 Notes in aggregate principal amount of $120,000 bearing interest at a fixed rate of 9.875% and maturing in 2012, and having the same terms and conditions as the Company’s senior notes issued in 2004 (the “2004 Notes”). The 2007 Notes are governed under the same indenture (the “Indenture”) as the 2004 Notes. The Company sold the 2007 Notes at a premium to par value of 2.875%, resulting in proceeds of $123,450. The Company amortizes the premium to the par value over the remaining life of the 2007 Notes. Amortization was reduced by $157 for the three and six months ended June 30, 2007. As a result, the Company now has senior notes (the “Notes”) outstanding having an aggregate principal amount of $240,000. The Company also entered into the Revolving Credit Facility, which amended and restated the previously existing revolving credit agreement in its entirety.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the refinancing in September 2004, the Company incurred fees and expenses totaling $6,608. In connection with the issuance of the 2007 Notes and the Revolving Credit Facility, the Company incurred fees and expenses totaling $5,637, for total combined fees and expenses of $12,245. The applicable fees and expenses are amortized over approximately 5 years for the Revolving Credit Facility and the 2007 Notes and over 8 years for the 2004 Notes.

Amortization of debt issue costs was $468 for the six months ended June 30, 2006, and $696 for the six months ended June 30, 2007. Accumulated amortization was $2,104, $1,636 and $2,800 as of as of December 31, 2006 and June 30, 2006 and 2007, respectively.

The Revolving Credit Facility is an asset-based revolving credit facility with aggregate advances not to exceed the lesser of (i) $200,000 or (ii) the sum of 85% of eligible accounts receivable, 55% of eligible inventory and an advance rate to be determined of certain appraised fixed assets, with a $10,000 sublimit for letters of credit. The Revolving Credit Facility matures on April 2, 2012. Interest is payable, at the Company’s option, at the agent’s prime rate plus a range of 0.0% to 0.5% or the Eurodollar rate plus a range of 1.25% to 1.75%, in each case based on quarterly average excess availability under the Revolving Credit Facility. The Revolving Credit Facility combined with the previously existing revolving credit facility accrued interest at an average rate of 7.1% and averaged borrowings of $87,692 for the three months ended June 30, 2007. The Company had no borrowings for the three months ended March 31, 2007. As of June 30, 2007, the Company had $71,175 of additional borrowing capacity, none of which was against the limit for letters of credit. The Company classifies the portion of the Revolving Credit Facility that is expected to be paid within the next year as a current liability.

The Revolving Credit Facility is guaranteed by its domestic subsidiaries on a joint and several basis, either as a co-borrower of the Company or a guarantor, and is secured by substantially all of its assets and the assets of its domestic subsidiaries, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property), as well as by a pledge of all of the capital stock of each of it’s domestic subsidiaries and 65% of the capital stock of its foreign subsidiaries, if any.

The Revolving Credit Facility contains financial covenants requiring the Company to maintain a minimum fixed charge coverage ratio and to maintain minimum excess availability under the credit facility. In addition, the Revolving Credit Facility contains affirmative and negative covenants, including restrictions on the payment of dividends and distributions, indebtedness, liens, investments, guarantees, mergers, and consolidations, sales of assets, affiliate transactions, sale and leaseback transaction and leases. The Company is also prohibited by the Revolving Credit Facility from making prepayments on the Notes, except for scheduled payments required pursuant to the terms of such senior notes. The financial covenants in the Revolving Credit Facility require the Company to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0 for any month during which excess availability under the Revolving Credit Facility falls below $30,000 and require the Company to maintain excess availability of not less than $10,000. The Company maintained monthly excess availability in the three months ended June 30, 2007.

The Notes and the Revolving Credit Facility both have restrictions on dividend distributions to shareholders, including but not limited to, a percentage of net income (less distributions for tax purposes). The distributions for tax purposes are computed at the shareholder applicable tax rate. Distributions for tax purposes are not restricted so long as the Company qualifies as an S corporation; however, on October 10, 2006 the Company terminated its S corporation status. The Company paid $4,645 of tax distributions in the six months ended June 30, 2006 of which $3,641 were paid in the second quarter. The tax distributions paid in the second quarter were applicable to both the first and second quarters of 2006. The Company paid $4,650 of discretionary dividends to shareholders in the six months ended June 30, 2006.

The Company’s Indenture governing the Notes and Revolving Credit Facility contain covenants that limit the Company’s ability to pay dividends. Under these covenants the Company could not declare excess cash flow

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends for the three and six months ended June 30, 2007. The Company does not anticipate paying any dividends on its common stock in the foreseeable future.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain of its buildings, machinery and equipment under operating lease agreements that expire at various dates over the next ten years. Rent expense for all operating leases for the six months ended June 30, 2006 and June 30, 2007 was $1,510 and $1,759, respectively.

Capital Leases

The Company leases various manufacturing, office and warehouse properties and office equipment under capital leases that expire at various dates through 2009. The assets are amortized/depreciated over the shorter of their related lease terms or their estimated productive lives.

Obligations under capital leases are included with debt in the accompanying condensed consolidated balance sheets. The gross amount of assets recorded under capital leases as of December 31, 2006 and June 30, 2006 and 2007 was $1,842.

Employee Benefits

The Company provides defined contribution savings plans for management and other employees. The plans provide for fixed matching contributions based on the terms of such plans to the accounts of plan participants. Additionally, the Company, with the approval of its Board of Directors, may make discretionary contributions. The Company expensed $413 and $534 related to these savings plans for the six months ended June 30, 2006 and June 30, 2007, respectively.

Legal Matters

The Company is party to one environmental claim. The Leonard Chemical Company Superfund site consists of approximately 7.1 acres of land in an industrial area located near Catawba, York County, South Carolina. The Leonard Chemical Company operated this site until the early 1980’s for recycling of waste solvents. These operations resulted in the contamination of soils and groundwaters at the site with hazardous substances. In 1984, the U.S. Environmental Protection Agency listed this site on the National Priorities List. Riblet Products Corporation, with which the Company merged in 2000, was identified through documents as a company that sent solvents to the site for recycling and was one of the companies receiving a special notice letter from the Environmental Protection Agency identifying it as a party potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) for cleanup of the site.

In 2004, the Company along with other “potentially responsible parties” (“PRPs”) entered into a Consent Decree with the Environmental Protection Agency requiring the performance of a remedial design and remedial action (“RD/RA”) for this site. The Company has entered into a Site Participation Agreement with the other PRPs for fulfillment of the requirements of the Consent Decree. Under the Site Participation Agreement, the Company is responsible for a 9.2% share of the costs for the RD/RA. The Company recorded an accrual in 2004 for $380 for this liability, and recorded an additional accrual of $23 in June 2007.

The Company is a party to various claims and lawsuits that have arisen in the ordinary course of business. Estimates of related costs and losses have been accrued in the financial statements. In determining these accruals, the Company does not discount environmental or legal accruals and does not reduce them by anticipated insurance recoveries. The Company believes that its accruals related to environmental, litigation and other claims are sufficient and that, based on the information currently available, these items and the Company’s rights to available

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

insurance and indemnity will be resolved without material adverse effect on the Company’s consolidated financial position, cash flow or results of operations. There can be no assurance, however, that this will be the case.

Self-Insurance

The Company is self-insured for health costs for covered individuals in six of its facilities and believes that it maintains adequate accruals to cover the retained liability. The accrual for self-insurance liability is determined by management and is based on claims filed and an estimate of claims incurred but not yet reported. The Company’s self-insurance expenses were $443 and $1,147 for the six months ended June 30, 2006 and 2007, respectively.

Tax Matters Agreement

The Internal Revenue Service is currently examining the Company’s 2002, 2003 and 2004 federal income tax returns. During those years the Company was a Subchapter S corporation. In October 2006, the Company entered into a Tax Matters Agreement with the then existing shareholders that provided for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to the Company’s conversion to a C corporation, including as a result of the ongoing IRS examination. The Company has appealed the IRS findings. If the Company’s appeal of the IRS findings is unsuccessful, the Company is obligated to indemnify the shareholders pursuant to the Tax Matters Agreement. The Company recorded expense of $508 in December 2006. The Company recorded additional expense of $17 in the six months ended June 30, 2007, for accrued interest which is included in other loss in the accompanying condensed consolidated statement of operations.

9.	EARNINGS PER SHARE

As of June 2006 and 2007, the dilutive effect of stock options outstanding on weighted average shares outstanding was as follows:

	Six Months Ended June 30,
	2006	2007

Basic weighted average shares outstanding	12,749	16,787
Dilutive effect of stock options	—	11

Diluted weighted average share outstanding	12,749	16,798

10.	STOCK BASED COMPENSATION

As of June 30, 2007, the Company had one stock-based compensation plan for executives and certain key employees which authorizes the grant of stock options. The number of shares authorized for issuance under the Company’s plan as of June 30, 2007 totaled 1,650 shares of which 765 were available for future issuance at June 30, 2007.

In May 2007, 55 shares were granted to key Copperfield employees with an exercise price of $23.62. Stock options granted under this plan are non-qualified and are granted with an exercise price equal to the average market price on NASDAQ at the date of grant. The options issued become exercisable in three equal installments, beginning one year from the date of grant and expire 10 years from the date of grant.

The Company, as director compensation, granted to independent directors options to acquire stock. Three shares were granted as of March 22, 2007 with an exercise price of $18.27. Three additional shares were granted on May 11, 2007 at an exercise price of $23.62. The exercise price is equal to the average market price on NASDAQ on the date of grant. One-third of the options vest on the first, second and third anniversary of the grant date. The options expire on the tenth anniversary of the grant date.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recorded $2,022 in stock compensation expense for the six months ended June 30, 2007. Adjusting for expected forfeitures, the Company estimates total remaining expense relating to stock options already issued will be $4,242. The Company expects to expense $1,727 in fiscal 2007, $1,822 in fiscal 2008, $665 in fiscal 2009, and $28 in fiscal year 2010.

Changes in stock options are as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value

Outstanding January 1, 2007	825	$15.00	9.28
Granted	60	23.40	9.86
Exercised	—	—
Forfeited or expired	—	—

Outstanding June 30, 2007	885	15.57	9.32	9,107
Vested or expected to vest	853	15.59	9.32	8,761
Exercisable	—	—	—

Fair value of options granted	885	$8.36	9.32	9,107

Intrinsic value for stock options is defined as the difference between the current market value of the Company’s common stock and the exercise price of the stock option.

11.	RELATED PARTIES

The Company leases its corporate office facility (the “Corporate Office”) from HQ2 Properties, LLC (“HQ2”). HQ2 is owned by certain members of the Company’s Board of Directors. Rent expense paid to HQ2 for the six months ended June 30, 2006 and 2007 was $179 and $182, respectively.

Two of the Company’s shareholders have consulting arrangements with the Company whereby, in addition to their service as directors of the Company, they provide advice and counsel on business planning and strategy, including advice on potential acquisitions. Under these consulting arrangements each eligible individual will receive $175 as annual compensation for their services. Pursuant to these arrangements, and for their service as directors, the Company paid each eligible individual $125 and $175 for the six months ended June 30, 2006 and June 30, 2007, respectively. As of October 2006, in addition to these consulting services, each will receive $75 as annual compensation for their services as co-chairmen of the board of directors. For the six months ended June 30, 2007, $38 was expensed for each individual’s services as co-chairmen.

12.	INVENTORY THEFT

During the third quarter ended September 30, 2005, the Company experienced a theft of inventory as a result of break-ins at the manufacturing facility located in Miami Lakes, Florida. The Company believes it will recover the amount of the loss, net of deductibles, under its insurance policy. As a result of the loss, the cost of inventory was reduced by $1,280 and an insurance receivable was recorded and is included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.

13.	BUSINESS SEGMENT INFORMATION

The Company has four reportable business segments: Electrical/Wire and Cable Distributors, Specialty Distributors and OEMs, Consumer Outlets, and Copperfield. These segment classifications are based on an

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

aggregation of customer groupings and distribution channels because this is the way our chief operating decision maker evaluates the results of each operating segment.

The Company has aggregated its operating segments into four reportable business segments in accordance with the criteria defined in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company’s operating segments have common production processes and manufacturing capacity. Accordingly, the Company does not identify all of its net assets to its operating segments. Depreciation expense is not allocated to segments but is included in manufacturing overhead cost pools and is absorbed into product cost (and inventory) as each product passes through the Company’s numerous manufacturing work centers. Accordingly, as products are sold across multiple segments, it is impracticable to determine the amount of depreciation expense included in the operating results of each operating segment.

Revenues by business segment represent sales to unaffiliated customers and no one customer or group of customers under common control accounted for more than 5% of consolidated net sales. Export sales are not material.

Segment operating income represents income from continuing operations before interest income or expense, other income and income taxes. Corporate consists of items not charged or allocated to a particular segment, including costs for employee relocation, discretionary bonuses, professional fees, restructuring, management fees and intangible amortization.

Financial data for the Company’s business segments is as follows:

	Six Months Ended June 30,
	2006	2007

Net Sales:
Electrical/Wire and Cable Distributors	$70,907	$72,322
Specialty Distributors and OEMs	112,105	117,513
Consumer Outlets	22,200	35,756
Copperfield	—	130,823

Total	$205,212	$356,414

Operating Income:
Electrical/Wire and Cable Distributors	$12,821	$6,772
Specialty Distributors and OEMs	15,400	11,121
Consumer Outlets	883	3,746
Copperfield	—	3,516

Total	29,104	25,155
Corporate	(2,117)	(2,866)

Consolidated operating income	$26,987	$22,289

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	SUPPLEMENTAL GUARANTOR INFORMATION

The payment obligations of the Company under the Notes and the Revolving Credit Facility (see Note 7) are guaranteed by certain of the Company’s 100% owned subsidiaries (“Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several. The following unaudited supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows for Coleman Cable, Inc. (the “Parent”) and the Guarantor Subsidiaries — CCI Enterprises, Inc., Oswego Wire Incorporated, CCI International, Copperfield, LLC., and Spell Capital Corporation.

On April 2, 2007, Copperfield became a guarantor of the Notes and of the Revolving Credit Facility (see Note 3).

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

NET SALES	$166,558	$46,307	$(7,653)	$205,212
COST OF GOODS SOLD	126,856	37,159	—	164,015

GROSS PROFIT	39,702	9,148	(7,653)	41,197
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	14,992	6,552	(7,653)	13,891
RESTRUCTURING CHARGES	319	—	—	319

OPERATING INCOME	24,391	2,596	—	26,987
INTEREST EXPENSE	7,915	406	—	8,321
OTHER INCOME	(11)	—	—	(11)

INCOME BEFORE INCOME TAXES	16,487	2,190	—	18,677
INCOME TAX EXPENSE	258	516	—	774
INCOME FROM GUARANTOR SUBSIDIARIES	1,674	—	(1,674)	—

NET INCOME	$17,903	$1,674	$(1,674)	$17,903

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

NET SALES	$216,580	$147,769	$(7,935)	$356,414
COST OF GOODS SOLD	180,918	130,632	—	311,550

GROSS PROFIT	35,662	17,137	(7,935)	44,864
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	17,634	9,786	(7,935)	19,485
INTANGIBLE AMORTIZATION EXPENSE	7	2,556	—	2,563
RESTRUCTURING CHARGES	527	—	—	527

OPERATING INCOME	17,494	4,795	—	22,289
INTEREST EXPENSE	8,632	2,592	—	11,224
OTHER LOSS	27	—	—	27

INCOME BEFORE INCOME TAXES	8,835	2,203	—	11,038
INCOME TAX EXPENSE	3,996	150	—	4,146
INCOME FROM GUARANTOR SUBSIDIARIES	2,053	—	(2,053)	—

NET INCOME	$6,892	$2,053	$(2,053)	$6,892

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,719	$15	$—	$14,734
Accounts receivable — net of allowances	60,789	1,529	—	62,318
Intercompany receivable	—	16,168	(16,168)	—
Inventories	60,007	6,758	—	66,765
Deferred income taxes	1,931	205	—	2,136
Prepaid expenses and other current assets	2,268	1,838	(1,367)	2,739

Total current assets	139,714	26,513	(17,535)	148,692
PROPERTY, PLANT AND EQUIPMENT, NET	16,197	5,625	—	21,822
GOODWILL	60,487	141	—	60,628
INTANGIBLE ASSETS, NET	10	—	—	10
OTHER ASSETS, NET	4,590	3	—	4,593
INVESTMENT IN SUBSIDIARIES	22,480	—	(22,480)	—

TOTAL ASSETS	$243,478	$32,282	$(40,015)	$235,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$356	$580	$—	$936
Accounts payable	12,245	846	—	13,091
Intercompany payable	12,676	3,492	(16,168)	—
Accrued liabilities	17,049	3,900	(1,367)	19,582

Total current liabilities	$42,326	$8,818	$(17,535)	$33,609

LONG-TERM DEBT	120,686	885	—	121,571
DEFERRED INCOME TAXES	2,625	99	—	2,724
SHAREHOLDERS’ EQUITY:
Common stock	17	—	—	17
Additional paid-in capital	80,421	1	(1)	80,421
Retained earnings (accumulated deficit)	(2,597)	22,479	(22,479)	(2,597)

Total shareholders’ equity	77,841	22,480	(22,480)	77,841

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$243,478	$32,282	$(40,015)	$235,745

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF JUNE 30, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37	$14	$—	$51
Accounts receivable — net of allowances	65,357	2,246	—	67,603
Intercompany receivable	—	15,349	(15,349)	—
Inventories	70,144	8,186	—	78,330
Deferred income taxes	—	157	—	157
Prepaid expenses and other current assets	2,630	1,619	(1,179)	3,070

Total current assets	138,168	27,571	(16,528)	149,211

PROPERTY, PLANT AND EQUIPMENT, NET	17,554	6,090	—	23,644
GOODWILL	60,487	141	—	60,628
INTANGIBLE ASSETS, NET	17	—	—	17
OTHER ASSETS, NET	5,057	3	—	5,060
INVESTMENT IN SUBSIDIARIES	22,402	—	(22,402)	—

TOTAL ASSETS	$243,685	$33,805	$(38,930)	$238,560

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$336	$569	$—	$905
Accounts payable	27,197	1,046	—	28,243
Intercompany payable	9,921	5,428	(15,349)	—
Accrued liabilities	12,233	3,183	(1,179)	14,237

Total current liabilities	$49,687	$10,226	$(16,528)	$43,385

LONG-TERM DEBT	172,319	1,090	—	173,409
DEFERRED INCOME TAXES	—	87	—	87
SHAREHOLDERS’ EQUITY:
Common stock	13	—	—	13
Additional paid-in capital	25,546	1	(1)	25,546
Retained earnings (accumulated deficit)	(3,880)	22,401	(22,401)	(3,880)

Total shareholders’ equity	21,679	22,402	(22,402)	21,679

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$243,685	$33,805	$(38,930)	$238,560

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF JUNE 30, 2007

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$107	$24	$—	$131
Accounts receivable — net of allowances	69,640	71,807	—	141,447
Intercompany receivable	33,886	14,998	(48,884)	—
Inventories, net	65,886	63,293	—	129,179
Deferred income taxes	1,867	264	—	2,131
Assets held for sale	661	—	—	661
Prepaid expenses and other current assets	4,619	3,832	(1,747)	6,704

Total current assets	176,666	154,218	(50,631)	280,253
PROPERTY, PLANT AND EQUIPMENT, NET	14,571	68,150	—	82,721
GOODWILL	60,487	42,867	—	103,344
INTANGIBLE ASSETS, NET	4	61,863	215,395	61,867
OTHER ASSETS, NET	9,512	569	—	10,081
INVESTMENT IN SUBSIDIARIES	239,928	—	(239,928)	—

TOTAL ASSETS	$501,168	$327,657	$(290,559)	$538,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$520	$599	$—	$1,119
Accounts payable	26,662	31,059	—	57,721
Intercompany payable	—	48,884	(48,884)	—
Accrued liabilities	18,258	6,530	(1,747)	23,041

Total current liabilities	45,440	87,072	(50,631)	81,881

LONG-TERM DEBT	344,506	580	—	345,086
DEFERRED INCOME TAXES	24,879	77	—	24,956
SHAREHOLDERS’ EQUITY:
Common Stock	17	—	—	17
Additional paid-in capital	82,031	215,396	(215,396)	82,031
Retained earnings (accumulated deficit)	4,295	24,532	(24,532)	4,295

Total shareholders’ equity	86,343	239,928	(239,928)	86,343

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$501,168	$327,657	$(290,559)	$538,266

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$17,903	$1,674	$(1,674)	$17,903
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	2,867	432	—	3,299
Deferred tax provision	—	21	—	21
Loss on disposal of fixed assets	141	—	—	141
Gain on sale of investment	(11)	—	—	(11)
Equity in consolidated subsidiaries	(1,674)	—	1,674	—
Changes in operating assets and liabilities:
Accounts receivable	(7,955)	(808)	—	(8,763)
Inventories	(8,862)	(1,579)	—	(10,441)
Prepaid expenses and other assets	(613)	(754)	1,179	(188)
Accounts payable	6,207	76	—	6,283
Intercompany accounts	(2,395)	2,395	—	—
Accrued liabilities	(386)	(974)	(1,179)	(2,539)

Net cash flow from operating activities	5,222	483	—	5,705

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(1,341)	(212)	—	(1,553)
Proceeds from the sale of fixed assets	40	—	—	40
Proceeds from sale of investment	82	—	—	82

Net cash flow from investing activities	(1,219)	(212)	—	(1,431)

CASH FLOW FROM FINANCING ACTIVITIES:
Net repayment under revolving loan facilities	5,450	—	—	5,450
Repayment of long-term debt	(159)	(277)	—	(436)
Dividends paid to shareholders	(9,295)	—	—	(9,295)

Net cash flow from financing activities	(4,004)	(277)	—	(4,281)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1)	(6)	—	(7)
CASH AND CASH EQUIVALENTS — Beginning of period	38	20	—	58

CASH AND CASH EQUIVALENTS — End of period	$37	$14	$—	$51

NONCASH ACTIVITY
Unpaid capital expenditures	$—	—	—	$—
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	—	244	—	244
Interest paid	7,837	60	—	7,897

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

		Guarantor
	Parent	Subsidiaries	Eliminations	Total

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$6,892	$2,053	$(2,053)	$6,892
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	2,254	5,808	—	8,062
Stock-based compensation	1,968	54	—	2,022
Deferred tax provision	22,318	(24,265)	—	(1,947)
Gain on sale of fixed assets -net	(1)	—	—	(1)
Equity in consolidated subsidiaries	(2,053)	—	2,053	—
Changes in operating assets and liabilities:
Accounts receivable	(8,851)	(8,686)	—	(17,537)
Inventories	(5,880)	(14,933)	—	(20,813)
Prepaid expenses and other assets	(2,351)	(1,402)	380	(3,373)
Accounts payable	14,379	(2,546)	—	11,833
Intercompany accounts	(46,488)	46,488	—	—
Accrued liabilities	1,211	55	(380)	886

Net cash flow from operating activities	(16,602)	2,626	—	(13,976)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(714)	(2,331)	—	(3,045)
Acquisition of business, net of cash acquired	(215,395)	—	—	(215,395)
Proceeds from sale of fixed assets	7	—	—	7

Net cash flow from investing activities	(216,102)	(2,331)	—	(218,433)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings under revolving loan facilities	99,056	—	—	99,056
Issuance of senior notes, net of financing fees	119,621	—	—	119,621
Common stock issuance costs	(412)	—	—	(412)
Repayment of long-term debt	(173)	(286)	—	(459)

Net cash flow from financing activities	218,092	(286)	—	217,806

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,612)	9	—	(14,603)
CASH AND CASH EQUIVALENTS — Beginning of period	14,719	15	—	14,734

CASH AND CASH EQUIVALENTS — End of period	$107	$24	$—	$131

NONCASH ACTIVITY
Unpaid capital expenditures	$37	—	—	$37
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	6,468	35	—	6,503
Interest paid	7,658	12	—	7,670

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Subsequent Events

The Company is currently considering the acquisition of a business in their industry for an expected purchase price of approximately $50,000. If consummated, the acquisition is expected to materially increase the Company’s revenue and earnings, and would be financed by available borrowings under their credit agreement. The prospective seller and the Company have signed a confidentiality agreement and a non-binding letter of intent (which includes a binding exclusivity provision). Consummation of the acquisition is subject to numerous contingencies, including the execution of a definitive acquisition agreement, the completion of the Company’s due diligence investigation, and the approval of the boards of directors of both parties. As a result, there can be no assurance that the Company will consummate this acquisition.

Copperfield, LLC

F-1

REPORT OF INDEPENDENT AUDITORS

To the Members of Copperfield, LLC

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in members’ deficiency and of cash flows present fairly, in all material respects, the financial position of Copperfield, LLC (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 28, 2007, except for
Note 13 for which the date
is March 11, 2007

F-2

COPPERFIELD, LLC

BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
	(In thousands of dollars)

ASSETS
CURRENT ASSETS
Cash	$3	$102
Accounts receivable, net	56,222	32,678
Inventories	43,787	36,722
Other current assets	164	80

Total current assets	100,176	69,582
Property and equipment, net	30,418	27,989
Goodwill	7,902	7,902
Intangible assets, net	821	1,126
Other assets	104	106

TOTAL ASSETS	$139,421	$106,705

LIABILITIES AND MEMBERS’ DEFICIENCY
CURRENT LIABILITIES
Current portion of long-term debt	$8,150	$7,502
Borrowings under revolving line of credit	56,448	35,127
Accounts payable	25,255	25,198
Book overdraft	769	224
Accrued expenses	3,616	2,937

TOTAL CURRENT LIABILITIES	94,238	70,988
Long-term debt, less current portion	47,469	49,937

TOTAL LIABILITIES	141,707	120,925

Commitments and contingencies (Notes 7 and 11)
MEMBERS’ DEFICIENCY
Contributed capital	4,455	4,455
Accumulated deficit	(6,741)	(18,675)

Total members’ deficiency	(2,286)	(14,220)

TOTAL LIABILITIES AND MEMBERS’ DEFICIENCY	$139,421	$106,705

The accompanying notes are an integral part of these financial statements.

F-3

COPPERFIELD, LLC

STATEMENT OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(In thousands of dollars)

NET SALES	$519,594	$202,066	$136,749
COST OF SALES	472,659	176,356	114,790

GROSS PROFIT	46,935	25,710	21,959
SELLING, WAREHOUSING GENERAL AND ADMINISTRATIVE	19,005	13,933	14,647

OPERATING INCOME	27,930	11,777	7,312
OTHER EXPENSES
INTEREST EXPENSE	12,267	6,093	2,245

NET INCOME	$15,663	$5,684	$5,067

The accompanying notes are an integral part of these financial statements.

F-4

Copperfield, LLC

STATEMENT OF CHANGES IN MEMBERS’ DEFICIENCY
Years Ended December 31, 2006, 2005 and 2004

			Total
		Accumulated	Members’
	Contributed	Earnings	Equity
	Capital	(Deficit)	(Deficiency)
	(In thousands of dollars)

Balances at December 31, 2003	$4,455	$8,250	$12,705
Member distributions	—	(3,078)	(3,078)
Net income	—	5,067	5,067

Balances at December 31, 2004	4,455	10,239	14,694
Member distributions	—	(34,598)	(34,598)
Net income	—	5,684	5,684

Balances at December 31, 2005	4,455	(18,675)	(14,220)
Member distributions	—	(3,729)	(3,729)
Net income	—	15,663	15,663

Balances at December 31, 2006	$4,455	$(6,741)	$(2,286)

The accompanying notes are an integral part of these financial statements.

F-5

COPPERFIELD, LLC

STATEMENT OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(In thousands of dollars)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,663	$5,684	$5,067
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization of property and equipment	6,357	4,565	3,618
Amortization of intangible assets	534	412	1,023
PIK interest	2,336	1,375	579
Accretion of debt discount	—	257	103
Provision for doubtful accounts	1,088	119	14
Loss on disposal of equipment held for sale	—	—	484
Loss on disposal of other equipment	—	3	94
Changes in operating assets and liabilities
Accounts receivable	(24,632)	(20,667)	(1,789)
Inventories	(7,065)	(11,560)	(1,037)
Other current and noncurrent assets	(82)	56	41
Accounts payable	(13)	16,212	2,383
Accrued expenses	679	220	(28)
Contingent interest liability	—	(1,600)	101

Net cash (used in) provided by operating activities	(5,135)	(4,924)	10,653

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment and leasehold improvements	(6,468)	(2,242)	(7,734)
Proceeds from sale of equipment	—	—	1,714
Purchase of certain assets of Wire Technologies, Inc. (Note 3)	—	(15,725)	—

Net cash used in investing activities	(6,468)	(17,967)	(6,020)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in book overdraft.	545	(536)	44
Proceeds from borrowings on line of credit	42,413	96,509	75,350
Principal payments on line of credit	(21,092)	(73,676)	(72,250)
Proceeds from borrowings on long-term debt	1,580	50,707	—
Principal payments on long-term debt	(7,984)	(14,485)	(4,668)
Payment of deferred finance costs	(229)	(951)	(35)
Distributions to members	(3,729)	(34,598)	(3,078)

Net cash provided by (used in) financing activities	11,504	22,970	(4,637)

Net change in cash	(99)	79	(4)
CASH
Beginning of year	102	23	27

End of year	$3	$102	$23

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$9,949	$4,086	$1,591
SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NONCASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment in accounts payable	242	172	982
Equipment acquired through capital lease	2,248	5,566	875

The accompanying notes are an integral part of these financial statements.

F-6

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS
(in thousands of dollars)

1.	Nature of Business

Copperfield, LLC (the “Company”) is engaged in precision manufacturing of drawn and insulated copper wire principally for the appliance, electronics, automotive, and distribution industries. The Company’s sales are primarily in the United States.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when the title and risk of loss are transferred to customers upon delivery based on terms of sale. Provisions are made for customer rebates and allowances at the time product sales are recognized based on the terms and conditions of sales incentive agreements. Shipping and handling costs of $4,559, $3,274 and $3,311 for the years ended December 31, 2006, 2005 and 2004, respectively, were included in selling, warehousing, general and administrative expense.

Cash

The Company considers investments in all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash primarily with one financial institution.

Allowance for Doubtful Accounts

The Company estimates the allowance for doubtful accounts by considering historical experience, aging of accounts receivable and specifically identified at-risk accounts. The adequacy of the allowance is evaluated on a periodic basis and adjustments are made in the period in which a change in condition occurs.

Inventories

Inventories consisting primarily of materials, labor and overhead are stated at the lower of cost or market, determined on the first-in, first-out (“FIFO”) method. The Company estimates losses for excess, obsolete inventory and the net realizable value of inventory based on the aging of the inventory and the evaluation of the likelihood of recovering the inventory costs based on anticipated demand and selling price.

Property and Equipment

Property and equipment are stated at historical cost and depreciated over their estimated useful lives. Equipment with estimated useful lives ranging from three to seven years are depreciated using the straight-line method. Buildings and leasehold improvements with estimated useful lives of 3 to 10 years or over the term of the lease, whichever is less, are depreciated and amortized using the straight-line method. Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The asset and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gains or losses included in operations.

F-7

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Intangible Assets

Intangible assets consist principally of customer relationships from business combinations. Intangible assets are amortized over the period of economic benefit, generally three to five years. Debt issuance costs are amortized over the term of the related financing agreement using a method which approximates the interest method over the term of related debt.

Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets periodically to determine if facts or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying value of an asset. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds fair value of the assets based on discounted future cash flows.

Goodwill

Goodwill arises principally from business acquisitions. Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired. Goodwill is tested annually at the end of each year, or as events or circumstances indicate a potential impairment in relation to estimated fair market values.

Derivative Instrument

The Company’s derivative instrument represented a contingent interest component with respect to the Company’s credit agreement providing for borrowings under a senior subordinated term loan borrowing facility, which was effectively indexed to the fair value of the Company’s member interests. Changes in the recorded estimated fair value of the contingent interest component were based on the change in the estimated future fair value of the underlying (the Company’s) member interests and recognized by the Company each period in current earnings as a component of interest expense. Contingent interest component was paid during the debt refinancing in March 2005 (Note 5).

Income Taxes

The Company is a limited liability corporation and, accordingly, no provision or liability for income taxes is reflected in the Company’s financial statements. The otherwise taxable income of the Company and related deductions are allocated to and reported in the individual income tax returns of each of the members.

New Accounting Pronouncements

In June 2006, the Emerging Issues Task Force (“EITF”) reached consensus on and ratified EITF Issue 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). The scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and some excise taxes. The Task Force concluded that the presentation of taxes within the scope of the Issue on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The consensus in this Issue should be applied to financial reports for reporting periods beginning after December 15, 2006. The

F-8

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company does not believe the adoption of EITF 06-03 will have an impact on its financial position or results of operations.

In September 2006, the United States Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). This SAB addresses diversity in practice of quantifying financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. The SAB is effective for financial statements issued for fiscal years ending after November 15, 2006. The Company believes the adoption of SAB 108 will not have an impact on its financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS No. 157 will have an impact on its financial position or results of operations.

3.	Acquisition of Wire Technologies, Inc.

On November 30, 2005, the Company purchased certain assets for $15,725, including $668 in transaction-related costs of which $70 was paid to one of its owners. The purchase was funded principally through borrowings under a $1,420 mortgage loan, a $5,837 equipment loan, $3,000 additional subordinated debt and additional borrowings under the Company’s revolving line of credit of $4,800. The Company acquired these assets to increase its manufacturing production capacity.

The acquisition was accounted for using the purchase method of accounting. The estimated fair values of the assets acquired exceeded the purchase price by approximately $3,400. The allocation of the purchase price was based on a pro-rata basis to reduce the fair value of land, buildings and equipment acquired. The results of the operations generated from the acquired assets have been included in the Company’s Statement of Operations since the date of acquisition.

At the date of acquisition, the estimated fair value of the assets acquired by the Company was as follows:

Inventories	$9,915
Land, building and equipment	5,379
Debt issuance costs	431

$15,725

The following summarizes pro forma results of operations, assuming the acquisition of Wire Technologies, Inc. occurred at January 1, 2004:

	2005	2004

Total revenues	$309,690	$236,360
Net income	5,931	3,857

F-9

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Selected Financial Statement Information

Accounts Receivable, Net

	2006	2005

Accounts receivable	$57,555	$32,923
Less: Allowance for doubtful accounts	(1,333)	(245)

	$56,222	$32,678

Summarized below is the activity for the allowance for doubtful accounts:

	2006	2005

Balance, beginning of year	$245	$130
Provision	1,088	119
Write-offs, net of recovery	—	(4)

Balance, end of year	$1,333	$245

Inventories

	2006	2005

Raw materials	$19,789	$20,161
Finished goods	23,998	16,561

	$43,787	$36,722

Property and Equipment, Net

	2006	2005

Land	$1,043	$192
Building and leasehold improvements	4,874	3,250
Vehicles and office equipment	2,016	1,897
Extrusion equipment	31,633	27,511
Drawing equipment	17,408	15,338

	56,974	48,188
Less: Accumulated depreciation and amortization	(26,556)	(20,199)

	$30,418	$27,989

	2006	2005

Property and equipment under capital lease	$17,279	$15,031
Less: Accumulated depreciation	(4,163)	(1,661)

	$13,116	$13,370

F-10

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Intangible Assets, Net

	2006
		Accumulated
	Cost	Amortization	Net

Customer relationships	$2,790	$(2,790)	$—
Debt issuance costs	1,586	(765)	821

	$4,376	$(3,555)	$821

	2005
		Accumulated
	Cost	Amortization	Net

Customer relationships	$2,790	$(2,777)	$13
Debt issuance costs	1,357	(244)	1,113

	$4,147	$(3,021)	$1,126

Total amortization expense related to intangible assets for the years ended December 31, 2006, 2005 and 2004, was $534, $412 and $1,023, respectively. At December 31, 2006, it its estimated that future amortization will be:

Fiscal Year
2007	$568
2008	210
2009	42
2010	1

$821

5.	Refinancing

On March 28, 2005, the Company completed a debt refinancing transaction and made a distribution to its members using a portion of the proceeds from the debt refinancing. Under the debt refinancing, the Company received proceeds of approximately $60,776 including $38,576 from a revolving line of credit borrowing facility and two term loans with a senior bank lender, $7,000 from a senior subordinated credit facility, $12,000 from a junior subordinated debt facility and $3,200 from a mortgage promissory note. The Company used the proceeds from the borrowings to pay off in full $28,029 of then existing debt plus accrued PIK interest and accrued contingent interest of $1,360 and $1,600, respectively, to pay $951 of debt issuance costs and to make cash distributions of $32,000 to its members.

F-11

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	2006 and 2005 Debt Arrangements

Long-term debt at December 31, 2006 and 2005, consisted of the following:

	2006	2005

Senior debt
Borrowings under revolving line of credit(1)	$56,448	$35,127
Term loan A(2)	9,569	11,778
Term loan B(3)	2,222	3,889
Mortgage promissory term note(4)	2,455	3,019
Mortgage promissory term note(5)	1,317	1,412
Mortgage promissory term note(6)	1,492	—
Equipment promissory term note(7)	4,572	5,740
Capital lease obligation under master lease agreement(8)	1,777	2,791
Capital lease obligation(9)	3,274	4,025
Capital lease obligation(10)	1,131	1,400
Capital lease obligation(11)	1,658	—
Other	559	128

	86,474	69,309

Subordinated debt
Term note(12)	10,836	10,183
Term note(13)	14,757	13,074

	25,593	23,257

	112,067	92,566
Less: Current portion of long-term debt	(8,150)	(7,502)
Less: Borrowings under revolving line of credit	(56,448)	(35,127)

	$47,469	$49,937

Senior Debt

The revolving credit facility and term loans A and B were entered into under a credit agreement.

(1) In March 2005, the Company entered into a revolving credit facility providing for borrowings up to $85,000, as amended, limited to the sum of eligible accounts receivable and inventories of the Company, as defined in the credit agreement. The revolving credit facility expires on March 31, 2008, at which time the outstanding principal balance is due. The revolving credit facility contains a subjective acceleration clause and a requirement that cash deposits be only made through a lockbox maintained by the senior lender; therefore, the entire balance has been classified as current. The Company had $28,552 and $11,873 available under the revolving credit facility at December 31, 2006 and 2005, respectively.

(2) In March 2005, the Company entered into a term loan A, as amended, for $13,250. Term loan A is payable in equal monthly principal installments of $184 through March 1, 2008, and a final installment of unpaid principal on March 31, 2008.

(3) In March 2005, the Company entered into a term loan B, as amended, for $5,000. Term loan B is payable in equal monthly principal installments of $139 through March 1, 2008, and a final installment of unpaid principal on March 31, 2008.

F-12

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Borrowings under the revolving credit facility and term loan A and B bear interest at the bank’s reference rate plus margin or the LIBOR rate plus margin. The revolving credit facility and term loans had the following margins at December 31, 2006 and 2005, respectively:

Bank reference rate — revolving credit facility	0%
LIBOR rate — revolving credit facility	2.50%
Bank reference rate — term loans	.50%
LIBOR rate — term loans	3.00%

At December 31, 2006 and 2005, the bank’s reference rate was 8.25% and 7.25%, respectively, and the LIBOR rate was 5.33% and 4.39%, respectively.

Borrowings under the credit agreement are collateralized by all the Company’s assets and require the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The credit agreement also contains a subjective acceleration clause and cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 15, 2007, the Company obtained a waiver for the maximum capital expenditures covenant violation.

(4) In March 2005, the Company entered into a $3,200 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $36 through March 2010. The note bears interest at 6% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 12, 2007, the Company obtained a waiver and amendment for the maximum capital expenditures covenant violation.

(5) In November 2005, the Company entered into a $1,420 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $8 through November 2008. The note bears interest at the bank’s reference rate plus 1% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 12, 2007, the Company obtained a waiver and amendment for the maximum capital expenditures covenant violation.

(6) In February 2006, the Company entered into a $1,580 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $9 through February 2009 when remaining principal and interest are due. The note bears interest at the bank’s reference rate plus 1% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 12, 2007, the Company obtained a waiver and amendment for the maximum capital expenditures covenant violation.

(7) In November 2005, the Company entered into a $5,837 equipment promissory term note. The note is due in equal monthly installments of principal and interest of $97 through November 2008. The note bears interest at the bank’s reference rate plus 1% and is collateralized by equipment acquired in the Wire Technology, Inc. transaction. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 12, 2007, the Company obtained a waiver and amendment for the maximum capital expenditures covenant violation.

(8) In November 2002, the Company entered into a master lease, as amended, under which the Company may finance a series of individual leases up to $4,500. The individual leases bear interest at various rates ranging

F-13

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

between 4.09% and 6.59% and are due in varying monthly payments through October 2009. The master lease requires the Company to meet certain restrictive financial covenants related to minimum fixed charge coverage ratio, maximum total leverage coverage ratio and contains cross-default provisions. At December 31, 2005, the Company was in violation of certain covenants. On March 28, 2006, the Company obtained a waiver for the violations of the fixed charge coverage ratio and the maximum total leverage ratio.

(9) In September 2005, the Company entered into a capital lease obligation for $4,093. The capital lease is payable in equal monthly principal installments of $68 through September 2010 and bears interest at the 30-day LIBOR rate plus 3.75%.

(10) In December 2005, the Company entered into a capital lease obligation for $1,468. The capital lease is payable in equal monthly principal installments of $24 through December 2010 and bears interest at the 30-day LIBOR rate plus 3.75%.

(11) In September 2006, the Company entered into a capital lease obligation for $1,745. The capital lease is payable in equal monthly principal installments of $29 through September 2011 and bears interest at the 30-day LIBOR rate plus 3.40%.

Subordinated Debt

(12) In March 2005, the Company entered into a senior subordinated term note, as amended, for $10,000. Borrowings under the subordinated term note bear interest at the bank’s reference rate plus 5% and 6% payable-in-kind (“PIK”). The note matures in March 2008. Total accrued PIK interest on December 31, 2006 and 2005, was $836 and $182, respectively. The note requires the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The note also contains subjective acceleration and cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 15, 2007, the Company obtained a waiver for the maximum capital expenditures covenant violation.

(13) In March 2005, the Company entered into a junior subordinated term note, as amended, for $12,000. Borrowings under the junior subordinated term note bear interest at a fixed rate of 8% and 12% PIK. The note matures on March 24, 2009. Total accrued PIK interest on December 31, 2006 and 2005, was $2,756 and $1,074, respectively. The note requires the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The note also contains subjective acceleration and cross-default provisions. At December 31, 2006, the Company was in violation of one of its covenants. On February 12, 2007, the Company obtained a waiver for the maximum capital expenditures covenant violation.

Aggregate maturities of long-term debt are as follows:

	Capital	Long-Term
	Lease	Debt	Total

2007	$4,665	$4,344	$9,009
2008	6,066	20,366	26,432
2009	2,024	16,315	18,339
2010	1,617	1,623	3,240
2011	338	—	338

	14,710	42,648	57,358
Interest	1,739	—	1,739

	$12,971	$42,648	$55,619

F-14

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Commitments

The Company leases manufacturing and office facilities from an entity owned by a related party. The lease term extends through December 2013 with an option to renew for two additional five-year periods. Monthly payments under the lease are $54. The lease provides for a fair market value limited purchase option that applies on December 31, 2008, if not previously exercised. Total rent expense was $1,883, $1,077 and $1,406 for the years ended December 31, 2006, 2005 and 2004, respectively, including rent to the entity owned by the related party in the Company of $990, $642 and $603 for the respective years.

Future minimum lease payment obligations at December 31, 2006, are as follows:

	Related
Year	Party	Other	Total

2007	$990	$693	$1,683
2008	990	544	1,534
2009	990	544	1,534
2010	990	544	1,534
2011	990	443	1,433
Thereafter	1,979	318	2,297

	$6,929	$3,086	$10,015

Effective June 15, 2004, the Company subleases a portion of a facility to an unrelated party. The lease term extends through June 14, 2014, with an option to renew for two additional five-year periods. Monthly payments under the sublease are $9.

Future minimum rental income under the lease at December 31, 2006, is as follows:

Year

2007	$104
2008	104
2009	104
2010	104
2011	104
Thereafter	257

$777

8.	Employee Benefit Plan

The Company sponsors a defined contribution plan covering substantially all of its employees. Employee contributions of 6% of eligible compensation are matched 50% by the Company. The Company contributed $407, $182 and $153 to the plan for the years ended December 31, 2006, 2005 and 2004, respectively.

9.	Customer Concentration

During 2006, the Company had two customers representing 22% and 10% of accounts receivable and 13% and 8% of net sales. No customer concentration existed in 2005 or 2004.

F-15

Copperfield, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	Business Credit Concentration

For the years ended December 31, 2006, 2005 and 2004, the Company had the following vendor purchases and accounts payable concentrations:

	2006		2005		2004
	Net	Accounts	Net	Accounts	Net	Accounts
	Purchases	Payable	Purchases	Payable	Purchases	Payable

Vendor A	30%	29%	36%	37%	55%	43%
Vendor B	30	48	28	18	24	19
Vendor C	16	1	9	7	9	13

11.	Contingencies

From time to time, the Company is subject to various legal actions and claims arising during the normal course of operations, including product liability claims. While the outcome of any claims could have a material impact on the Company’s financial results in a particular period, in the opinion of management, the ultimate resolution of any such legal actions and claims will not have a material effect on the Company’s financial position, results of operations or cash flows.

12.	Related Party Transaction

As previously discussed in Note 7, the Company leases manufacturing and office facilities from a related party.

The Company has a contract with the related party to provide for shipping (transporting) products to customers. The Company made payments of $165, $196 and $143 to the related party for the years ended December 31, 2006, 2005 and 2004, respectively. The contract has no fixed minimum volume level requirements.

The Company pays an annual management fee to a related party. For the years ended December 31, 2006, 2005 and 2004, the Company paid $163, $163 and $100, respectively, in management fees to an affiliate of the majority member interest holder.

13.	Subsequent Events

On March 11, 2007, the Company entered into a definitive agreement to sell the equity interests of the Company to Coleman Cable, Inc. (“Coleman”) for $213,000 in cash. Coleman, based in Waukegan, Illinois, is a designer, developer, manufacturer and supplier of electrical wire and cable products in the United States.

F-16

Copperfield, LLC
Statements of Operations
(thousands)

(unaudited)

	Three months ended March 31,
	2006	2007

Net sales	$109,914	$126,437
Cost of sales	99,361	111,884

Gross profit	10,553	14,553
Selling, warehousing, general and administrative expense	4,816	4,756

Operating income	5,737	9,797
Other expenses
Interest expense	2,493	3,157

Net income	3,244	6,640

F-17

Copperfield, LLC
Balance Sheets
(thousands)

(unaudited)

	December 31,	March 31,
	2006	2007

Assets
Current assets
Cash	$3	$3
Accounts receivable, net	56,222	61,248
Inventories	43,787	38,795
Other current assets	164	559

Total current assets	100,176	100,605
Property and equipment, net	30,418	29,096
Goodwill	7,902	7,902
Intangible assets, net	821	685
Other assets	104	103

Total assets	$139,421	$138,391

Liabilities and Members’ Deficiency
Current liabilities
Current portion of long-term debt	$8,150	$25,994
Borrowings under revolving line of credit	56,448	45,696
Accounts payable	25,255	32,534
Book overdraft	769	401
Accrued expenses	3,616	2,379

Total current liabilities	94,238	107,004
Long-term debt, less current portion	47,469	28,186

Total liabilities	$141,707	135,190

Members’ deficiency
Contributed capital	4,455	4,455
Accumulated deficit	(6,741)	(1,254)

Total members’ deficiency	(2,286)	3,201

Total liabilities and members’ deficiency	$139,421	$138,391

F-18

Copperfield, LLC
Statements of Cash Flows
(thousands)

(unaudited)

	Three-Month Period
	Ended March 31,
	2006	2007

Cash flows from operating activities
Net income	$3,244	$6,640
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization of property and equipment	1,444	1,752
Amortization of intangible assets	128	136
PIK interest	504	398
Provision for doubtful accounts	311	28
Changes in operating assets and liabilities
Accounts receivable	(26,439)	(5,054)
Inventories	(9,411)	4,992
Other current and noncurrent assets	(76)	(394)
Accounts payable	12,136	7,428
Accrued expenses	(613)	(1,237)

Net cash (used in) provided by operating activities	(18,772)	14,689

Cash flows from investing activities
Purchase of equipment and leasehold improvements	(2,753)	(579)

Net cash used in investing activities	(2,753)	(579)

Cash flows from financing activities
Change in book overdraft	930	(368)
Proceeds from borrowings on line of credit	63,606	124,360
Principal payments on line of credit	(42,413)	(135,112)
Proceeds from borrowings on long-term debt	1,580	—
Principal payments on long-term debt	(2,198)	(1,837)
Payment of deferred finance costs	(78)	—
Distributions to members	—	(1,153)

Net cash provided by (used in) financing activities	21,427	(14,110)

Net change in cash	(98)	—
Cash
Beginning of period	102	3

End of period	$4	$3

Supplemental cash flow information	—	—
Cash paid during the year for interest	$2,053	$2,816
Supplemental disclosure of significant noncash investing and financing activities
Purchases of property and equipment in accounts payable	94	93
Equipment acquired through capital lease	29	—

F-19

1.	Basis of Presentation

The interim financial statements included have been prepared by Copperfield, LLC (the “Company”) without audit, pursuant to Generally Accepted Accounting principles. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations.

The interim financial statements presented herein as of March 31, 2007 and for the three months ended March 31, 2007 and 2006, reflect in the opinion of management, all adjustments necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. These adjustments are all of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

The December 31, 2006 balance sheet amounts were derived from audited financial statements, but do not include all disclosures required by accounting principles generally accepted in the United States of America.

2.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007. The Company believes the adoption of SFAS 159 will not have a material impact on its financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS No. 157 will have a material impact on its financial position or results of operations.

3.	Inventories

	March 31,	December 31,
	2007	2006

Raw materials	$21,184	$19,789
Finished goods	17,611	23,998

	$38,795	$43,787

F-20

3.	Debt Arrangements

Long-term debt at March 31, 2007 and December 31, 2006, consisted of the following:

	March 31,	December 31,
	2007	2006
Senior Debt
Borrowings under revolving line of credit(1)	$45,696	$56,448
Term loan A(2)	9,017	9,569
Term loan B(2)	1,806	2,222
Mortgage promissory term note(4)	2,385	2,455
Mortgage promissory term note(5)	1,302	1,317
Mortgage promissory term note(6)	1,466	1,492
Equipment promissory term note(7)	4,378	4,572
Capital lease obligation under master lease agreement(8)	1,519	1,777
Capital lease obligation(9)	3,070	3,274
Capital lease obligation(10)	1,131	1,131
Capital lease obligation(11)	1,600	1,658
Other	515	559

	73,885	86,474

Subordinated debt
Term note(12)	10,943	10,836
Term note(13)	15,048	14,757

	25,991	25,593

	99,876	112,067
Less: Current portion of long-term debt	(25,994)	(8,150)
Less: Borrowings under revolving line of credit	(45,696)	(56,448)

	28,186	47,469

Senior Debt

The revolving credit facility and term loans A and B were entered into under a credit agreement.

(1) In March 2005, the Company entered into a revolving credit facility providing for borrowings up to $85,000, as amended, limited to the sum of eligible accounts receivable and inventories of the Company, as defined in the credit agreement. The revolving credit facility expires on March 31, 2008, at which time the outstanding principal balance is due. The revolving credit facility contains a subjective acceleration clause and a requirement that cash deposits be only made through a lockbox maintained by the senior lender; therefore, the entire balance has been classified as current. The Company had $39,304 available under the revolving credit facility at March 31, 2007.

(2) In March 2005, the Company entered into a term loan A, as amended, for $13,250. Term loan A is payable in equal monthly principal installments of $184 through March 1, 2008, and a final installment of unpaid principal on March 31, 2008.

(3) In March 2005, the Company entered into a term loan B, as amended, for $5,000. Term loan B is payable in equal monthly principal installments of $139 through March 1, 2008, and a final installment of unpaid principal on March 31, 2008.

F-21

Borrowings under the revolving credit facility and term loan A and B bear interest at the bank’s reference rate plus margin or the LIBOR rate plus margin. The revolving credit facility and term loans had the following margins at March 31, 2007:

Bank reference rate — revolving credit facility	0%
LIBOR rate — revolving credit facility	2.50%
Bank reference rate — term loans	.50%
LIBOR rate — term loans	3.00%

At March 31, 2007, the bank’s reference rate was 8.25% and the LIBOR rate was 5.39%.

Borrowings under the credit agreement are collateralized by all the Company’s assets and require the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The credit agreement also contains a subjective acceleration clause and cross-default provisions.

(4) In March 2005, the Company entered into a $3,200 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $36 through March 2010. The note bears interest at 6% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions.

(5) In November 2005, the Company entered into a $1,420 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $8 through November 2008. The note bears interest at the bank’s reference rate plus 1% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions.

(6) In February 2006, the Company entered into a $1,580 mortgage promissory term note. The note is payable in equal monthly installments of principal and interest of $9 through February 2009 when remaining principal and interest are due. The note bears interest at the bank’s reference rate plus 1% and is collateralized by the land and building. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions.

(7) In November 2005, the Company entered into a $5,837 equipment promissory term note. The note is due in equal monthly installments of principal and interest of $97 through November 2008. The note bears interest at the bank’s reference rate plus 1% and is collateralized by equipment acquired in the Wire Technology, Inc. transaction. The note includes certain restrictive financial covenants relating to minimum debt service coverage ratio, maximum total leverage ratio, minimum net income, maximum capital expenditures and contains cross-default provisions.

(8) In November 2002, the Company entered into a master lease, as amended, under which the Company may finance a series of individual leases up to $4,500. The individual leases bear interest at various rates ranging between 4.09% and 6.59% and are due in varying monthly payments through October 2009. The master lease requires the Company to meet certain restrictive financial covenants related to minimum fixed charge coverage ratio, maximum total leverage coverage ratio and contains cross-default provisions.

(9) In September 2005, the Company entered into a capital lease obligation for $4,093. The capital lease is payable in equal monthly principal installments of $68 through September 2010 and bears interest at the 30-day LIBOR rate plus 3.75%.

(10) In December 2005, the Company entered into a capital lease obligation for $1,468. The capital lease is payable in equal monthly principal installments of $24 through December 2010 and bears interest at the 30-day LIBOR rate plus 3.75%.

(11) In September 2006, the Company entered into a capital lease obligation for $1,745. The capital lease is payable in equal monthly principal installments of $29 through September 2011 and bears interest at the 30-day LIBOR rate plus 3.40%.

F-22

Subordinated Debt

(12) In March 2005, the Company entered into a senior subordinated term note, as amended, for $10,000. Borrowings under the subordinated term note bear interest at the bank’s reference rate plus 5% and 6% payable-in-kind (“PIK”). The note matures in March 2008. Total accrued PIK interest on March 31, 2007 was $943. The note requires the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The note also contains subjective acceleration and cross-default provisions.

(13) In March 2005, the Company entered into a junior subordinated term note, as amended, for $12,000. Borrowings under the junior subordinated term note bear interest at a fixed rate of 8% and 12% PIK. The note matures in March 24, 2009. Total accrued PIK interest on March 31, 2007 was $3,048. The note requires the Company to meet certain restrictive financial covenants relating to minimum debt service coverage ratio, minimum net income, maximum total leverage ratio, maximum capital expenditures and operating lease commitment. The note also contains subjective acceleration and cross-default provisions.

On April 2, 2007, all outstanding equity interest of the Company were acquired by Coleman Cable, Inc. (“Coleman”) resulting in the payment of all outstanding debt arrangements.

5.	Commitments

The Company leases manufacturing and office facilities from an entity owned by a related party. The lease term extends through December 2013 with an option to renew for two additional five-year periods. Monthly payments under the lease are $54. The lease provides for a fair market value limited purchase option that applies on December 31, 2008, if not previously exercised. Total rent expense was $522 and $456, for the three-month periods ended March 31, 2007 and 2006, respectively, including rent to the entity owned by the related party in the Company of $248 and $247 for the respective periods.

Effective June 15, 2004, the Company subleases a portion of a facility to an unrelated party. The lease term extends through June 14, 2014, with an option to renew for two additional five-year periods. Monthly payments under the sublease are $9.

6.	Contingencies

From time to time, the Company is subject to various legal actions and claims arising during the normal course of operations, including product liability claims. While the outcome of any claims could have a material impact on the Company’s financial results in a particular period, in the opinion of management, the ultimate resolution of any such legal actions and claims will not have a material effect on the Company’s financial position, results of operations or cash flows.

7.	Subsequent Events

On April 2, 2007, the Company sold all the outstanding equity interest of the Company to Coleman Cable, Inc. (“Coleman”) for $213,809, which does not reflect a working capital adjustment of $1,277 to be received by Coleman during the three months ended June 30, 2007.

F-23

16,786,895 Shares
of
Common Stock

PROSPECTUS

          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

SEC Registration fee	$26,942.97
Listing fee for the NASDAQ Global Market	5,000.00
NASD filing fee	25,680
Legal fees and expenses	1,091,000.00
Accounting fees and expenses	454,000.00
Printing and engraving expenses	225,000.00
Blue Sky fees and expenses	5,000.00
Transfer agent and Registrar fees and expenses	3,500.00
Miscellaneous expenses	4,557.03

Total	$1,840,680.00

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful stock repurchases, redemptions or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage.

The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims have based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The charter or By-laws, or the laws of the state of incorporation, of each of CCI Enterprises, Inc., CCI International, Inc., Copperfield, LLC, Oswego Wire Incorporated and Spell Capital Corporation contain similar provisions.

Item 15.	Recent Sales of Unregistered Securities

In the last three years, we have sold and issued the following unregistered securities:

1.	On October 11, 2006, we consummated the 2006 Private Placement in which we issued and sold 8,400,000 shares of our common stock with Friedman, Billings, Ramsey & Co., Inc. acting as initial purchaser and placement agent. A portion of the 2006 Private Placement shares were sold directly by us to “accredited investors” (as defined by Rule 501(a) under the Securities Act) pursuant to an exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The remainder of the shares were sold to the initial purchaser who resold the shares to persons it reasonably believed were “qualified institutional buyers” (as defined by Rule 144A under the Securities Act) or to non-U.S. persons (as defined under Regulation S of the Securities Act). Detailed questionnaires were obtained from our investors in which each investor was required to provide certain information, and representations and warranties, that they met the requirements of being an exempt investor. The initial purchaser, Friedman, Billings, Ramsey & Co., Inc., is experienced in handling exempt offerings of this type, and represented to us in the Purchase/Placement Agreement that it conducted the offering in compliance with particular requirements of the private placement exemption. We also relied on their controls and procedures to ensure that only the appropriate exempt classes of investors were involved in the 2006 Private Placement. For its role as initial purchaser and placement agent, Friedman, Billings, Ramsey & Co., Inc. received a discount equal to seven percent (7%) of the aggregate consideration, or $1.05 per share.

Pursuant to the 2006 Private Placement, we received net proceeds of approximately $115.4 million (after the initial purchaser’s discount, placement fees and other offering expenses). We used approximately $61.4 million of the net proceeds to purchase and retire 4,400,003 shares from our existing shareholders. Of the remaining net proceeds of approximately $54.0 million, we used (i) approximately $52.8 million to repay substantially all of the indebtedness then outstanding under the Revolving Credit Facility and (ii) the remaining $1.2 million for working capital and general corporate purposes. As a result of our sale of 8,400,000 shares, and our repurchase of 4,400,003 shares, the 2006 Private Placement increased the number of our outstanding shares by 3,999,997.

2.	On October 10, 2006, we issued options to purchase 420,000 shares of common stock to certain employees pursuant to our 2006 Stock Incentive Plan. The issuance of these options was exempt from the registration requirements of the Securities Act pursuant to Rule 701.

3.	On October 11, 2006, we issued options to purchase 405,000 shares of common stock to certain executive employees pursuant to our 2006 Stock Incentive Plan. The issuance of these options was exempt from the registration requirements of the Securities Act pursuant to Rule 701.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are included as exhibits to this Registration Statement:

Item No.		Description

1.1		Purchase Agreement dated March 27, 2007 between Coleman Cable, Inc. and Wachovia Capital Markets, LLC, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
2.0	—	Equity Interest Purchase Agreement dated as of March 11, 2007, among Coleman Cable, Inc., the Copperfield Sellers defined therein and, solely with respect to Section 10.10 thereof, the additional signatures thereto, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
3.1	—	Certificate of Incorporation of Coleman Cable, Inc., as filed with the Delaware Secretary of State on October 10, 2006, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
3.2	—	Amended and Restated By-Laws of Coleman Cable, Inc., effective as of October 11, 2006, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
3.3	—	Certificate of Incorporation of CCI Enterprises, Inc., incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.4	—	By-laws of CCI Enterprises, Inc., incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.5	—	Certificate of Incorporation of CCI International, Inc., incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.6	—	By-laws of CCI International, Inc., incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.7	—	Certificate of Organization of Copperfield, LLC, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
3.8	—	Operating Agreement of Copperfield, LLC, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
3.9	—	Certificate of Incorporation of Oswego Wire Incorporated, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.10	—	By-laws of Oswego Wire Incorporated, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
3.11	—	Certificate of Incorporation of Spell Capital Corporation, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
3.12	—	Bylaws of Spell Capital Corporation, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
4.1	—	Registration Rights Agreement dated September 28, 2004 between Coleman Cable, Inc. and Wachovia Capital Markets, LLC, as Initial Purchaser under the Purchase Agreement, incorporated herein by reference to our Form S-4 filed on April 26, 2005.

Item No.		Description

4.2	—	Indenture dated as of September 28, 2004 among Coleman Cable, Inc., the Note Guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as Trustee, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
4.3	—	Registration Rights Agreement, dated October 11, 2006 between Coleman Cable, Inc. and Friedman, Billings, Ramsey & Co., Inc., incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
4.4	—	Shareholders Agreement, dated October 11, 2006 between Coleman Cable, Inc. and its Existing Holders, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
4.5	—	Registration Rights Agreement dated April 2, 2007 between Coleman Cable, Inc. and Wachovia Capital Markets, LLC, as Initial Purchaser under the Purchase Agreement, incorporated herein by reference to our Form S-4 filed on July 13, 2007.
5.1	—	Opinion of Winston & Strawn LLP
10.1	—	Credit Agreement dated as of September 28, 2004 among Coleman Cable, Inc. and certain of its United States Subsidiaries, as Borrowers, the Lenders named therein, Wachovia Bank, National Association, as Administrative Agent, ING Capital LLC and National City Business Credit, Inc., as Syndication Agents, and PNC Bank, National Association and Associated Bank, National Association, as Documentation Agents, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
10.2	—	First Amendment and Waiver to Credit Agreement dated as of September 30, 2004 among Coleman Cable, Inc. and certain of its United States Subsidiaries, as Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
10.3	—	Second Amendment to Credit Agreement dated as of September 30, 2004 among Coleman Cable, Inc. and certain of its United States Subsidiaries, as Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent, incorporated herein by reference to our Form S-4 filed on April 26, 2005.
10.4	—	Lease dated as of September 11, 2003, by and between Panattoni Development Company, LLC and Coleman Cable, Inc., as subsequently assumed by HQ2 Properties, LLC pursuant to an Assignment and Assumption of Lease, dated as of August 15, 2005, amended by First Amendment to Lease, dated as of August 15, 2005, by and between HQ2 Properties, LLC and Coleman Cable, Inc., incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
10.5	—	Third Amendment to Credit Agreement dated as of November 2, 2005 among Coleman Cable, Inc. and certain of its United States Subsidiaries, as Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
10.6	—	Fourth Amendment to Credit Agreement dated as of August 14, 2006, among Coleman Cable, Inc. and certain of its United States Subsidiaries, as Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.7	—	Amended and Restated Credit Agreement dated as of April 2, 2007, among Coleman Cable, Inc. and certain of its U.S. Subsidiaries, as Borrowers, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
10.8	—	Amended and Restated Employment Agreement, dated as of September 1, 2006 by and between Coleman Cable, Inc. and G. Gary Yetman, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.9	—	Amended and Restated Employment Agreement, dated as of September 1, 2006 by and between Coleman Cable, Inc. and Richard N. Burger, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.10	—	Amended and Restated Employment Agreement, dated as of September 1, 2006 by and between Coleman Cable, Inc. and Jeffrey D. Johnston , incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.11	—	Consulting Agreement dated as of October 11, 2006 by and between Coleman Cable, Inc. and David Bistricer, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Item No.		Description

10.12	—	Consulting Agreement dated as of October 11, 2006 by and between Coleman Cable, Inc. and Nachum Stein, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.13	—	2006 Long-Term Incentive Plan, incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.14	—	Form of Non-Qualified Stock Option Agreement Under the 2006 Long-Term Incentive Plan, incorporated herein by reference to our Form S-1 filed on November 16, 2006.
10.15	—	Employment Agreement, dated as of March 9, 2007 by and between Coleman Cable, Inc. and Richard Carr.
10.16	—	Employment Agreement, dated as of March 9, 2007 by and between Coleman Cable, Inc. and Michael Frigo.
21.1	—	Subsidiaries incorporated herein by reference to our Form S-4 filed on July 13, 2007.
23.1	—	Consent of Deloitte & Touche LLP
23.2	—	Consent of PricewaterhouseCoopers LLP
23.3	—	Consent of Winston and Strawn LLP (included in Exhibit 5.1)
24.1	—	Power of Attorney (included on signature page of this filing).

*	To be filed by amendment.

(b) Financial Statement Schedules

See Index to Consolidated Financial Statements

Item 17.	Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove form registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois, on the 6th day of September, 2007.

COLEMAN CABLE, INC.
(Registrant)

By	/s/ G. Gary Yetman
G. Gary Yetman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-1 registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature		Title(s)	Date

By	/s/ G. Gary Yetman G. Gary Yetman	Director, President and Chief Executive Officer	September 6, 2007

By	/s/ Richard N. Burger Richard N. Burger	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 6, 2007

By	* David Bistricer	Director	September 6, 2007

By	* Shmuel D. Levinson	Director	September 6, 2007

By	* James G. London	Director	September 6, 2007

By	* Denis E. Springer	Director	September 6, 2007

By	* Nachum Stein	Director	September 6, 2007

*By	/s/ G. Gary Yetman G. Gary Yetman, as attorney-in-fact		September 6, 2007